  As filed with the Securities and Exchange Commission on March 3, 1999

                                                     Registration No. 333-68761

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             AMENDMENT NO. 2

                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 ROWECOM INC.
            (Exact name of registrant as specified in its charter)

         DELAWARE                    5961                   04-3370008
     (State or other     (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of     Classification Code Numbers)  Identification No.)
     incorporation or
      organization)

                                 RoweCom Inc.
                              725 Concord Avenue
                              Cambridge, MA 02138

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Richard R. Rowe, Ph.D.
                       Chairman of the Board, President
                          and Chief Executive Officer
                                 RoweCom Inc.
                              725 Concord Avenue
                              Cambridge, MA 02138
                                (617) 497-5800

 (Name, address, including zip code, and telephone number, including area code of agent for service)

                                with copies to:

          Brian Keeler, Esq.                Winthrop B. Conrad, Jr., Esq.
        Johan V. Brigham, Esq.                  Davis Polk & Wardwell
           Bingham Dana LLP                     450 Lexington Avenue
          150 Federal Street                  New York, New York 10017
      Boston, Massachusetts 02110                  (212) 450-4000
            (617) 951-8000                  Facsimile No. (212) 450-4800
     Facsimile No. (617) 951-8736

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

                            Dated March 3, 1999

Prospectus

3,100,000 Shares

Common Stock
(Par value $.01 per share)

RoweCom Inc. is offering 3,100,000 shares of its common stock. This is our initial public offering and no public market currently exists for our common stock. We estimate that the initial public offering price will be between $12 and $14 per share.

We have filed an application to qualify the common stock for quotation on the Nasdaq National Market under the symbol "ROWE."

Investing in the common stock involves risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

----------------------------------------------
                      Underwriting
                      Discounts and   Proceeds
           Price to   other Estimated to
           Public     Offering Costs  Company
----------------------------------------------
Per Share  $                $         $
----------------------------------------------
Total      $                $         $
----------------------------------------------

RoweCom has granted the underwriters the right to purchase up to an additional 465,000 shares of common stock to cover overallotments.

J.P. Morgan & Co.

            CIBC Oppenheimer

                                                   Volpe Brown Whelan & Company


       , 1999

                                      ART




[Heading which reads "Connecting businesses with the world's most comprehensive Internet source of books and subscriptions." On the left hand side, a column of artwork depicting individuals in a corporate environment, captioned "Business and Employees." On the right hand side, a column of various magazine covers, captioned "Books and Subscriptions." Both columns have arrows pointing towards a center circle which reads "RoweCom Business to Business e-commerce." Below are corporate logos with the caption "Strategic Alliances and Partners."]




[A listing of selected clients grouped by industry and various control benefits for clients. Artwork depicting the Arthur Andersen kStore home page, an example of a report generated by the kStore, and various magazine covers.]




[A listing of client benefits, such as convenience and cost savings, and publisher benefits. Artwork depicting the kStore Web pages and various magazine covers.]




[Artwork depicting the kStore transaction model with footnotes that describe each step and various magazine covers.]

                               Table of Contents

                                      Page
Prospectus Summary..................    1
Risk Factors........................    4
Forward-looking Statements..........   13
Use of Proceeds.....................   14
Dividend Policy.....................   14
Capitalization......................   15
Dilution............................   16
Selected Financial Information......   17
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   19

                                                                       Page
Business..............................................................  28
Management............................................................  38
Transactions Among Related Parties ...................................  45
Principal Stockholders................................................  47
Description of Capital Stock..........................................  49
Underwriting..........................................................  52
Shares Eligible for Future Sale.......................................  54
Legal Matters.........................................................  55
Experts...............................................................  55
Available Information.................................................  55
Index to Consolidated Financial Statements............................ F-1

                               ----------------

In deciding whether to buy our common stock, you should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. We have included a brief overview of the most significant aspects of the offering itself in the Prospectus Summary. However, individual sections of the prospectus are not complete and do not contain all of the information that you should consider before investing in RoweCom's common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

We intend to furnish to our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

Until         , all dealers that buy, sell or trade RoweCom common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                      (i)

                                Prospectus Summary

RoweCom is the leading business-to-business provider of e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals, books and other printed sources of commercial, scientific and general interest information and analysis. These products are referred to as "knowledge resources" in the information industry and in this prospectus. We offer our clients and their employees easy and convenient access to the largest catalog of such knowledge resources on the Internet. We also provide businesses with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. We target clients in knowledge-intense industries, such as financial and professional services, high technology and healthcare, as well as selected academic and non-profit institutions.

Information has become increasingly critical in most industries. This has been reflected by rapid growth in the quantity and degree of specialization of knowledge resources, as well as in the number of employees utilizing such resources. As a result, businesses are spending increasingly significant amounts on knowledge resources. In addition, many individual employees purchase knowledge resources directly from publishers or through consumer online services rather than through a corporate library or centralized purchasing group. Despite these changes, the means by which most businesses and institutions acquire knowledge resources has not evolved significantly and still involves a manually intensive, paper based process.

RoweCom's flagship product, the kStore(TM), addresses these problems by facilitating decentralized purchasing of knowledge resources by businesses and their employees while at the same time giving management the tools required to effectively control knowledge resource purchases. The kStore provides businesses with a single comprehensive source for the purchase of knowledge resources, and allows individual employees to find, order, and pay for knowledge resources quickly and conveniently. At the same time, the kStore provides managers with detailed reports of knowledge resource purchases by their employees, permits them to institute customized approval procedures, and reduces the costs of purchasing knowledge resources.

RoweCom has grown rapidly since it began operations in 1994. RoweCom's revenues have increased from $3.1 million in 1996 to $19.1 million in 1998. Most of this growth has resulted from our direct selling efforts, which we intend to expand. We have also increased the number of distribution channels available to us and rapidly increased the size of our catalog through strategic alliances with content providers and knowledge resource marketers. In August 1998, we entered into a five-year agreement with barnesandnoble.com to combine and jointly market our respective catalogs to business customers. We have also entered into strategic alliances with NewSub Services, Intelisys Commerce and Publications Research Group. These alliances generally allow us to share content with our strategic partners, market one another's catalogs of knowledge resource titles and share revenue. We plan to continue to pursue additional strategic alliances.

We intend to maintain and strengthen our position as the leading business-to-business provider of e-commerce solutions for purchasing and managing the acquisition of knowledge resources. Key elements of our strategy include:

  . Increasing our client base and the number of individuals accessing the kStore from desktop computers at existing clients.

  . Increasing the content and functionality of the kStore.

  . Developing additional strategic alliances to increase our channels of distribution and available content.

  . Enhancing the kStore's brand recognition through Web based advertising, traditional advertising and attendance and presentations at major trade shows.

  . Expanding internationally through alliances with, or acquisitions of, foreign content providers.

In seeking to maintain and strengthen our competitive position, we face a number of important challenges. Our business is not yet profitable--we had an accumulated deficit of $13.9 million at December 31, 1998--and we need to increase sales significantly if we are to become profitable. In addition, we have not yet faced significant competition in the e-commerce, business-to-business market from any other company providing a similar package of knowledge resource content and management tools. We expect that such competition may emerge in 1999 and could adversely affect our growth. For a discussion of risks of investing in our common stock, see "Risk Factors," beginning on page 4.

                                  The Offering

 Common Stock Offered......................... 3,100,000 shares
 Common Stock Outstanding after the Offering.. 9,630,416 shares
 Over-allotment Option........................ 465,000 shares
 Use of Proceeds.............................. Assuming an initial public offering price of $13 per share,
                                               the mid-point of the range set
                                               forth on the cover page of this
                                               prospectus, RoweCom will receive
                                               net proceeds from this offering,
                                               after deducting expenses, of
                                               approximately $36.7 million, or
                                               $42.3 million if the
                                               underwriters purchase all of the
                                               shares they are entitled to
                                               purchase to cover over-
                                               allotments. See "Underwriting."
                                               We intend to use these proceeds
                                               for working capital and general
                                               corporate purposes. See "Use of
                                               Proceeds."
 Proposed Nasdaq National Market Symbol....... "ROWE"

Unless otherwise indicated, the share information in the table above excludes up to 465,000 shares that may be issued to the underwriters to cover over-allotments. See "Underwriting."

The table reflects 5,004,236 shares of common stock issuable upon the consummation of this offering as a result of the conversion of all outstanding shares of all series of preferred stock of RoweCom, and the exercise of all outstanding stock purchase warrants. See "Transactions Among Related Parties" and "Principal Stockholders."

The table excludes 2,018,687 shares reserved for future issuance under RoweCom's stock option and stock purchase plans and other options granted outside of such plans. We have granted options to purchase 602,966 of such shares and 163,584 of such options will be exercisable upon consummation of this offering. See "Capitalization" and "Management--Stock Incentive Plans."

All references to shares of common stock in this prospectus reflect the impact of a .34905-for-1 reverse stock split of the common stock declared by RoweCom's board of directors on February 8, 1999.

                                --------------

Our principal executive office is located at 725 Concord Avenue, Cambridge, Massachusetts 02138 and our telephone number is 617-497-5800. Our corporate Web site address is http://www.rowe.com. Information contained on our Web site is not part of this prospectus.

                         Summary Financial Information

The following table contains summary consolidated financial data of RoweCom which should be read together with RoweCom's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Pro forma per share amounts in the table below reflect the common stock outstanding during each period plus the common stock to be issued at the closing of this offering in connection with the conversion of preferred stock and the exercise of warrants. For a more complete explanation of how pro forma per share amounts have been calculated, you should read "Selected Financial Information."

The "Pro forma as adjusted" column in the second table below reflects the conversion of preferred stock and exercise of warrants described above plus the sale by RoweCom of 3,100,000 shares of common stock at an assumed initial public offering price of $13 per share, the mid-point of the range set forth on the cover page of this prospectus. For a more complete explanation of how the amounts in the "Pro forma as adjusted" column were calculated, you should read "Selected Financial Information."

                                   ----------------------------------------------
                                             Year Ended December 31,
                                   ----------------------------------------------
                                         1995        1996        1997        1998
                                   ----------  ----------  ----------  ----------
Dollars in thousands, except per
 share data
Statement of Operations Data:
Revenues.......................... $      324  $    3,116  $   12,890  $   19,053
Cost of revenues..................        323       3,083      12,701      18,736
                                   ----------  ----------  ----------  ----------
    Gross profit..................          1          33         189         317
Operating expenses:
 Sales and marketing..............        259         585       2,035       4,817
 Research and development.........        149         532         584       1,631
 General and administrative.......        171         351         751       1,561
                                   ----------  ----------  ----------  ----------
  Total operating expenses........        579       1,468       3,370       8,009
                                   ----------  ----------  ----------  ----------
    Loss from operations..........       (578)     (1,435)     (3,181)     (7,692)
Interest and other income, net....          1           1          64         172
                                   ----------  ----------  ----------  ----------
    Loss before income taxes......       (577)     (1,434)     (3,117)     (7,520)
Provision for income taxes........          8          16         137         109
                                   ----------  ----------  ----------  ----------
    Net loss...................... $     (585) $   (1,450) $   (3,254) $   (7,629)
                                   ==========  ==========  ==========  ==========
Basic and diluted pro forma net
 loss per share...................        --          --          --   $    (1.87)
Shares used in pro forma net loss
 per share calculation............                                      4,077,075

                               ------------------------------------------------
                                                    As of December 31, 1998
                                                   ----------------------------
                               As of December 31,                    Pro Forma
                                             1997      Actual      as adjusted
                               ------------------  ------------  --------------
Dollars in thousands
Consolidated Balance Sheet
 Data:
Working capital...............            $   185  $     15,447        $52,326
Total assets..................              2,108        20,284         57,163
Redeemable preferred stock....              4,298        28,423            --
Total stockholders' (deficit)
 equity.......................             (3,768)      (12,251)        53,051

                                  Risk Factors

You should carefully consider the risks described below before deciding to purchase shares of common stock. Although we believe that the risks and uncertainties described below are the material risks currently facing our company, such risks and uncertainties are not the only ones that we will face. If any of the following risks occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus. See "Forward-looking Statements."

Risks Particular to RoweCom

We have had an extremely limited operating history and are subject to the risks of start-up companies.

We began operations in 1994, did not generate significant revenues until March 1996 and began offering the kStore, our flagship product, in June 1997. Consequently, we have an extremely limited operating history and our prospects are subject to the risks and uncertainties frequently encountered by start-up companies, particularly in the new and rapidly evolving markets for Internet products and services. These risks include:

  . the failure to maintain our leadership position through enhancement of our services and catalog of magazines, newspapers, journals, books and other knowledge resources;

  . the failure to significantly and rapidly increase our client base;

  . the development by competitors of services similar or superior to the services we offer;

  . the failure to increase penetration of our existing client base;

  . the failure of businesses to widely adopt intranets and the Internet as means for purchasing subscriptions and books; and

  . the inability to identify, attract, retain and motivate qualified personnel.

We may not be successful in addressing these risks and our failure to do so could have a material adverse effect on our future results of operations and financial condition.

We have a history of losses and will probably continue to incur net losses.

We have not achieved profitability on a quarterly or annual basis to date and anticipate that we will continue to incur net losses for at least the near to medium term. As of December 31, 1998, we had an accumulated deficit of $13.9 million. Although we have experienced revenue growth in recent periods, our revenues may not continue at their current level or increase in the future. We establish our expenditure levels for product development, sales and marketing and other operating expenses based, in large part, on expected future revenues. We currently expect to increase our operating expenses significantly in connection with expansion of our sales and marketing operations and continued development of our services and catalog. To the extent that these expenses are not promptly followed by increased revenues, our future results of operations and financial condition could be materially and adversely affected.

Our growth in revenue is not a reliable indicator of our prospects.

Our extremely limited operating history and the uncertain nature of the markets in which we compete make the prediction of future results of operations difficult or impossible. Therefore, our recent revenue growth should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. We believe that period-to-period comparisons of our results should not be relied upon as an indication of future performance.

We currently receive substantially all of our revenues from a single product-- the kStore.

We currently derive substantially all of our revenues from the kStore and we expect that kStore-related revenues will continue to account for a significant portion of our revenues for the foreseeable future. A decline in demand for the kStore or the inability of the kStore to penetrate new markets as a result of competition, technological change or other factors would have a material adverse effect on our future results of operations and financial condition.

Our prospects depend in part on the success of our strategic alliance with barnesandnoble.com.

In August 1998, we entered into a strategic alliance agreement with barnesandnoble.com llc. We are depending on this alliance for access to a broad catalog of books to which we would not otherwise have access on comparable terms. If this alliance does not generate significant levels of revenue, our prospects would be adversely affected to a material extent. We have only recently begun to put the alliance into practice and its benefits to RoweCom have yet to be established. Under the agreement with barnesandnoble.com, we are able to sell barnesandnoble.com's catalog of books and they are able to sell our catalog of knowledge resources. For a description of the agreement, see "Business--Strategic Alliances--barnesandnoble.com Relationship." The agreement expires in five years, or may be terminated earlier by one or both of the parties under certain circumstances, such as:

  .failure to agree upon a development plan on schedule;

  .material breach of the agreement;

  .change of control other than an initial public offering by either party;
  or

  .failure to meet minimum sales targets.

Because we have only recently entered into this agreement, we cannot be sure that the agreement will prove beneficial to us. In particular, we cannot be sure that the barnesandnoble.com Business Solutions service, which commenced operations in third quarter of 1998 and currently has a limited client base, will generate a sufficient number of sales to make the strategic alliance beneficial to RoweCom as a distribution channel. In addition, we cannot be certain that the agreement will not be terminated prior to the initial five-year term or renewed after five years. We have agreed with barnesandnoble.com on two occasions to extend the deadline to agree upon a development plan. In the event the agreement is terminated or not renewed, it is possible that we will not be able to develop a relationship with another company to obtain access on comparable terms to the catalog of books currently provided by barnesandnoble.com. If the agreement is terminated or we are unable to renew the agreement or otherwise obtain access to such content on acceptable terms, our future financial results could be materially adversely affected.

We depend in part on unproven strategic alliances for growth.

We have recently entered into several other important strategic alliances and our prospects depend significantly upon the development of these relationships. These relationships are described under "Business--Strategic Alliances." If these and any future strategic relationships into which we are able to enter do not generate significant levels of revenue, or are terminated or expire, our ability to become profitable could be adversely affected to a material extent. We intend to continue to actively seek strategic partners and are relying on such partnerships to generate a significant portion of RoweCom's growth in the medium term. RoweCom's current strategic relationships are new and as yet unproven.

If our marketing and content arrangements with our strategic partners were lessened, curtailed, or otherwise modified, we might not be able to replace or supplement such marketing efforts or the content provided by such partners alone or with other companies. If these partners, which do not currently compete with us, were to reduce their joint marketing activities with us, further develop and market their own business-to-business service for purchasing and managing the acquisition of subscriptions and books, or market such services developed by a competitor, our business, results of operations and financial condition would be materially and adversely affected.

Our prospects depend on our ability to succeed against intense competition in the knowledge resource sales market.

The market for the sale of magazines, newspapers, journals, books and other knowledge resources to businesses is intensely and increasingly competitive. We cannot be certain that we will maintain our competitive position against current and potential competitors, especially the significant number of such competitors with greater name recognition and client bases and greater financial, marketing, service, support, technical and other resources than we have.

We have not yet had significant direct competition from other companies offering a service for purchasing and managing the acquisition of subscriptions and books with management control features comparable to those of the kStore. However, we expect that such competition will develop in the short term and it may have an adverse impact on our business. Many of our competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements, and to devote greater resources to the development, promotion and sale of their service than we can. It is possible that our current or potential competitors will develop Internet-based services superior to those we have developed or adapt more quickly than we have to new technologies, evolving industry trends or changes in client requirements. Our market is still evolving and we cannot be certain that we will be able to compete successfully with current or future competitors, or that competitive pressures faced by us will not have a material adverse effect on our future results of operations and financial condition. See "Business-- Competition in the Knowledge Resource Industry."

We rely on a small number of clients and industries for substantially all of our revenues.

A small number of our clients account for a substantial amount of our revenues. Any failure by one or more of these clients to purchase knowledge resources through the kStore could have a material adverse effect on our results of operations and financial condition. Our five largest clients accounted for 32.3% and 29.4% of our revenues in 1997 and 1998, respectively. Our revenues also are highly concentrated in a small number of industries. Clients in the high technology sector were responsible for 26.6% of our revenues in 1998 and 17.6% in 1997. Clients in the health services sector were responsible for 31.0% of revenues in 1998 and 33.2% in 1997. We cannot be certain that our top five clients, or other clients, will continue to purchase knowledge resources through the kStore or any other RoweCom service. In addition, our dependence on clients in the high technology and health services sectors makes us vulnerable to downturns in those sectors. Such a downturn could lead our clients in those sectors to reduce their level of knowledge resource purchases, which could have a material adverse effect on our financial condition and results of operations.

We depend on Reed Elsevier to supply us with a substantial number of the knowledge resources we sell.

The primary supplier of the magazines and journals whose subscriptions we sell is Reed Elsevier, which supplied titles accounting for 24.0% and 23.3% of our sales in 1997 and 1998, respectively. We currently do not have a contract with Reed Elsevier. If Reed Elsevier stops offering us knowledge resources on favorable terms, we may not be able to offer clients competitive prices on their orders. If Reed Elsevier were to cease to provide us with knowledge resources, it would not be possible to obtain replacements for many of the titles Reed Elsevier publishes at a comparable price, if at all, from another supplier. Either of these events could have a material adverse effect on our financial condition and results of operations. Similarly, if any of the other publishers with whom we do business decided not to provide us with knowledge resources or decided to stop providing us with knowledge resources on favorable terms, it could have a material adverse effect on our financial condition and results of operations.

Our quarterly revenues are likely to fluctuate, which may have an impact on our stock price.

Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. As a result, our operating results may fall below market analysts' expectations in some future quarters, which could have a material adverse effect on the market price of our stock. Delays in client orders can cause RoweCom's revenues and results of operations to significantly fluctuate from period to period. Quarterly fluctuations may also result from factors such as:

  . penetration of our existing clients;

  . obtaining new accounts;

  . changes in our operating expenses;

  . changes in the mix of knowledge resources sold;

  . increased competition; and

  . general economic factors.

Based upon all of these factors, we believe that quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Results of Operations."

We may not be able to expand our catalog of knowledge resources.

One of the key elements of our strategy is to continue to expand our catalog of knowledge resources. We gain content both through entrance into strategic alliances and through contact with various publishers as we receive particular requests from clients. There can be no assurance that we will be able to continue to gain available content through strategic alliances or directly from publishers. In the event that we are unable to continue to increase our available content, we may:

  . be at a competitive disadvantage with respect to competitors that may compile greater libraries of available titles;

  . lose clients that rely upon us as a single-source of knowledge resources;
    and

  . be unable to increase the amount of revenue that is otherwise generated from particular clients.

Any of these effects could have a material adverse effect on our future results of operations and financial condition.

We may not be able to establish the value of a brand name.

We believe that establishing and maintaining the goodwill associated with our brand name is a critical aspect of attracting and expanding our client base, as well as of maintaining and building upon the competitive advantage of being the first company to provide businesses with an Internet-based subscription and book procurement system. We have not yet developed a strong brand name and if we fail to do so it could have a material adverse impact on our business. The importance of brand recognition will increase with competition. Promotion and enhancement of the kStore brand will depend largely on our success in continuing to provide high quality services, which cannot be assured. If users do not perceive the kStore to be comprehensive and of high quality, or if we introduce new features, or enter into new business ventures that are not favorably received by users, we will risk diluting the value of our brand name. If we are unable to provide high quality services, or otherwise fail to promote and maintain our brand name, or if we incur excessive expenses in an attempt to improve our services, or promote and maintain our brand name, our future results of operations and financial condition could be materially and adversely affected.

Our future success currently depends on the services of a small number of key personnel.

Our future operating results depend in significant part upon the continued services of a relatively small number of key technical and senior management personnel, particularly Dr. Richard Rowe, our Chairman, President and Chief Executive Officer. In addition our future results will depend significantly upon the following key technical, sales and managerial employees:

  . Louis Hernandez, Jr., Executive Vice President and Chief Financial
    Officer;

  . Steven Woit, Vice President, Content;

  . Walter Crosby, Vice President and Chief Technical Officer; and

  . Stephen Vozella, Vice President, Fulfillment.

There can be no assurance that we will retain our key employees or that we will be successful in attracting, assimilating and retaining other highly qualified technical, sales and managerial personnel in the future. The loss of any of our key technical, sales and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on our future results of operations and financial condition. See "Business--Employees."

We may have trouble expanding internationally

A part of our strategy is to expand into foreign markets. To date, we have had only very limited experience in developing localized versions of our services and in marketing and operating our services internationally. It may be difficult for us to do so successfully in the future. In order to expand overseas we intend to enter into relationships with foreign business partners. We may experience difficulty in managing international operations because of distance, as well as language and cultural differences, and there can be no assurance that we or our future foreign business associates will be able to successfully market and operate our services in foreign markets. We also believe that, in light of substantial anticipated competition, it will be necessary to implement our business strategy quickly in international markets to obtain a significant share of the market. In addition, we do not currently have the content necessary to conduct operations in many foreign markets. We will be unlikely to be able to penetrate such markets unless we gain such content, either through partnerships with publishers or other content-providers in such markets, or possibly through acquisitions.

We may lose clients if our systems fail.

The performance of our computer and telecommunications equipment is critical to our reputation and achieving market acceptance of our services. Any system failure, including network, software or hardware failure, that causes interruption or an increase in response time of our online services could result in decreased usage of our services. If such failures occur often, it could reduce the attractiveness of our services to our users. An increase in the volume of the kStore orders could strain the capacity of the hardware employed by us, which could lead to slower response time or system failures. Our operations are also dependent in part upon our ability to protect our operating systems against physical damage from acts of God, power loss, telecommunications failures, physical break-ins and similar events. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of our services, which could have a material adverse effect on our future financial results. Our property and business interruption insurance may not be adequate to compensate us for all losses that may occur.

All of our computer and telecommunications equipment is located at our network facility in London, Ontario. We currently have no backup systems at other sites. Accordingly, there is a significant risk to our operations from a natural disaster or system failure at our London facility. We currently anticipate that we will establish redundant systems in our Cambridge, Massachusetts headquarters, or elsewhere, upon consummation of the offering. There can be no assurances, however, that any such back-up systems will be online soon after consummation of the offering, or at all.

We may not be able to provide services if the systems that we rely upon are not Year 2000 compliant.

We are currently undergoing efforts to ensure that all business systems owned or operated by us or by third parties, the failure of which would directly and adversely affect our ability to provide our services or otherwise affect revenues, safety or reliability for such a period of time as to lead to unrecoverable consequences, will not fail or make miscalculations as a result of the Year 2000 date change. Although we believe that most of our in-house and licensed information technology, including our production systems and accounting software, will not be affected by the Year 2000 date change, we cannot be certain that the production systems of many of our strategic business partners or the publishers from whom we purchase the newspapers, magazines, journals and books that we sell to clients will not be adversely affected by the Year 2000 date change. For a more complete discussion of the Year 2000 issue, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue on Operations and Financial Condition of RoweCom."

Our revenues are seasonal in nature.

We have historically experienced seasonal fluctuations in revenues because substantially all of our revenues have been generated in the fourth quarter of each year when most subscriptions are purchased or renewed by our clients. This pattern may be expected to continue, and interim results of financial operations within any fiscal year cannot be expected to be representative. As a strategic response to the concentration of orders in the fourth quarter, we may from time to time make pricing, servicing or marketing decisions that could have a material adverse effect on our future financial results.

Our success depends on our ability to continuously enhance our product offerings.

Our future success will depend on our ability to enhance our current products and to continue to develop and introduce new products and services that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving client requirements and otherwise achieve market acceptance. In particular, we believe that our future success will be dependent, in large part, upon market acceptance of the most recent version of the kStore. We cannot be certain that we will be successful in developing and marketing on a timely and cost-effective basis future services or service enhancements, or offer new services that respond to technological advances. Any failure by us to anticipate or respond adequately to changes in technology and client preferences, or any significant delays in other development efforts, could have a material adverse effect on our future results of operations and financial condition.

Future acquisitions could harm our business.

We evaluate potential acquisitions on an ongoing basis. Acquisitions pose many risks, including that:

  . we may not be able to compete successfully for available acquisition candidates, complete future acquisitions or accurately estimate the financial effect on our company of any businesses we acquire,

  . future acquisitions may require us to spend significant cash amounts or may decrease our operating income,

  . we may have trouble integrating the acquired business and retaining personnel,

  . acquisitions may disrupt our business and distract our management from other responsibilities, and

  . to the extent that any of the companies which we acquire fail, our business could be harmed.

We may have difficulty in managing growth.

Our business has grown rapidly in the last four years and must continue to do so in order for us to become profitable. Total revenues have increased from $324,000 in 1995 to $19.1 million in 1998, the number of our employees has grown from 9 at December 31, 1995 to 101 at December 31, 1998, and the scope of our operating and financial systems has expanded significantly. This recent rapid growth has placed and, if sustained, will continue to place, a significant strain on our management and operations. Accordingly, our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve our operational, client support and financial control systems, and effectively expand, train and manage our employee base. We cannot be certain that we will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on our future results of operations and financial condition.

Risks Typical of E-Commerce Companies

The possible slow adoption of Internet and intranet solutions by businesses may harm our prospects.

In order for us to be successful, intranets must continue to be adopted by businesses as the means of making information and electronic services available to employees. In addition, the Internet must continue to be adopted as an important means of buying and selling products and services. Because intranet and Internet usage is continuing to evolve, it is difficult to estimate with any assurance the size of this market and its growth rate, if any. To date, many businesses have been deterred from utilizing intranets and the Internet for a number of reasons, including:

  .security concerns;

  .limited access to the corporate intranet;

  .lack of availability of cost-effective, high-speed service;

  .inconsistent quality of service;

  .potentially inadequate development of network infrastructure;

  .the inability to integrate business applications on these networks; and

  .the need to operate with multiple and frequently incompatible products.

Businesses may not broadly accept electronic procurement of knowledge resources, which could limit possible growth in our revenues.

Even if the Internet and intranets are widely adopted, the adoption of these networks for book and subscription procurement, particularly by companies that have relied on traditional means of procurement, will require broad acceptance of the new approach. In addition, companies that have already invested substantial resources in traditional methods of procurement may be reluctant to adopt a new strategy. See "Business--Industry Overview."

The Internet may not be able to accommodate growth in e-commerce for companies such as RoweCom.

We depend upon the Internet to conduct our business and any problems in the functioning of the Internet could adversely affect our business. To the extent that the Internet continues to experience significant growth in the number of users, their frequency of use or their speed and quality-of-service requirements, it is possible that the infrastructure for the Internet will not be able to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and RoweCom's services in particular. If the infrastructure for the Internet does not effectively support growth that may occur, our future financial results will be materially adversely affected. Even if the required Internet infrastructure, standards and protocols are developed, we may be required to incur substantial expenditures in order to adapt our services to changing or emerging technologies, which could have a material adverse effect on our future results of operations and financial condition.

Potential imposition of government regulation on e-commerce and legal uncertainties could limit our growth.

Few laws or regulations currently are directly applicable to access to or commerce on the Internet and we are not subject to direct government regulation, other than regulations applicable to businesses generally. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase the cost of our doing business or otherwise have a material adverse effect on our future results of operations and financial condition. A number of legislative and regulatory proposals relating to Internet commerce are under consideration by federal, state, local and foreign governments and, as a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, pricing, quality of products and services and intellectual property ownership. There is also uncertainty as to how existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation.

The imposition of possible sales tax and other tax obligations on e-commerce could limit our growth.

We do not collect sales or other similar taxes when we sell books and subscriptions. If one or more states or any foreign country were to require that we collect sales or other taxes on the sale of books and subscriptions through our system, it could have a material adverse effect on our future financial results.

A number of proposals have been made at the state and local level that would impose taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our future results of operation and financial condition.

A law imposing a three-year moratorium on new taxes on Internet-based transactions has recently been enacted in the US. This moratorium relates to new taxes on Internet access fees and state taxes on e-commerce that discriminate against out-of-state Web sites. Sales or use taxes imposed by those buying or selling products or services over the Internet will not be affected by this moratorium. We have not yet been able to determine how we will be affected by this moratorium. To the extent that the moratorium provides a material benefit, its expiration after three years could have a material adverse effect on our financial condition and results of operations.

Possible e-commerce security breaches could harm our business.

We rely on encryption and authentication technology to effect secure transmission of confidential information, such as payment instruction sets. It is possible that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will result in a compromise or breach of the codes used by us to protect client transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and future results of operations and financial condition, and expose us to a risk of loss or litigation and possible liability. It is possible that our security measures will not prevent security breaches.

Possible infringement of intellectual property rights could harm our business.

Legal standards relating to the protection of intellectual property rights in Internet-related industries are uncertain and still evolving. As a result, the future viability or value of our intellectual property rights, as well as those of other companies in the Internet industry, is unknown. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any such infringement or misappropriation could have a material adverse effect on our future financial results. In addition, we cannot be certain that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

Risks Relating to the Offering

After the offering, we will continue to be controlled by existing stockholders.

Upon completion of this offering, the principal stockholders listed under "Principal Stockholders" will beneficially own approximately 53.97% of our outstanding common stock, and 51.50% if the underwriters' over-allotment option is exercised in full. Consequently, such persons, as a group, will be able to control the outcome of all matters submitted for stockholder action, including the election of members to our board of directors and the approval of significant change-in-control transactions. Therefore, they will effectively control our management and affairs. This may have the effect of delaying or preventing a change in control. See "Management" and "Principal Stockholders."

We will not pay dividends for the foreseeable future.

We anticipate that earnings, if any, will be retained for the development of our business and that no cash dividends will be declared on the common stock for the foreseeable future. RoweCom's loan agreement with Imperial Bank also prohibits the payment of dividends. See "Dividend Policy."

There will be immediate and substantial dilution to new investors in this offering.

The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock will be immediately after the offering. Any common stock you purchase in the offering will have a post-offering net tangible book value per share of $7.55 less than the price you paid for the share, assuming an initial public offering price of $13 per share, the mid-point of the range set forth on the cover page of this prospectus. See "Dilution."

Our stock price may decline after the offering and may be volatile in the future.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between the underwriters and us, and may not be indicative of our future market prices. As a result, you may not be able to resell any shares you buy from us at or above the initial public offering price due to a number of factors, including:

  .  actual or anticipated fluctuations in our operating results;

  . changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

  . announcement of new products or product enhancements by us or our competitors;

  .  technological innovations by us or our competitors; and

  .  the operating and stock price performance of other comparable companies.

In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. In particular, the stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the common stock.

You should read the "Underwriting" section for a more complete discussion of the factors to be considered in determining the initial public offering price.

Sales of outstanding common stock may depress the stock price after the offering.

A substantial number of shares of our common stock could be sold into the public market after this offering. The occurrence of such sales, or the perception that such sales could occur, could materially and adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities. After this offering, we will have outstanding 9,630,416 shares of common stock, or 10,095,416 shares if the underwriters exercise their option to purchase additional shares of common stock in the offering. We have also reserved an additional 2,018,687 shares of common stock for issuance under our stock option and stock purchase plans and under other stock option agreements. Options to purchase 602,966 of these shares have been issued, of which 163,584 will be exercisable upon the consummation of this offering.

The 3,100,000 shares of common stock being sold in this offering will be freely transferable under the securities laws immediately after issuance, except for any shares sold to "affiliates" of RoweCom. We intend to register for resale the shares of common stock reserved for issuance under our stock option and stock purchase plans approximately 180 days after the date of this prospectus. In addition, certain stockholders have agreed under written "lock-up" agreements that, for a period of 180 days from the date of this prospectus, they will not sell their shares. As a result, upon the expiration of the lock-up agreements 180 days after the date of this prospectus, 4,901,315 shares of common stock will be eligible for sale subject, in most cases, to certain volume and other restrictions under the Federal securities laws. The remaining 1,629,101 shares of common stock will become eligible for resale under the Federal securities laws on the first anniversary of their respective dates of issuance, beginning on December 11, 1999. See "Management--Stock Incentive Plans" and "Shares Eligible for Future Sale."

We and shareholders who will hold in the aggregate 5,599,705 shares of common stock upon the consummation of this offering have entered into a registration rights agreement which requires us to include shares of common stock held by such shareholders in registered offerings of common stock made by us in the future.

                           Forward-looking Statements

This prospectus contains forward-looking statements based on current expectations, estimates and projections with respect to RoweCom and our industry. These statements include:

  . forecasts of growth in the business-to-business market for business information, magazines, newspapers, journals, books and other knowledge resources, growth in business-to-business e-commerce, and growth in the number of professional workers relying on knowledge resources;

  . statements regarding RoweCom's preparedness for the Year 2000 date change and trends in RoweCom's sales, expense levels, and liquidity and capital resources;

  .  statements relating to potential gross margin growth;

  . statements regarding RoweCom's plans for international growth, including in Canada; and

  . other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

These forward-looking statements involve risks and uncertainties, both known and unknown, and actual results may differ materially from those anticipated or expressed in such statements. Potential risks and uncertainties include those described in this prospectus under "Risk Factors," which begin on page 4, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which begin on page 19. The forecasts of growth referred to above are also based on a number of additional assumptions, including that:

  .  the worldwide economy will resume its expansion;

  . the number of people online and the total number of additional hours spent online will increase significantly over the next three years;

  . advances in database technology will stimulate greater demand for information; and

  . spending on electronically delivered information will increase significantly.

If any one or more of the preceding assumptions turns out to be incorrect, or one or more of the risks identified in "Risk Factors" occurs, actual growth may be materially different from that forecasted. Accordingly, there can be no assurance that the business-to-business market for business information, magazines, newspapers, journals, books and other knowledge resources, business-to-business Internet commerce, or the number of professional workers relying on knowledge resources will grow over the next three years at the rates forecasted or at all. Lack of growth at the forecasted rates may have a material adverse impact on our future results of operations and financial condition.

Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                Use of Proceeds

Assuming an initial public offering price of $13 per share, which is the mid-point of the range set forth on the cover of this prospectus, RoweCom will receive approximately $36.7 million from the sale of common stock in this offering, or $42.3 million if the underwriters' over-allotment option is exercised in full. These amounts are net of estimated underwriting discounts and commissions, and estimated offering expenses of $800,000 payable by RoweCom.

The principal purposes of this offering are to:

  . finance the expansion of RoweCom's business and to increase available working capital;

  .  create a public market for the common stock;

  .  facilitate future access by RoweCom to public equity markets; and

  .  increase the visibility of RoweCom in the marketplace.

RoweCom currently intends to use:

  . about 30-60% of the net proceeds of this offering to increase sales and marketing efforts; and

  . about 20-30% of the net proceeds of this offering to develop increased functionality for the kStore, increase content available through the kStore by increasing our content acquisition staff, and enhance our technical infrastructure, including by developing redundant systems.

We intend to use the balance of the net proceeds of the offering for working capital and general corporate purposes, including making capital expenditures in the ordinary course of our business. We may also apply a portion of the net proceeds of the offering to acquire businesses, products and technologies that are complementary to ours. Although we have not identified any specific businesses, products or technologies that we may acquire and have not entered into any current agreements or negotiations with respect to any such transactions, we evaluate such opportunities from time to time. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.

                                Dividend Policy

RoweCom has never declared or paid any cash dividends on its capital stock and does not intend to pay any cash dividends on its common stock for the foreseeable future. Future dividends, if any, will be determined by the board of directors. Under our loan agreement with Imperial Bank, we are prohibited from paying dividends while the loan agreement is in effect.

                                 Capitalization

The following table sets forth the capitalization of RoweCom as of December 31, 1998 on an actual basis, and on a pro forma as adjusted basis after giving effect to:

  . The exchange of 1,611,568 shares of the Class A Preferred Stock and 1,186,240 shares of the Class B Preferred Stock of RoweCom's subsidiary, Rowe Communications Ltd. ("RoweCom Canada") into 3,163,306 shares of Class A-1 Preferred Stock of RoweCom and 1,186,240 shares of Class B Preferred Stock of RoweCom, respectively;

  . The conversion of 161,289 shares of Class A Preferred Stock, 3,163,306 shares of Class A-1 Preferred Stock, 6,326,610 shares of Class B Preferred Stock and 4,586,599 shares of Class C Preferred Stock of RoweCom into an aggregate of 4,969,705 shares of common stock;

  . The exercise or net exercise of all outstanding stock purchase warrants for 34,531 shares of common stock; and

  . the sale by RoweCom of 3,100,000 shares of common stock in this offering at an assumed initial public offering price of $13 per share, the mid-point of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions, and estimated offering expenses of $800,000 payable by RoweCom.

The pro forma, as adjusted amounts included in the table below do not include 602,966 shares of common stock issuable upon the exercise of options outstanding on the date of this prospectus at a weighted average exercise price of $3.21 per share, and 1,415,721 additional shares of common stock reserved for issuance under RoweCom's stock option and stock purchase plans.

This information should be read in conjunction with RoweCom's consolidated financial statements and related notes appearing elsewhere in this prospectus, as well as the information appearing under "Transactions Among Related Parties" and "Management--Stock Incentive Plans."

                                                  ---------------------------
                                                  As of December 31, 1998
                                                  ---------------------------
                                                                   Pro Forma
                                                      Actual     as adjusted(3)
                                                  -----------  --------------
Dollars in thousands, except per share data
Redeemable Convertible Preferred Stock:
  Class A Preferred Stock, $.01 par value per
   share; 1,772,857 shares issued and
   outstanding; 0 shares issued and outstanding,
   as adjusted(1)................................ $     4,637           --
  Class B Preferred Stock, $.01 par value per
   share; 6,326,610 shares issued and
   outstanding; 0 shares issued and outstanding,
   as adjusted(2)................................       8,198           --
  Class C Preferred Stock, $.01 par value per
   share, 4,586,599 shares issued and
   outstanding; 0 shares issued and outstanding,
   as adjusted...................................      15,588           --
                                                  -----------   -----------
    Total........................................      28,423           --
Stockholders' equity:
  Common Stock, $.01 par value per share;
   34,000,000 shares authorized; 1,526,180 shares
   issued and outstanding; 9,630,416 shares
   issued and outstanding, as adjusted...........          15   $        96
  Additional paid-in capital.....................       1,710        66,931
  Treasury stock, at cost........................         (53)          (53)
  Accumulated deficit............................     (13,901)      (13,901)
  Cumulative translation adjustment..............         (22)          (22)
                                                  -----------   -----------
    Total stockholders' (deficit) equity.........     (12,251)       53,051
                                                  -----------   -----------
    Total capitalization......................... $    16,172   $    53,051
                                                  ===========   ===========

--------

(1)Includes 161,289 shares of Class A Preferred Stock of RoweCom and 1,611,568 shares of Class A Preferred Stock of RoweCom Canada. See note 12 to the consolidated financial statements.
(2)Includes 5,140,370 shares of Class B Preferred Stock of RoweCom and 1,186,240 shares of Class B Preferred Stock of RoweCom Canada. See note 12 to the consolidated financial statements.

                                    Dilution

The pro forma net tangible book value of RoweCom as of December 31, 1998 was $15,764,754, or $2.41 per share of common stock after giving effect to the conversion of all outstanding shares of preferred stock into common stock, and the exercise of all outstanding stock purchase warrants. Pro forma net tangible book value per share is determined by dividing the net tangible book value of RoweCom (total tangible assets less total liabilities) by the total number of shares of common stock outstanding after giving effect to the transactions described in the previous sentence. After giving effect to the sale of the 3,100,000 shares of common stock offered by RoweCom hereby at an assumed initial public offering price of $13 per share, the mid-point of the range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by RoweCom, which would result in estimated net proceeds of $36,679,000, the adjusted pro forma net tangible book value of RoweCom as of December 31, 1998, would have been $52,443,754 or $5.45 per share. This represents an immediate increase in the pro forma net tangible book value of $3.04 per share to existing stockholders and an immediate dilution of $7.55 per share to new investors. The following table illustrates the per share dilution:

Assumed initial public offering price per share........................ $13.00
Pro forma net tangible book value per share before this offering(1).... $ 2.41
Increase attributable to new investors(1).............................. $ 3.04
Adjusted pro forma net tangible book value per share after this offering.............................................................. $ 5.45
Dilution per share to new investors.................................... $ 7.55

--------

(1)Assumes no exercise of the underwriters' over-allotment option and no exercise of stock options outstanding as of December 31, 1998. As of the date of this prospectus, options to purchase 602,966 shares of common stock were outstanding at a weighted average exercise price of $3.21 per share, and 1,415,721 shares were available for the issuance of additional stock options under RoweCom's stock option and stock purchase plans. To the extent that any of these options are exercised, there will be further dilution to new investors. If all of these outstanding options were exercised in full, the dilution per share to new investors in this offering would be increased by $.32 per share to a total of $7.87 per share, and the average price per share paid by RoweCom's existing shareholders would be $4.20. See "Capitalization," "Management--Stock Incentive Plans," "Transactions Among Related Parties" and
note 14 to the consolidated financial statements.

The following table summarizes on a pro forma basis, as of December 31, 1998, the difference between the number of shares of common stock purchased from RoweCom, the total consideration paid to RoweCom and the average price per share paid by the existing stockholders and by the new investors, assuming an initial public offering price of $13 per share, the mid-point of the range set forth on the cover of this prospectus, before deduction of estimated underwriting discounts and commissions and offering expenses:

                            ---------------------------------------------------
                            Shares Purchased  Total Consideration
                            ----------------- ------------------- Average Price
                               Number Percent      Amount Percent     Per Share
                            --------- ------- ----------- ------- -------------
Existing stockholders(1)... 6,530,416    68%  $29,950,402   43%      $ 4.59
New investors(2)........... 3,100,000    32%   40,300,000   57%       13.00
                            ---------   ---   -----------  ----
Total...................... 9,630,416   100%  $70,250,402  100%

--------
(1) Assumes the conversion of all outstanding shares of preferred stock into common stock and the exercise of all outstanding stock purchase warrants, as if each had occurred on December 31, 1998.
(2) See note 1 to the preceding table.

                         Selected Financial Information

The following historical selected consolidated financial information of RoweCom is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

The statement of operations data set forth below for each of the fiscal years ended December 31, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998 are derived from consolidated financial statements of RoweCom audited by PricewaterhouseCoopers LLP, independent accountants, which are included elsewhere in this prospectus. The statement of operations data set forth below for the fiscal year ended December 31, 1995, and the balance sheet data at December 31, 1995 and 1996 are derived from audited financial statements of RoweCom not included in this prospectus.

The selected consolidated financial data for the period from inception (January 1, 1994) through December 31, 1994 and at December 31, 1994 are derived from unaudited consolidated financial statements of RoweCom not included in this prospectus. The unaudited consolidated financial statements include all adjustments, comprised only of normal recurring entries, which we consider necessary for a fair presentation.

                            --------------------------------------------------
                                       Year Ended December 31,
                            --------------------------------------------------
                                1994      1995      1996      1997        1998
                            --------  --------  --------  --------  ----------
Dollars in thousands,
 except per share data
Statement of Operations
 Data:
Revenues..................       --   $    324  $  3,116  $ 12,890  $   19,053
Cost of revenues..........       --        323     3,083    12,701      18,736
                            --------  --------  --------  --------  ----------
    Gross profit..........       --          1        33       189         317
Operating expenses:
 Sales and marketing......  $      9       259       585     2,035       4,817
 Research and
  development.............        19       149       532       584       1,631
 General and
  administrative..........         7       171       351       751       1,561
                            --------  --------  --------  --------  ----------
  Total operating
   expenses...............        35       579     1,468     3,370       8,009
                            --------  --------  --------  --------  ----------
    Loss from operations..       (35)     (578)   (1,435)   (3,181)     (7,692)
Interest and other income,
 net......................        (3)        1         1        64         172
                            --------  --------  --------  --------  ----------
    Loss before income
     taxes................       (38)     (577)   (1,434)   (3,117)     (7,520)
Provision for income
 taxes....................       --          8        16       137         109
                            --------  --------  --------  --------  ----------
    Net loss..............  $    (38) $   (585) $ (1,450) $ (3,254) $   (7,629)
                            ========  ========  ========  ========  ==========
Basic and diluted pro
 forma net loss per
 share(1).................       --        --        --        --   $    (1.87)
Shares used in pro forma
 net loss per share
 calculation(1)...........                                           4,077,075

                            ---------------------------------------------------
                                At December 31,         At December 31, 1998
                            -------------------------  ------------------------
                                                                      Pro Forma
                            1994 1995   1996     1997    Actual  as adjusted(2)
                            ---- ----  -----  -------  --------  --------------
Dollars in thousands
Consolidated Balance Sheet
 Data:
Working capital...........  $ 1  $(49) $(481) $   185  $ 15,447     $52,326
Total assets..............   15   204    428    2,108    20,284      57,163
Redeemable preferred
 stock....................  --    --     --     4,298    28,423         --
Total stockholders' equity
 (deficit)................   12    52   (338)  (3,768)  (12,251)     53,051

                                                     --------------------------
                                                      Year ended December 31,
                                                     --------------------------
                                                         1996     1997     1998
                                                     -------- -------- --------
Supplemental Information
Average number of transactions per client(3).......       151      234      257
Average gross revenue in dollars per transaction(3)
 ..................................................  $    456 $    390 $    396
Number of clients..................................        45      141      187

--------

(1)Pro forma per share amounts are calculated by using the sum of (A) the weighted average number of shares of common stock outstanding during the period and (B) the weighted average number of shares of common stock issuable upon the conversion of shares of RoweCom's preferred stock outstanding during the period and the exercise of all outstanding stock purchase warrants. See "Transactions Among Related Parties" and "Principal Stockholders."

(2)Reflects the issuance of 5,004,236 shares of common stock as of the closing of this offering upon the conversion of all shares of RoweCom's preferred stock outstanding at that date and the exercise of all outstanding stock purchase warrants. See "Transactions Among Related Parties" and "Principal Stockholders". Also reflects the sale by RoweCom of 3,100,000 shares of common stock at an assumed initial public offering price of $13 per share, the mid-point of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions, and estimated offering expenses of $800,000 payable by RoweCom. Excludes (A) 602,966 shares of common stock issuable upon the exercise of options outstanding on the date of this prospectus at a weighted average exercise price of $3.21 per share and
(B) 1,415,721 additional shares of common stock reserved for issuance under RoweCom's stock option and stock purchase plans.
(3)A transaction is a single item purchased by a client, such as a single subscription or book.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. RoweCom's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview of RoweCom's Operations and Financial Performance

RoweCom provides businesses and their employees with an e-commerce solution for purchasing and managing the acquisition of magazines, newspapers, journals, books and other knowledge resources through a corporate intranet or the Internet. We offer our clients access to the largest catalog of magazines, newspapers, journals, books and other knowledge resources on the Internet. RoweCom allows employees to purchase knowledge resources easily and conveniently from their desktop computers and provides businesses with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. Our target clients are in knowledge-intense industries, such as financial and professional services, high technology and healthcare as well as selected academic and non-profit institutions.

RoweCom began significant commercial operations in March 1996. We introduced our flagship product, the kStore(TM), in June 1997. Since its inception, RoweCom has incurred significant net losses and, as of December 31, 1998, had an accumulated deficit on a consolidated basis of $13.9 million.

Substantially all of our revenues are generated by the sale of magazines, newspapers, journals, books and other knowledge resources published by third parties. The sales price of each knowledge resource during the reported periods reflected the cost to RoweCom of the knowledge resource plus a transaction fee retained by us. This pricing structure changed in the fourth quarter of 1998. See "--RoweCom Gross Margin" on page 20. RoweCom received a flat fee or, in some cases, a percentage of the selling price for each item purchased through the kStore. While RoweCom receives orders and payments directly from its clients, and processes such orders and payments on behalf of such clients, it does not maintain an inventory of any of the knowledge resources it sells. Accordingly, RoweCom does not incur inventory costs and is not subject to inventory risk. Approximately 46.5% of our revenues for 1998 were generated from the renewal of subscriptions. We believe that we will continue to receive a substantial portion of revenue in the future from renewals. RoweCom, in some cases, finances the knowledge resource purchases of its clients, principally through borrowings under its credit facility, and at December 31, 1998 had outstanding accounts receivable of $2.0 million.

RoweCom's services initially focused on academic libraries and centralized purchasing groups. Beginning in 1998, we have increasingly focused our sales and marketing efforts on corporate clients and on desktop purchases by individuals rather than centralized purchasing groups. We believe that an increase in the number of desktop purchasers at a client will increase the amount of revenue generated by such client. As a result of our efforts, purchases by corporate clients in 1998 have increased more rapidly than purchases by academic and public institution clients. Sales to corporate clients grew to approximately $12.6 million in 1998 from approximately $7.2 million in 1997.

To date, a substantial majority of our revenues have been generated in the fourth quarter of each year, primarily because most subscriptions are purchased or renewed in that quarter, with subscriptions generally beginning on January 1st. As purchases by individual employees increase as a percentage of total revenues, the seasonality described above has begun to decrease because desktop purchases are generally made as required, and thus are more evenly distributed throughout the year. For a more detailed discussion of the seasonality of our business, see "--Selected Quarterly Results of Operations."

Substantially all of RoweCom's expenses consist of the cost of the knowledge resources sold to its clients, which are variable, and sales and marketing, research and development and general and administrative expenses, which are relatively fixed. RoweCom's fixed expense levels have increased over time as its operations have expanded and are expected to continue to increase over the near and medium term. Management expects that expenses will increase primarily in sales and marketing as RoweCom increases its direct sales force and support staff, and in research and development, as RoweCom develops new technology to enhance its service. Sales and operating results generally depend on the volume and timing of orders received, which are difficult to forecast. As a result, RoweCom may be unable to adjust fixed expense spending in a timely manner to compensate for any unexpected fluctuation or shortfall in revenue or gross profit. Any significant shortfall in gross profit in relation to RoweCom's fixed expenses would have an immediate adverse effect on RoweCom's results of operations.

In the third and fourth quarters of 1998, RoweCom entered into strategic alliances with barnesandnoble.com llc and NewSub Services, Inc., each of which added substantial new content to our catalog as well as new distribution channels for our services. barnesandnoble.com will pay RoweCom a fixed percentage of the purchase price of every book sold either through RoweCom's kStore or barnesandnoble.com's Business Solutions service, other than sales to existing clients of the Business Solutions service as of the date of the agreement. RoweCom will pay barnesandnoble.com a fixed amount or percentage of the purchase price of every subscription sold by RoweCom's kStore or barnesandnoble.com's Business Solutions service, other than sales to existing RoweCom customers as of the date of the agreement. Under the terms of the agreement with NewSub Services, each party will earn revenue on titles sold through the other party's online distribution channel by receiving a percentage of the gross sales price or a transaction fee for each of its respective titles sold by the other party. These strategic alliances are not expected to generate material revenues until the second half of 1999. RoweCom has entered into other strategic relationships and intends to continue to enter into strategic relationships that will further increase content and add new distribution channels. RoweCom expects that the terms of most strategic alliances will include some element of revenue sharing between the parties. See "Business-- Strategic Alliances."

RoweCom's Gross Margin

RoweCom's gross margin has increased in each of the past three years from 1.08% in 1996 to 1.66% in 1998. The gross margin reflects:

  .  the mix of products purchased by our clients;

  .  the discount rates we are able to obtain from publishers;

  .  our pricing structure; and

  . the amount of installation fees we earn as a proportion of total revenues.

We are seeking to increase RoweCom's gross margin by:

  .  revising our pricing structure;

  .  increasing sales of higher margin products;

  .  obtaining greater discounts from publishers; and

  .  increasing installation fees.

We believe that the combined effect of these strategies, which are discussed in greater detail below, will be to improve our gross margin. However, we cannot be certain that these strategies will be successful or of the timing or extent of any improvement.

Pricing. RoweCom generally purchases publications from publishers at a discount from the list price. These discounts vary widely from an average of 5% on high-priced scientific, technical and medical publications, whose average selling price is hundreds of dollars, to 80% for lower-priced general interest and large circulation magazines, whose average selling price is below $30. Until the fourth quarter of 1998, RoweCom's pricing strategy had been to pass the discount provided by the publisher on to the buyer and retain only a flat fee for each subscription sold. This aggressive pricing strategy was aimed at gaining market share quickly and establishing the RoweCom brand, but led to low gross margins.

In the fourth quarter of 1998, RoweCom began offering approximately 800 large circulation and general interest publications under its alliance with NewSub Services. RoweCom earns a 35% margin on initial orders and a 15% margin on renewals of these publications. RoweCom plans to aggressively promote these publications in 1999 in order to seek to improve gross margin overall.

In the first quarter of 1999, RoweCom began retaining a portion of the discounts it obtains from publishers on serials instead of passing such discounts on to customers, as it had done in the past. Nonetheless, RoweCom offers its large volume customers the guaranteed lowest price on the market for all subscriptions. RoweCom expects that this change in pricing will benefit RoweCom's gross margin, although no assurances can be given that this strategy will be successful.

Product Mix. RoweCom believes that its increased focus on corporate desktop purchases will result in increased sales of lower-priced items on which RoweCom retains a higher percentage of the sales price. Corporate libraries and central purchasing groups generally purchase higher-priced business and trade, scientific, technical and medical publications, while desktop purchases tend to be lower-priced business and trade, and general interest and large circulation publications. RoweCom's kStore is specifically designed to allow decentralized desktop purchases with centralized approval and reporting. This feature, combined with favorable pricing on lower-priced items and books, should increase sales of lower priced knowledge resources. Our increased focus on desktop sales may result in higher gross margins, but there can be no assurance that RoweCom's trend of increasing desktop purchases will continue or that, if continued, the trend will produce increased gross margin.

Greater Discounts. We believe that the increasing volume of sales by RoweCom will increase the buying power of RoweCom and possibly allow us to negotiate higher discounts from publishers on the items we resell. This will provide the opportunity for higher gross margins and improved pricing. We cannot be certain, however, that our sales volumes will continue to increase or that we will be able to obtain greater discounts.

Increasing Installation Fees. Prior to 1999, we frequently waived the installation fee charged when a new customer's store was set up. Since 1999, it has been RoweCom's policy to collect these fees and we believe that this change in policy will have a positive effect on gross margin, although we cannot be certain of the success of this strategy.

Results of Operations

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

Revenues. Revenues consist almost entirely of the sales of knowledge resources. Revenues increased to $19.1 million in 1998 as compared to $12.9 million in 1997, an increase of $6.2 million, or 47.8%. This increase resulted primarily from increased sales per client and growth in our client base, particularly in the corporate sector. Average revenues generated per client increased to approximately $102,000 in 1998 from approximately $91,000 in 1997. During 1998, 187 of our clients placed orders, an increase of 33.0% over the 141 clients that placed orders during 1997. A substantial majority of these new clients were corporate clients. Revenues earned on sales to existing clients increased by $3.0 million, or 23.0%, to $15.9 million in 1998 from $12.9 million in 1997.

Cost of Revenues. Cost of revenues consists almost entirely of the cost of acquiring the knowledge resources sold to clients. Cost of revenues in 1998 was $18.7 million as compared to $12.7 million during 1997, an increase of $6.0 million or 47.5%. This increase was due to the increase in sales discussed above. Cost of revenues as a percentage of revenues decreased to 98.3% in 1998 as compared to 98.5% in 1997. This was primarily due to an increase in installation revenues from $4,000 in 1997 to $41,000 in 1998.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries and commissions paid to RoweCom's direct sales force, account managers and client service representatives, travel expenses, and expenses relating to marketing materials and fulfillment activities. Sales and marketing expenses increased to $4.8 million during 1998 from $2.0 million during 1997, an increase of $2.8 million or 136.8%. This growth principally reflected a $1.9 million increase in salary and hiring expenses and a $381,000 increase in sales force expenses, including travel, office space, and telephone. The increase in salary expense resulted from an increase in the average headcount of our direct sales force, account managers and client service representatives during 1998 as compared to 1997. RoweCom intends to significantly increase its direct sales force in 1999, as well as hire additional account managers and client service representatives.

Research and Development. Research and development expenses consist principally of compensation and related expenses, including consulting fees, and other expenses relating to the development and maintenance of our service and production systems. Research and development expenses increased to $1.6 million in 1998 from $584,000 in 1997, an increase of $1.0 million or 179.3%, primarily as a result of increased staffing and associated costs incurred in an effort to integrate new content into our catalog, to enhance the user interface and functionality of the kStore and to develop the transaction processing systems. Consulting fees in connection with improvements in the content of the catalog, user interface and functionality of the kStore and transaction processing system increased 258.1% from $105,000 in 1997 to $376,000 in 1998.

General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related costs for RoweCom's executive, administrative, finance and human resources departments as well as professional service fees. General and administrative expenses increased to $1.6 million in 1998 from $751,000 in 1997, an increase of $810,000 or 107.8%, principally reflecting a $461,000 increase in salary and hiring expenses. This increase was mainly due to growth in average headcount in the executive, administrative, finance and human resources departments.

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

Revenues. Revenues increased to $12.9 million in 1997, as compared to $3.1 million in 1996, an increase of $9.8 million, or 313.6%. This increase resulted primarily from the significant growth in RoweCom's client base, particularly in the academic sector. During 1997, 141 of our clients placed orders, an increase of 207.0% over the 45 clients that placed orders during 1996. Revenues earned on sales to existing clients also increased by $1.7 million, or 55.0%, to $4.8 million in 1997 from $3.1 million in 1996, and average revenues generated per client increased to approximately $91,000 in 1997 from approximately $69,000 in 1996.

Cost of Revenues. Cost of revenues in 1997 was $12.7 million as compared to $3.1 million during 1996, an increase of $9.6 million or 312.0%. This increase was due to the significant increase in sales discussed above. Cost of revenues as a percentage of revenues was 98.5% in 1997 as compared to 98.9% in 1996. This improvement was principally the result of an increase in the proportion of titles sold for which RoweCom retains a higher percentage of the purchase price.

Sales and Marketing. Sales and marketing expenses increased to $2.0 million during 1997 from $585,000 during 1996, an increase of $1.4 million, or 248.0%. This growth principally reflected an increase in salary and related expenses and, to a lesser extent, increased advertising expenses. The increase in salary and related expenses resulted from an increase in commissions paid to RoweCom's direct sales force as a consequence of higher sales and an increase in the average headcount of our direct sales force, account managers and client service representatives in 1997 as compared to 1996.

Research and Development. Research and development expenses increased to $584,000 in 1997 from $532,000 in 1996, an increase of $52,000 or 9.7%, primarily as a result of increased staffing and associated costs relating to efforts to develop and launch the kStore.

General and Administrative Expenses. General and administrative expenses increased to $751,000 in 1997 from $351,000 in 1996, an increase of $400,000 or 113.8%, primarily due to increases in average headcount in the executive, administrative, and finance departments.

Selected Quarterly Results of Operations

The following table presents unaudited quarterly consolidated statement of operations data for each of the four quarters during the years ended December 31, 1997 and 1998. In management's opinion, this information has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results. The quarterly data should be read in conjunction with the audited consolidated financial statements of RoweCom and the notes thereto appearing elsewhere in this prospectus.

                         ------------------------------------------------------------------------
                                                 Three Months Ended
                         ------------------------------------------------------------------------
                                       1997                                1998
                         ----------------------------------  ------------------------------------
                         March 31 June 30 Sept. 30  Dec. 31  March 31  June 30  Sept. 30  Dec. 31
                         -------- ------- --------  -------  --------  -------  --------  -------
Dollars in thousands
Revenues................  $ 621    $  80  $   240   $11,949  $ 1,307   $   865  $ 1,413   $15,468
Cost of revenues........    607       79      233    11,782    1,284       819    1,391    15,242
                          -----    -----  -------   -------  -------   -------  -------   -------
   Gross profit.........     14        1        7       167       23        46       22       226
Operating expenses:
 Sales and marketing....    221      647      706       461      607     1,311    1,425     1,474
 Research and
  development...........     80       44      275       185      209       261      279       882
 General and
  administrative........    229      198      241        83      288       310      382       581
                          -----    -----  -------   -------  -------   -------  -------   -------
  Total operating
   expenses                 530      889    1,222       729    1,104     1,882    2,086     2,937
                          -----    -----  -------   -------  -------   -------  -------   -------
   Loss from
    operations..........   (516)    (888)  (1,215)     (562)  (1,081)   (1,836)  (2,064)   (2,711)
Interest and other
 income, net............      5       17       33         9       28        18       58        68
                          -----    -----  -------   -------  -------   -------  -------   -------
   Loss before income
    taxes...............   (511)    (871)  (1,182)     (553)  (1,053)   (1,818)  (2,006)   (2,643)
Provision for income
 taxes..................     34       34       34        35       28        28       31        22
                          -----    -----  -------   -------  -------   -------  -------   -------
   Net loss.............  $(545)   $(905) $(1,216)  $  (588) $(1,081)  $(1,846) $(2,037)  $(2,665)
                          =====    =====  =======   =======  =======   =======  =======   =======

To date, a substantial majority of our revenues have been generated in the fourth quarter of each year, primarily because most subscriptions are purchased or renewed in that quarter, with subscriptions generally beginning on January 1st. In addition, the libraries and centralized purchasing groups to which we initially targeted our services have tended to concentrate their purchases at the end of each year. As purchases by individual employees increase as a percentage of total revenues, the seasonality described above has begun to decrease because desktop purchases are generally made as required, and thus are more evenly distributed throughout the year. We have also recently added approximately five million books to our catalog as a result of our strategic alliance with barnesandnoble.com. As book sales become a larger portion of total revenues, we believe that our revenues will become less seasonal because books are typically purchased throughout the year, in contrast to subscriptions, which generally come up for renewal in the fourth quarter of each year.

Liquidity and Capital Resources

Net cash used in operating activities was $9.0 million in 1998 as compared to $2.9 million in 1997 and $1.2 million in 1996. Cash used in operating activities for 1998 resulted primarily from a net loss of $7.6 million and an increase in accounts receivable of $1.7 million as well as an increase in other current assets of $372,000 and a decrease in income taxes payable of $121,000. This was partially offset by an increase in accounts payable, accrued expenses and accrued compensation of $684,000. Cash used in operating activities in 1997 was primarily attributable to a net loss of $3.3 million and an increase in accounts receivable and other current assets of $387,000. This was partially offset by an increase in accrued expenses and accrued compensation of $479,000, as well as an increase in income taxes payable of $126,000.

Net cash used in investing activities in 1998 was $597,000, substantially all of which was used to purchase fixed assets, as compared to $229,000 in 1997 and $91,000 in 1996.

Since its inception, RoweCom has financed its operations primarily through sales of its equity securities in private placements. Net cash provided by financing activities in 1998 was $25.0 million, primarily resulting from the sale of shares of RoweCom's Class B Convertible Preferred Stock and Class C Convertible Preferred

Stock, and RoweCom Canada's Class B Preferred Stock. Net cash provided by financing activities in 1997 was $3.8 million, primarily as the result of the sale of shares of RoweCom Canada's Class A Preferred Stock. Net cash provided by financing activities was $1.3 million in 1996, primarily as the result of capital contributions by RoweCom's founder. All outstanding preferred stock of RoweCom Canada will be exchanged for preferred stock of RoweCom immediately prior to the completion of this offering, and all of the outstanding preferred stock of RoweCom, including the shares issued in exchange for the preferred stock of RoweCom Canada, will convert to common stock upon completion of this offering. See "Transactions Among Related Parties."

In September 1998, RoweCom entered into an amendment of its loan agreement with Imperial Bank which provided us with a revolving line of credit of up to $4,000,000 in addition to the existing term loan of approximately $320,000. RoweCom uses borrowings under this line of credit to finance its accounts receivable. Borrowing requests under this facility are conditioned upon the delivery of a list of eligible accounts receivable, as defined under the amended loan agreement. As of December 31, 1998, RoweCom had $1,337,000 outstanding under this revolving line of credit. The loan agreement requires compliance with certain customary financial covenants, such as a "quick ratio," defined as current assets divided by current liabilities, of 1.50 as of December 31, 1998. The loan is collateralized by all of RoweCom's assets, including accounts receivable and equipment, but excluding intellectual property. See note 7 to consolidated financial statements.

RoweCom currently believes that cash balances will be sufficient to meet anticipated cash requirements through the fourth quarter of 1999. We also believe that the net cash proceeds from this offering, together with cash balances, will be sufficient to meet currently planned working capital and capital expenditure requirements through at least 2000. However, there can be no assurance that additional capital beyond the amounts currently forecasted by RoweCom will not be required nor that any such required additional capital will be available on reasonable terms, if at all, at such time as required.

Impact of Possible Share Transfer

Working Ventures Canadian Fund Inc. has agreed to exchange immediately prior to the consummation of this offering its Class A Preferred Stock and Class B Preferred Stock of RoweCom Canada into Class A-1 Preferred Stock and Class B Preferred Stock of RoweCom, respectively. All preferred stock of RoweCom will be converted to common stock upon the effectiveness of this offering.

Under an agreement among RoweCom's shareholders, in the event that the market value of Working Ventures' initial investment in shares of Class A Preferred Stock of RoweCom Canada increases by 45% or more (on an annually compounded basis) and Working Ventures is not legally restricted from selling such Class A Preferred Shares, or any common shares into which such preferred shares have been converted, Working Ventures must transfer an aggregate of 310,371 shares of common stock to certain other shareholders or optionholders of RoweCom, substantially all of whom are directors, or former directors, officers and employees of RoweCom. RoweCom will be required to record a compensation charge for the period in which these potential transfers occur with respect to the shares of common stock which are transferred to the RoweCom option and warrant holders who are eligible to receive such shares as described above. The amount of this compensation charge will be equal to the aggregate fair market value of the common stock transferred on the date such stock is transferred to such option and warrant holders. RoweCom is currently unable to determine whether or when such a charge will be incurred, or if incurred, the amount of such charge. See "Transactions Among Related Parties."

Impact of Year 2000 Issue on Operations and Financial Condition of RoweCom

As many computer systems and other equipment with imbedded control chips or microprocessors use only two digits to represent the year, they may be unable to process accurately certain data before, during or after the year 2000. The Year 2000 issue relates to the way that these business systems could fail or make miscalculations due to interpreting a date including "00" to mean 1900, not 2000. To the extent that a business system does not fail or make miscalculations as a result of the Year 2000 date change, such a system is described as being "Year 2000 Compliant." While RoweCom believes that it has been taking adequate steps to make sure that its business systems are Year 2000 Compliant, and does not believe that it will incur material costs to prepare for the Year 2000 date change, achieving complete Year 2000 Compliance is subject to various risks and uncertainties, and there can be no assurance that the Year 2000 date change will not lead to failures of such systems that may have a material adverse effect on RoweCom's future results of operations and financial condition.

RoweCom has been aware of the possible impact of Year 2000 issues on its operations since inception and has focused on making its business systems Year 2000 Compliant since that time. Most of this effort has been focused upon business systems owned or operated by RoweCom or third parties, the failure of which would directly and adversely affect RoweCom's ability to provide its services or would otherwise affect revenues or reliability for such a period of time as to lead to unrecoverable consequences. RoweCom has adopted a Year 2000 compliance program for these critical systems that is designed to:

  . assess the readiness of our critical systems to deal with the Year 2000 date change;

  . remediate any potential failures through the modification or replacement of critical systems that may not be Year 2000 Complaint;

  . test the existing and improved critical systems for Year 2000 Compliance prior to the actual Year 2000 date change; and

  . develop contingency plans to deal with possible failures by our critical systems to be Year 2000 Compliant.

At present, approximately 20 employees of RoweCom are working either on a full-time or part-time basis on Year 2000 Compliance issues and related issues, such as back-office processing and integration of RoweCom's catalog with its strategic partners.

RoweCom has focused its Year 2000 Compliance efforts on the following types of critical systems:

In-house Information Technology

RoweCom has developed a new application that it will use for all client operations, including order processing and report generation. RoweCom is currently testing and has begun implementation of this application and is expecting the application to be fully implemented no later than the third quarter of 1999. This application, which was designed and developed entirely by our in-house development staff, was designed to be Year 2000 Compliant. Accordingly, RoweCom believes that it will not incur any material costs as a result of any failures by its in-house information technology to be Year 2000 Compliant. RoweCom does not believe that any of its other in-house information technology systems are critical systems.

Third Party Information Technology

RoweCom believes the only information technology licensed from third parties that constitutes a Critical System is the Navision accounting software used by the Company's finance and human resources departments and deployed on a client-server system. We deployed a new release of this software in the first quarter of 1998. In its contract with us, Navision represents that its system is Year 2000 Compliant. RoweCom has no reason to believe that this application is not Year 2000 Compliant.

Third Party Operations

The critical systems maintained by third parties include the Electronic Data Interchange transaction system, also known in the industry as "EDI," which carries out RoweCom's transactions with publishers, the CyberCash credit card transaction processing system that we use to clear credit card purchases, the Automated Clearing House transaction system, also known in the industry as "ACH," pursuant to which we clear automatic debit purchases, and the catalog and purchasing operations maintained by barnesandnoble.com. RoweCom is in the process of assessing the likelihood that any of these systems will not be Year 2000 Compliant. Toward that end, RoweCom is:

  . inquiring about the readiness of such companies' systems for the Year
    2000 date change;

  . testing, where possible, such systems for Year 2000 Compliance; and

  . developing contingency plans for those third party systems that we have reason to believe may not be Year 2000 Compliant.

While the EDI transaction processing software, which sends order information to publishers, is Year 2000 Compliant, the publishers' EDI access software may not receive this data upon the Year 2000 date change or may send data to RoweCom in a format that is not Year 2000 Compliant. In such an event, RoweCom may experience material disruption of its operations, including failure to transmit customers' orders to publishers, failure to receive information from publishers, and failure to provide adequate customer service. This transaction system relies on the production systems of a large number of publishers, many of which may not have systems that are Year 2000 Compliant. Because the EDI transaction system is based upon an industry standard, there are no means currently available by which RoweCom can remediate possible failures to be Year 2000 Compliant. RoweCom believes that the credit card transaction processing system it currently uses is Year 2000 Compliant, based upon tests that it has conducted using credit card expiration dates with years subsequent to 1999. RoweCom also believes, based upon representations from Banc One, that the ACH transaction processing system will be Year 2000 Compliant, although it has not conducted independent testing of its readiness. In addition, Banc One, as a member of the Federal Reserve System will be subjected to the stringent Year 2000 readiness requirements mandated by that system. Accordingly, RoweCom does not have reason to believe that its ACH transaction processing system will not be Year 2000 Compliant.

RoweCom's clients are currently able to purchase the books included in our catalog of titles solely through our business partner, barnesandnoble.com. Users currently may access the barnesandnoble.com and RoweCom catalogs by means of links found in the Business Solutions and the kStore Web sites. RoweCom and barnesandnoble.com expect that the Business Solutions and the kStore Web sites will each contain an integrated catalog of titles by the end of the first quarter of 1999. In the event that this integrated service is not operational prior to the Year 2000 date change, a failure by barnesandnoble.com to make all of its systems Year 2000 Compliant could result in serious difficulties in processing book orders for the our clients. The Company intends to acquire certifications from barnesandnoble.com with respect to its Year 2000 Compliance. In addition, RoweCom has also discussed Year 2000 readiness of NewSub Services and, based upon these discussions, believes that the proprietary processing system of NewSub is Year 2000 Compliant. However, RoweCom is also developing an integrated catalog with NewSub Services similar to the integration with the barnesandnoble.com described above. Failure to develop an operational service with any partner prior to the Year 2000 date change may result in an inability to adequately process and fulfill orders from RoweCom's customers.

RoweCom believes that it has already incurred the majority of the expenses that it expects to incur to deal with Year 2000 issues. In 1998, we spent approximately $29,000 on licensing the Navision accounting package. RoweCom does not believe that it will be required to spend significantly more on third party information technology. In addition, during 1998 RoweCom incurred expenses of approximately $541,000 in the development of its internal client operations application. We anticipate that completing the development and testing process for the in-house production system will cost an additional $259,000. Additional costs also may be incurred by the Company in ensuring that all of its other critical systems are Year 2000 Compliant, particularly with regard to critical systems operated and maintained by third parties. RoweCom is currently unable to estimate such costs with any reliability. We have funded costs incurred to date from working capital and prior financings and will fund any additional costs incurred from working capital and the net proceeds it receives from this offering.

RoweCom has not yet developed formal contingency plans for the majority of the critical systems. We believe that in the event of a failure of the Navision accounting system, alternative systems that are Year 2000 Compliant will be readily available at minimal cost. Because there is no real current alternative for the ACH System, RoweCom is unlikely to be able to develop a contingency plan to deal with a possible failure of such system to be Year 2000 Compliant. In the event of a failure of the ACH System to be so compliant, RoweCom would be required to rely on other payment methods, including credit cards. In the event of a failure of any one of our other critical systems, we would be forced to complete most transactions on a manual basis. RoweCom may also develop additional contingency plans as the Year 2000 date change approaches in order to deal with yet unknown Year 2000 issues.

Although RoweCom currently believes that the critical systems that it operates will be Year 2000 Compliant, there can be no assurance that all of such systems and the other critical systems maintained by third parties on behalf of RoweCom will be Year 2000 Compliant by the end of 1999. A reasonably possible worst case scenario might include one or more of the critical systems maintained by one of our business partners being non-compliant. Any such failure could result in a material disruption of our operations. Specifically, we could experience interruptions in our ability to process orders with certain publishers, collect and process receipts from credit cards or direct disbursement accounts, accurately maintain accounting records and perform adequate customer service. A failure by any of RoweCom's critical systems, or any other systems deployed by us prior to the Year 2000 date change, to be Year 2000 Compliant could have a material adverse effect upon our future results of operations and financial condition.

RoweCom is not able to assess the Year 2000 Compliance of its clients. In the event that a significant number of our clients face difficulties as a result of the Year 2000 date change, such clients may be unable to process purchases through the kStore, or may face budgetary constraints that limit knowledge resource purchasing. Any diminished purchasing by our clients as a result of Year 2000 difficulties could have a material adverse effect on RoweCom's future results of operations and financial condition.

Recent Accounting Pronouncements Applicable to this Offering

In March 1998, The American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. RoweCom does not expect the adoption of this standard to have a material effect on our capitalization policy.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 will become effective in January 2000. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. To date RoweCom has not utilized derivative instruments or hedging activities and, therefore, the adoption of SFAS 133 will not have a material impact on RoweCom's financial position or results of operations.

                                    Business

RoweCom is the leading business-to-business provider of e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals, books and other knowledge resources. RoweCom offers its clients access to the largest catalog of such knowledge resources on the Internet and allows its clients' employees to purchase knowledge resources easily and conveniently from their desktop computers. RoweCom also provides businesses with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. RoweCom targets clients in knowledge-intense industries, such as financial and professional services, high technology and healthcare, as well as selected academic and non-profit institutions.

RoweCom's kStore(TM) facilitates decentralized purchasing of knowledge resources by businesses and their employees while at the same time giving management the tools required to effectively control knowledge resource purchases. The kStore provides businesses with a single comprehensive source for the purchase of knowledge resources, offering more than 43,000 magazines, journals and newspapers from over 13,000 publishers, and approximately five million books through RoweCom's alliance with barnesandnoble.com. The kStore's automated service is easily accessible from an employee's desktop computer via the corporate intranet or the Internet and permits the employee to find, order, and pay for knowledge resources quickly and conveniently. At the same time, the kStore provides managers with detailed reports of knowledge resource purchases by their employees and permits them to institute customized approval procedures. The kStore also helps management reduce the costs of knowledge resource acquisition by eliminating many of the inefficiencies of traditional knowledge resource acquisition methods and by offering discounted prices on most titles.

Industry Overview

The effective use of knowledge resources has become an increasingly important competitive advantage for businesses and other institutions. Timely and relevant information, easily accessible to all members of an enterprise, has become critical to job productivity. The quantity and the degree of specialization of knowledge resources available to businesses and their employees, and the cost of such resources have increased dramatically. According to Veronis Suhler and Associates, Inc., US businesses spent approximately $38 billion in 1997 on knowledge resources, such as market studies, business magazines and professional publications, and other types of business information, such as financial news services, credit reports and other general business information. Veronis Suhler has forecasted that this spending will grow to $51 billion by 2001. Based on US government census data and projections, RoweCom believes that over the same period the number of US professional workers that depend on knowledge resources will increase from 37 million to 41 million. As a result, businesses and other institutions need efficient and cost effective methods for managing the growing number of purchases of knowledge resources by employees.

The growth in demand for knowledge resources is occurring at a time when the Internet and corporate intranets are becoming increasingly significant for communications and e-commerce. International Data Corporation estimates that business-to-business Internet commerce, including spending on knowledge resources, will grow from an estimated $7.4 billion in 1997 to $179.4 billion in 2001. RoweCom believes that spending on knowledge resources via the Internet and corporate intranets has also accelerated in recent years and will increase in the future.

Most companies currently do not have an efficient and easy-to-use means of executing and managing purchases of knowledge resources. The process of purchasing knowledge resources historically has involved significant manual effort and has focused on the professional librarian or central purchasing group, rather than the individual worker whose job performance depends on such resources. This manually intensive, paper-based process requires finding the appropriate publishers, submitting written or telephone orders, processing multiple renewal notices, and completing expense reports for reimbursement. Increasingly, individual employees are purchasing knowledge resources directly from publishers and other vendors rather than ordering through a corporate library or central purchasing group. As a result, employees are making numerous individual purchases from a large number of publishers and services using a variety of payment methods. RoweCom believes that for most businesses the aggregate cost of purchases of knowledge resources made by individuals is significantly larger than the knowledge resource budget of the corporate library or central purchasing group. Decentralized purchases make it difficult for businesses to manage employee purchases, control spending and prevent duplicative or unauthorized orders.

As knowledge resources have become more numerous and specialized, the marketing and cost effective distribution of such knowledge resources to appropriate users has become difficult for publishers and other content providers. Conventional retail outlets do not reach the full range of individuals purchasing knowledge resources and cannot physically stock the entire range of knowledge resources available. In addition, the cost to the publisher of maintaining inventories at multiple outlets is too high to allow the distribution through such outlets of specialized knowledge resources that will only sell in limited numbers at any one outlet.

The RoweCom Solution

RoweCom's business-to-business e-commerce solution provides clients and their employees with an easy and convenient way to purchase and manage the acquisition of knowledge resources through corporate intranets or the Internet. From the desktop computer, a client's employee can access a customized RoweCom Web site offering more than 43,000 magazines, newspapers and journals from over 13,000 publishers, and approximately five million books. RoweCom provides businesses with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. RoweCom also provides publishers and other content providers with a unique distribution channel which enables RoweCom to offer its clients additional content at lower prices. Key benefits of the RoweCom solution include:

Convenience

RoweCom's kStore provides a single comprehensive source for the purchase of knowledge resources. RoweCom offers its clients access to the largest combined database of magazines, newspapers, journals, books and other knowledge resources on the Internet. RoweCom's highly automated service provides an easy and quick way to find, order, and pay for knowledge resources by providing multiple electronic search functions and payment methods. These features facilitate ordering and eliminate paper purchase orders, invoices, check requests and manual approvals. The kStore can be made available through the client's intranet site or the Internet, and may be accessed from an employee's desktop computer, the corporate library or central purchasing group using a point and click interface. The kStore also includes automated features, such as subscription renewal notifications, and 24-hour, 7 days a week client support via telephone and the Internet.

Control

RoweCom allows businesses to proactively manage their purchases of knowledge resources through the implementation of customized purchase approval procedures and the use of enterprise-wide purchasing reports. RoweCom also helps businesses and their employees "buy smarter" by:

  . indicating to employees which items have already been purchased by other employees;

  . creating greater awareness of available titles among employees; and

  . allowing managers to analyze and guide employees' purchasing activities.

RoweCom helps clients reduce duplicate orders, increase shared use of knowledge resources and enhance the likelihood that employees will purchase knowledge resources that will maximize their productivity and performance.

Cost Savings

RoweCom offers substantial direct and indirect cost savings to its clients. The kStore provides the lowest price available on the Internet for popular magazines, and an additional 5% discount on the already discounted price of books available directly from barnesandnoble.com. In addition, RoweCom offers large volume clients the guaranteed lowest price on the Internet for all subscriptions. Clients also achieve indirect cost savings through the kStore's automated service, which reduces the manual processing of orders, approvals, payment, claims and renewals. In addition, RoweCom enables enterprises to reduce duplicate orders and facilitates resource sharing among employees.

Benefits to Publishers and other Content Providers

RoweCom provides publishers and other content providers with a number of benefits, including:

  . an efficient and low cost direct distribution channel to targeted buyers, corporate libraries, and centralized purchasing groups; knowledge resources are shipped at the time of purchase which enables vendors to reduce the levels of inventory required and therefore reduce the costs associated with stocking and returns;

  . an increase in the sales of many second and third tier magazines, newspapers, journals, books and other knowledge resources that are not typically stocked in physical locations and are generally hard to find; and

  . a unique distribution channel which enables RoweCom to offer its clients additional content at lower prices.

Strategy

RoweCom's objective is to maintain and strengthen its position as the leading business-to-business provider of e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals, books and other knowledge resources. Key elements of RoweCom's strategy include:

Penetrate the Business-to-Business Market

RoweCom seeks to increase the number of clients and individuals accessing the kStore from the desktop computer. RoweCom targets companies in knowledge-intense industries, such as financial and professional services, high technology and healthcare, as well as certain academic and public institutions. RoweCom is increasing its sales force to develop new client relationships and to expand the use of the kStore by its existing clients by increasing the awareness among, and availability to, the client's employees. RoweCom believes that being the first knowledge resource purchasing solution on a client's intranet promotes brand loyalty and provides it with a significant competitive advantage. Once the kStore is adopted by the client, RoweCom is also well positioned to add new services and knowledge resource offerings at minimal additional cost. RoweCom also intends to increase its telesales efforts to focus on small and mid-size businesses, educational institutions and government agencies.

Increase Content and Functionality

RoweCom will continue to increase the content available to its clients and enhance the capabilities of the kStore. This will reinforce its position as the leading single source provider of knowledge resources to businesses on the Internet and will increase the overall potential revenue per client. RoweCom has significantly increased its catalog of knowledge resources through strategic alliances with publishers and resellers, and has historically added between 300-500 serial titles each month in response to requests from its clients. In addition to expanding content, RoweCom has introduced new features to the kStore, such as group-ordering which allows a designated individual to order on behalf of a group of purchasers. RoweCom intends to further enhance the kStore's functionality by adding new capabilities, such as collaborative filtering, which provides users with information about purchases by other individuals with similar buying profiles, and personalized recommendations of knowledge resources based on individual profiles and purchasing patterns. We believe that these new features may increase the volume and dollar size of transactions per client.

Develop Strategic Alliances

RoweCom intends to continue to enter into strategic alliances to increase its channels of distribution and available content. We recently entered into strategic alliances with barnesandnoble.com and NewSub Services, which added new distribution channels, substantial additional content and improved pricing. RoweCom intends to enter into additional strategic distribution alliances to obtain access to new clients and markets quickly and in a cost-effective manner. Relationships with other vendors can provide access to additional content offerings, such as electronic journals, aggregated full text archival content, and databases that provide the most current information on any topic.

Enhance Brand Recognition

RoweCom intends to continue promoting the kStore as the leading business-to-business e-commerce solution for purchasing and managing the acquisition of knowledge resources. RoweCom intends to build brand recognition among businesses through Web-based advertising, traditional advertising and attendance and presentations at major trade shows. We believe that promoting our reputation as the leading online provider of knowledge resources to the business-to-business market will build loyalty among our client base, increase usage of the kStore by clients' employees, attract new clients and promote the value of our brand name. In addition, RoweCom believes that a strong brand name will help it establish additional marketing and distribution alliances.

Expand Internationally

RoweCom intends to expand its presence in markets outside the United States. By adding foreign language content and localizing and translating the kStore user interface, we intend to enhance our ability to fully service US-based clients that have employees in other countries as well as non-US clients. RoweCom expects to carry out its international expansion by means of strategic alliances and, possibly, the acquisition of local content providers. Management currently plans to commence its international expansion in Canada during the second half of 1999.

RoweCom's Products And Services

The kStore

RoweCom's kStore provides each client with its own customized "company store" which enables businesses and their employees to order, pay for and manage the purchase of magazines, journals, newspapers, books and other knowledge resources. The kStore can be customized for each client, quickly and easily. RoweCom charges a fee, averaging approximately $5,000, for the initial installation of the kStore on a client's intranet or for the set-up of a customized Internet kStore site. The design of the kStore is open, scalable and modular, which permits easy installation of additional features.

The following diagram illustrates the key steps involved in making a purchase and implementing management policies using the kStore.

[DIAGRAM APPEARS HERE]

Access. Employees access the kStore easily through the corporate intranet or the Internet. The secure customized site allows access only to qualified corporate employees. The service may be customized for each client so that the user interface and design is consistent with the corporate intranet and reflects the client's pre-established purchase and payment policies. In addition, the service may be customized to restrict the content available to employees.

Search. The kStore offers a selection of search tools enabling employees to quickly find knowledge resources by means of a variety of standard easy-to-use methods, including searching by title, publisher, and standard cataloging reference number. The kStore also provides additional information about a title, including links to publisher Web sites and the Library of Congress.

Select / Order. To select items, employees simply click on an icon to add a book or subscription to their online shopping cart or remove products from their shopping carts as they continue searching. The kStore provides employees with price information and the identity of other employees in the enterprise who have previously ordered the same item. Prior to executing orders, employees may review the content of their cart, the number of titles ordered, and the total purchase price including shipping and handling.

Approve. Once an order has been placed, it may be subject to one or more approval levels that are based upon policies previously established by the client for both order and payment. These approvals may be either passive, where the kStore automatically compares the items ordered to a series of approval rules pre-established by the client, or active, requiring the affirmative approval of a supervising manager. The approval process occurs without the participation of the employee.

Pay. RoweCom offers its clients several secure payment options including direct debit, procurement card or credit card. Once the order and payment is approved and processed, the employee receives an e-mail confirming that the order and payment have been received and providing an estimated date that the knowledge resource will be delivered.

Analyze Purchasing Patterns / Revise Policies. Using the kStore, managers can obtain a variety of reports, including reports on purchases by location, publication, and business area. These reports allow businesses to proactively monitor purchasing of knowledge resources throughout the enterprise, to implement and revise specific enterprise-wide purchasing policies, and to optimize the use of knowledge resources within the enterprise. These reports may be accessed online or ordered from RoweCom on a periodic basis.

Renew. Prior to the expiration date of a subscription, the kStore automatically sends an e-mail notice to the purchasing employee to prompt the employee to renew a subscription. This e-mail notice permits the employee to renew simply by clicking on a single "renew" button on the e-mail notice. As with initial purchases, clients may set up customized approval policies for subscription renewals.

Content

RoweCom offers its clients access to the largest single source of magazines, newspapers, journals, books and other knowledge resources on the Internet, with access to more than 43,000 magazines, journals, and newspapers from over 13,000 publishers, approximately five million books from its alliance with barnesandnoble.com, and approximately 2,200 newsletters and trade publications from its alliance with Publications Resource Group. Of the 43,000 magazines, journals and newspapers currently available from the kStore, approximately 800 are large circulation and general interest magazines and the balance consists of business and trade magazines and scientific and medical journals. Annual subscription rates range from under $50 for popular magazines to more than $10,000 for certain scientific and medical journals. RoweCom will continue to increase the content available to its clients to reinforce its position as the leading single source provider of knowledge resources to businesses, and to increase the overall potential revenue per client. Additional offerings are expected to include electronic journals, aggregate full text archival content and databases that provide the most current information on any topic. RoweCom increases its catalog of knowledge resources through strategic relationships with publishers and resellers as well as in response to requests from its clients.

Management Tools

The kStore provides businesses with tools to better manage purchases of knowledge resources by their employees. The kStore permits managers to create single or multiple levels of approvals that govern purchases by employees. The approvals that are included in a customized kStore may be either passive or active. In a passive approval process, the order is compared to a series of previously defined purchasing protocols. If the order meets the criteria set forth in the protocol, the purchase is automatically approved. If the order fails the protocol, it is either rejected or referred to a second approval process, which may be active or passive. In an active approval process, the affirmative approval by a supervising manager of an order is required to consummate the purchase transaction. The active approval process can be structured in a number of ways, including sending individual approval e-mails to a manager requesting authorization for each order, and compiling collections of requested approvals that may be reviewed on a periodic basis and then approved either individually or collectively.

Payment and Fulfillment

RoweCom has developed proprietary software that fully automates the ordering and payment process. The system is able to accept multiple payment options including credit cards and authorized debits to disbursement or procurement accounts. Once orders are placed and approved, payment instructions are sent to Banc One securely over the Internet. RoweCom has an ongoing relationship with Bank One Corporation, the fifth largest bank holding company in the US and the parent of Banc One, under which all orders are processed by the Banc One system using RoweCom's proprietary software. RoweCom pays Banc One a nominal fee for each item ordered through the kStore.

Although RoweCom does not fulfill or deliver any client's order for a knowledge resource, it provides client support to ensure that the client's expectations and needs are fulfilled with respect to each order. Client representatives are available 24 hours per day, 7 days per week via the telephone and the Internet. Client support provides a vital role in increasing sales to RoweCom's existing client base by focusing on client satisfaction and on increasing the total number of orders placed by each client.

Strategic Alliances

barnesandnoble.com Relationship

In August 1998, RoweCom entered into a five-year agreement with barnesandnoble.com, a company jointly owned by Barnes and Noble, Inc. and Bertelsman A.G., to combine and jointly market to business customers the companies' respective catalogs. As a result of this agreement, RoweCom's clients can access the largest combined database of magazines, newspapers, journals, books and other knowledge resources on the Internet. barnesandnoble.com currently markets to business customers over the Internet through its Business Solutions service, which commenced operations in the third quarter of 1998.

Under the agreement, barnesandnoble.com will provide all books ordered by either party's business clients, and RoweCom will provide all magazine, journal, and newspaper subscriptions ordered by its clients or by Business Solutions clients. barnesandnoble.com will pay RoweCom a fixed percentage of the purchase price of every book sold either through RoweCom's kStore or barnesandnoble.com's Business Solutions service other than sales to Business Solutions' clients as of the date of this agreement. RoweCom will pay barnesandnoble.com a fixed amount or percentage of the purchase price of every subscription sold by the kStore or the Business Solutions service, other than sales to existing RoweCom customers as of the date of the agreement.

Users currently may access the barnesandnoble.com and RoweCom catalogs by means of links found in the Business Solutions and the kStore Web sites. RoweCom and barnesandnoble.com expect that the Business Solutions and the kStore sites will each contain a complete catalog of RoweCom and barnesandnoble.com titles by the end of the first quarter of 1999.

The agreement provides a framework for the parties to develop jointly an integrated Web site to market and sell books, magazines and all other digital media. This integrated Web site would combine both the kStore and Business Solutions. However, management cannot be certain when, if ever, such an integrated Web site would be initiated. barnesandnoble.com has also agreed that it will not, prior to the launch of such an integrated Web site, enhance its Business Solutions service to provide certain management control features such as approval rules.

RoweCom believes that its relationship with barnesandnoble.com may enhance its efforts to expand internationally as a result of the recent acquisition by Bertelsman of a 50% interest in barnesandnoble.com. Bertelsman, one of the largest global diversified media companies, sources and distributes a significant amount of international content.

Other Significant Relationships

NewSub Services. In September 1998, RoweCom entered into content and distribution agreement with NewSub Services, a consumer-based affinity marketer for popular magazines, which provides RoweCom with additional content at low prices. NewSub has agreed to offer its catalog of approximately 800 popular titles through RoweCom's kStore at the guaranteed lowest publisher-authorized price available on the Internet. RoweCom will, in turn, be the exclusive provider of any RoweCom title not currently included in NewSub's title catalog through NewSub Services' online magazine marketing and distribution channels. Under the terms of the agreement with NewSub Services, each party will earn revenue on titles sold through the other party's online distribution channel by receiving a percentage of the gross sales price or a transaction fee for each of its respective titles sold by the other party. This alliance is expected to be implemented during the first quarter of 1999.

Intelisys Commerce. In August 1998, RoweCom entered into an agreement with Intelisys to sell magazines, newspapers, journals, books and other knowledge resources to Intelisys clients, providing RoweCom with a significant new distribution channel for its products. Intelisys markets and sells software and services that allow businesses to buy goods and services from vendors via the Internet. Intelisys' clients will be able to access the kStore through the Intelisys software. Under this agreement, Intelisys will receive a percentage of any RoweCom title sold through an Intelisys distribution channel. In turn, RoweCom will receive a percentage of the net revenue of each Intelisys software installation for each client successfully referred by RoweCom to Intelisys. This alliance is expected to be implemented in the first half of 1999.

Publications Resource Group. In October 1998, RoweCom entered into an agreement with Publications Resource Group, whereby RoweCom obtains an additional distribution channel and additional content. Publications Resource Group markets and sells market research reports, newsletters, and other services to businesses and consumers through catalogs and on the Internet. Publications Resource Group will market RoweCom's kStore services and content through Publication Resource Group's distribution channels, and RoweCom will distribute Publication Resource Group's content through RoweCom's kStore. Publications Resource Group will receive a percentage of the transaction fee for each RoweCom title sold through a Publications Resource Group distribution channel and RoweCom will receive a percentage of the gross sales price for each Publications Resource Group title sold through the kStore. This alliance is expected to be implemented in the first quarter of 1999.

Trilogy Software. In October 1998, RoweCom entered into a Memorandum of Understanding with Trilogy Software, Inc., a management software provider. The companies agreed to integrate Trilogy's Buying Chain software with RoweCom's kStore to allow clients to make purchases of magazines, journals, newspapers and books directly from the kStore using Trilogy's Buying Chain software solution.

Ariba Technologies. In November 1998, RoweCom entered into a Memorandum of Understanding with Ariba Technologies, Inc., a developer and supplier of enterprise application software for operating resource management. Under this agreement, Ariba will provide its customers with access to the kStore through the Ariba Web site or the intranets Ariba installs for its customers, providing RoweCom with an additional distribution channel for its products. Ariba will also provide information about RoweCom to its worldwide sales force and include RoweCom in its marketing materials.

Sales And Marketing

RoweCom's sales and marketing strategy is designed to attract new clients, increase use of the kStore by existing clients and their employees, maximize repeat purchases and renewals and develop additional revenue opportunities. Our primary focus is a direct sales campaign to target companies in knowledge-intense industries, such as financial and professional services, high technology and healthcare, as well as certain academic and public institutions. We believe this approach is both efficient and effective due to the size and potential of the target market and the level of service to which the targeted clients are accustomed. The majority of the direct sales effort is conducted by RoweCom's national account managers, who are responsible for developing new client relationships, primarily in the United States. RoweCom intends to significantly increase the number of national account managers over the next 12 months, all of whom will initially focus on RoweCom's targeted markets. As of December 31, 1998, there were six national account managers and in the first month of 1999, RoweCom added 4 additional national account managers. However, we do not expect to continue hiring national account managers at this rate. As RoweCom hires additional national account managers, some or all of the national account managers will begin to focus on additional targeted industries. We are also increasing its telesales capacity in order to expand our direct sales focus to small and mid-size businesses, academic institutions and government agencies.

Once a client relationship has been established, a client is assigned an Account Manager who helps to assess the client's needs, to customize the kStore, and to develop a formal deployment plan designed to maximize the use of the kStore. Account Managers serve as the primary client contact after the initial sale and are responsible for maintaining the on-going relationship with the client, working with the client to maximize the number of employees using the kStore to purchase knowledge resources and to increase the number of purchases per employee. RoweCom intends to add additional account managers over the next 12 months to service its expanding client base. RoweCom also offers 24-hour, 7 days a week client support via telephone and the Internet. Client support provides a vital role in increasing sales to RoweCom's existing client base by focusing on client satisfaction and on increasing the total number of orders placed by each client.

RoweCom's marketing efforts also include print and Web advertising, direct mailings, participation in trade shows, co-marketing with strategic partners, and public relations campaigns to build and reinforce RoweCom's brand recognition.

Clients

RoweCom targets companies in knowledge-intense industries, such as financial and professional services, high technology and healthcare, as well as certain academic and public institutions. At December 31, 1998, RoweCom had approximately 187 clients, of which approximately 150 were companies and 37 were academic and non-profit organizations. RoweCom's largest clients by revenue are in the high technology and healthcare sectors. The following is a representative list of clients of RoweCom, by industry sector.

High Technology            Professional Services      Healthcare
BASF Corporation           Arthur Andersen LLP        Aurora Healthcare
Hewlett Packard Company    Ernst & Young LLP          Massachusetts General
Lawrence Livermore         PricewaterhouseCoopers      Hospital
 National Laboratory        LLP                       National Institutes of
                                                       Health

Financial Services         Academic
First Chicago NBD          Johns Hopkins University
First Union Corporation    Ohio University
Blue Cross/Blue Shield     University of California at
 Association                San Francisco

Competition in the Knowledge Resource Industry

The market for the sale of magazines, newspapers, journals, books and other knowledge resources to businesses is intensely and increasingly competitive. We have not yet had significant direct competition from other companies offering a service for purchasing and managing the acquisition of subscriptions and books with management control features comparable to those of the kStore. However, we expect that such competition will develop in the short term and it may have an adverse impact on our business. RoweCom's competitive landscape has been, and will continue to be, impacted by changes in the prevalence and acceptance of online commerce and changes in the knowledge resources industry. RoweCom believes that the principal competitive factors in its emerging market will be brand recognition, extent of content offerings, convenience, management control, customization, price, client service, and a combined familiarity with the knowledge market and the latest enabling technologies.

RoweCom currently competes, or may in the future compete, directly or indirectly with companies that fall within the following categories:

  . large, well-established news and information providers such as Dow Jones, Knight-Ridder, Lexis/Nexis, Pearson, Reuters and Thomson, any of which might in the future decide to expand their product offerings to include magazines, newspapers, journals, books and other knowledge resources of the type offered by RoweCom;

  . traditional subscription agents, who may decide to focus on the corporate market, expand their service to include control and management features, and significantly expand their knowledge resource offerings;

  . major consumer based online book resellers, such as Amazon.com, or Borders.com who may also decide to focus on the business-to-business market, expand their service functionality to include control and management features such as those offered by RoweCom, or expand their knowledge resources offerings;

  . consumer online services and portals such as Yahoo! and America Online which may decide to focus on the business-to-business market and expand their knowledge resources offering and management and control features;

  . publishers and information providers which may decide to increase their direct marketing efforts to the business-to-business market or develop a competing service similar to the kStore; and

  . enterprise-wide supplier management system providers which may decide to focus specifically on the knowledge resources markets.

Intellectual Property

RoweCom regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, clients, partners and others to protect its proprietary rights. RoweCom pursues the registration of its trademarks and service marks in the U.S., and has applied for the registration of certain of its trademarks and service marks. We have been granted trademark registrations for the marks "RoweCom" and "Subscribe," each of which will remain in full force and effect without further action by RoweCom until December 2003. RoweCom also has pending registration applications for the marks "Knowledge Acquisition Manager," "Knowledge Acquisition Reporter," each of which have been preliminarily approved by U.S. Patent and Trademark Office. RoweCom also has pending registration applications for the marks "kStore," "knowledgeStore," and "kWorld," "Knowledge World" and "Knowledge For Your Business." These applications are currently awaiting examination by the U.S. Patent and Trademark Office. RoweCom has not sought trademark, service mark or copyright protection outside of the United States and effective protection may not be available in every country in which our products and services are made available online.

Technology

RoweCom uses both proprietary solutions and commercially available licensed technologies. RoweCom's services are built using industry standard Microsoft NT products utilizing the Internet Information Server, Microsoft Transaction Server, and SQL Server for database transactions. RoweCom is using products utilized by other industry leaders. In addition, all of RoweCom's services are designed to process information using standard Electronic Data Interchange transactions as defined for the serials and periodicals industry, and RoweCom is actively engaged with other leading e-commerce providers to develop XML versions of these transactions. RoweCom seeks to maintain transaction security through the use of industry standard SSL transactions, and uses proprietary EDI interfaces and private networks to ensure the integrity of client order information and credit card transactions. RoweCom is able to scale the number of transactions that will be supported using load balancing and performance management tools developed for its standard platform. RoweCom uses high performance Web and database servers on enterprise-level systems and has established high-performance Internet service provider links to ensure the availability of bandwidth.

RoweCom's systems are supported by an experienced staff of developers and technicians, who are responsible for both system development and maintenance. This staff, which was comprised of 28 individuals as of December 31, 1998, is primarily headquartered in our facilities in London, Ontario. This group mainly focuses on back office processing and developing interfaces that permit RoweCom's services to be customized to the particular needs of a client and to be linked with corporate intranets, Internet service providers, content providers and other online services. Many of RoweCom's development and support professionals have specialized experience with particular segments in the knowledge resource marketplace (e.g. corporate clients, corporate libraries, educational institutions, public libraries, and consumers).

Employees

As of December 31, 1998, RoweCom had 95 full-time and 6 part-time employees. RoweCom also employs a limited number of independent contractors and temporary employees on a periodic basis. None of RoweCom's employees are represented by a labor union and we consider our labor relations to be good.

RoweCom believes its success depends to a significant extent on its ability to attract, motivate and retain highly skilled management and employees. To this end, we focus on incentive programs such as employee stock options, competitive compensation and benefits for its employees.

Facilities

RoweCom is headquartered in Cambridge, Massachusetts where it leases approximately 11,304 square feet pursuant to a term lease that expires on October 31, 1999. These facilities are used for executive office space, including sales and marketing and finance and administration, and client support. In addition, RoweCom maintains a regional office in London, Ontario where it leases approximately 7,733 square feet of office space pursuant to a term lease that expires on October 31, 2001. These facilities are used for research and development, technical support and content acquisition.

Legal Proceedings

RoweCom is not a party to any material litigation, and believes that no litigation that has been threatened to be brought against RoweCom to date will have a material adverse effect on its financial position or results of operations or cash flows.

                                   Management

Executive Officers and Directors

The following sets forth certain information with respect to the directors and executive officers of RoweCom as of the date of this prospectus.

 --------------------------------------------------------------------------
 Name                    Age Position(s)
---------------------------------------------------------------------------
 Dr. Richard Rowe, Ph.D.  65 Chairman of the Board of Directors, President,
                             Chief Executive Officer and Director
                             Executive Vice President and Chief Financial
 Louis Hernandez, Jr.     32 Officer
 Steven Woit              40 Vice President, Content
 Walter Crosby            40 Vice President and Chief Technology Officer
 Stephen Vozella          52 Vice President, Fulfillment
 Ronald Grigg             47 Vice President, Design and Development
 Robert Rea               37 Sales and Service Director
 Thomas Lemberg*          52 Director
 Jerome Rubin+            63 Director
 Philippe Villers         63 Director
 John Kennedy*+           40 Director
 Stanley Fung             41 Director

--------
* Member of Compensation Committee
+ Member of Audit Committee

Richard Rowe Ph.D., the founder of RoweCom, has served as Chairman of the board, President and Chief Executive Officer of RoweCom since 1994. Prior to founding RoweCom, from 1979 to 1993, Dr. Rowe was the President and CEO of the Faxon Company, one of the world's largest library subscription agencies. Prior to joining Faxon, Dr. Rowe was the Associate Dean of the Harvard Graduate School of Education, Director of Harvard's interfaculty Doctoral Program in Clinical Psychology and Public Practice, and Director of the Cambridge office of the American Institutes for Research. Dr. Rowe holds a Ph.D. in clinical psychology.

Louis Hernandez, Jr. has served as RoweCom's Executive Vice President since January 1998 and Chief Financial Officer since February 1997. From February 1997 to December 1997, Mr. Hernandez also served as the Vice President of RoweCom. Prior to joining RoweCom, Mr. Hernandez served as the Chief Financial Officer and Corporate Secretary for U.S. Medical Instruments, Inc., a high technology medical device company. From 1990 to 1996, Mr. Hernandez worked in the business and advisory services group of Price Waterhouse LLP. Mr. Hernandez is a certified public accountant.

Steven Woit has served as Vice President, Content since January 1998. Prior to joining RoweCom, from 1980 to 1998, Mr. Woit had worked with International Data Group as Vice President of New Product Development Division in independent business units within International Data Group, including Federal Computer Week, CIO Magazine, and Digital News. From January 1997 until December 1997, Mr. Woit was General Partner with IDG Ventures. From September 1996 to December 1996 Mr. Woit was Chief Executive Officer of Web Shopper. Mr. Woit served as Executive Vice President at Computerworld, Inc. from September 1994 to September 1996.

Walter Crosby has served as Vice President and Chief Technical Officer since June 1998. Prior to joining RoweCom, from October 1997 to June 1998, Mr. Crosby was an independent consultant. From January 1995 to October 1997, Mr. Crosby was Chief Information Officer and Vice President for Information Systems for Computerworld, Inc. Prior to joining Computerworld, Inc., Mr. Crosby was Corporate Director of Management Information Systems for Ziff Davis Publishing Company from June 1990 to January 1995.

Stephen Vozella has served as Vice President, Fulfillment since June 1998. Prior to joining RoweCom, from September 1993 to October 1996, Mr. Vozella served as Vice President and Chief Information Officer for Fund Services at First Data Investor Services Group. From May 1989 to June 1993, Mr. Vozella held various senior management positions at Fidelity Investments including Vice President, Information Technology, Retail Investor Services, and Vice President/General Manager, Boston Telephone Operations.

Ronald Grigg has served as Vice President, Design and Development since December 1994. Prior to joining RoweCom, from 1982 to 1994 Mr. Grigg served as the Director of Corporate Information Services for Faxon Canada Ltd. Prior to joining Faxon, Mr. Grigg was the Systems Analyst for R.J. Thompson Data Systems of London Ontario, where he designed customized accounting, inventory control and general ledger software.

Robert Rea was appointed Sales and Service Director for RoweCom in November 1998. From April 1998 through October 1998, Mr. Rea was Business Development Manager for RoweCom. From 1996 to 1998, Mr. Rea was Vice President, Sales and Marketing for Ovum, Inc., an international research and information firm. From 1989 to 1996, Mr. Rea worked at Giga Information Group, most recently as Eastern Regional Sales Manager where he was responsible for sales of information technology products.

Thomas Lemberg has served as a director of RoweCom since May 1996. Mr. Lemberg is Senior Vice President and General Counsel of the Polaroid Corporation. Prior to joining the Polaroid Corporation, from 1987 to 1995, Mr. Lemberg was the Vice President and General Counsel of Lotus Development Corporation.

Jerome Rubin has served as a director of RoweCom since May 1995. Mr. Rubin has been Managing Director of Veronis, Suhler & Associates, Inc., an investment banking firm specializing in the media and communications industry since 1995. From 1991 through 1995, Mr. Rubin was also the Chairman Emeritus of the MIT Media Lab's "News in the Future" consortium. Mr. Rubin has also been Chairman of E-Ink, a development stage company since 1997. In 1973, Mr. Rubin founded and was the first president of LEXIS/NEXIS, the first online legal database service. From 1983 to 1991, Mr. Rubin was the Group Vice President/Chairman for Professional Information and Book Publishing at the Times Mirror Company.

Philippe Villers has served as a director of RoweCom since August 1998. Mr. Villers has been President and board Member of GrainPro, Inc. since 1996. Since 1981, he has also served as founder, President, and board Member of Families USA Foundation. From 1985 to 1988, Mr. Villers previously founded and led Cognition, Inc. where he served as President for three years. Prior to 1988, he co-founded Computervision, Inc. and Automatix, Inc.

John Kennedy has served as a director of RoweCom since February 1999. Mr. Kennedy is Director of Sales of M/Net, a division of PSDI Limited. Prior to joining M/Net, from 1991 to 1997, Mr. Kennedy was the president of the Efficient Systems Division of A.R.M. Group Inc.

Stanley Fung has served as a director of RoweCom since December 1998. Mr. Fung has been a managing director of Zero Stage Capital Company since 1992. Prior to joining Zero Stage in 1992, Mr. Fung was an investment manager in Advent International, an international venture capital firm.

Board of Directors

At the first annual meeting of stockholders after the completion of this offering, RoweCom's board of directors will be divided into three classes of directors. Directors in the first class will be elected for a one-year term, those in the second class will be elected for a two-year term, and those in the third class will be elected for a three-year term. The board of directors has not yet determined which directors will be in each class. At each subsequent annual meeting, stockholders will elect replacements for the directors whose term is then expiring, and the directors so elected will serve for a three-year term.

RoweCom's board of directors has established a compensation committee and an audit committee. The members of the compensation committee are Thomas Lemberg, and John Kennedy, and the members of the audit committee are Jerome Rubin, and John Kennedy.

Directors are elected by the stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The current and continuing directors of RoweCom were nominated and elected in accordance with the Second Amended and Restated Stockholders Agreement, dated as of December 11, 1998, which will terminate upon the closing of this offering.

Executive officers of RoweCom are appointed by its board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of RoweCom.

RoweCom anticipates that, following this offering, directors who are employees of RoweCom will not be paid any fees or receive any additional compensation for service as members of the board of directors or any committee of the board other than the issuance of options to purchase shares of common stock under the 1999 Non-Employee Director Stock Option Plan and RoweCom will enter into customary arrangements with respect to fees and other compensation, including expense reimbursement, for directors who are not employees of RoweCom or any of its subsidiaries. See "Management--Stock Incentive Plans--1999 Non-Employee Director Stock Option Plan." RoweCom maintains directors' and officers' liability insurance and its certificate of incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, RoweCom's certificate of incorporation limits the liability of its directors or its stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

Compensation Committee Interlocks and Insider Participation

In May 1997, RoweCom's board of directors established a compensation committee. The compensation committee is responsible for reviewing and approving all compensation arrangements for officers of RoweCom and for administering its stock option and stock purchase plans. During the period from May 1997 to the end of 1997, the Compensation Committee was composed of Thomas Lemberg, Daniel Nova, a former director of RoweCom who is affiliated with Highland Capital Partners III Limited Partnership, a stockholder of RoweCom, and James Whitaker, a former director of RoweCom who is affiliated with Working Ventures Canadian Fund Inc. The current compensation committee consists of Thomas Lemberg, Stanley Fung, and John Kennedy.

Employment and Non-Competition Agreements

With the exception of Mr. Hernandez, none of RoweCom's executive officers has an employment contract, and each of such officers serves at the discretion of RoweCom's board of directors. Mr. Hernandez is party to an Employment Agreement, dated as of November 4, 1998, with RoweCom that provides for Mr. Hernandez to be employed as RoweCom's Executive Vice President and Chief Financial Officer for a period ending on December 31, 2000, subject to extension by mutual consent. Under the terms of the Employment Agreement, Mr. Hernandez is to be paid a base annual salary of $130,000 with the possibility of annual cash bonuses equal to up to 50% of the base salary, based upon the achievement of certain performance targets to be agreed upon by Mr. Hernandez and RoweCom's Chief Executive Officer from time to time. The Employment Agreement also contains non-competition and non-solicitation provisions that are intended to survive the termination of employment for a period of 12 months.

Dr. Rowe and Messrs. Hernandez, Woit, and Grigg are each parties to Non-Competition Agreements with RoweCom under which they have agreed not to compete with the business of RoweCom or solicit its customers or employees for a period of 18 months after termination of employment, in the case of Dr. Rowe, and 12 months after termination of employment, in the case of each of the other officers. Under the terms of these Non-Competition Agreements, if the relevant officer is terminated other than for Cause, as defined in the Non-Competition Agreement, or resigns for Good Reason, also as defined in the Non-Competition Agreement, RoweCom will pay to the officer for the duration of the non-competition period a monthly non-competition payment equal to two-thirds of his monthly salary at the time of termination. RoweCom has the option of ceasing these payments at any time during the non-competition period, at which time the officer's non-competition and related obligations under the Non-Competition Agreement would cease.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during the year ended December 31, 1998 for (i) RoweCom's Chief Executive Officer and (ii) each other executive officer of RoweCom whose total salary and bonus may exceed $100,000 for services rendered to RoweCom and its subsidiary during 1998. For disclosure regarding terms of the stock options, see "Management--Stock Incentive Plans."

                                           ----------------------------------
                                              Annual                Long-Term
                                           Compensation  Compensation Options
                                           ------------ ---------------------
                                                        (Number of Securities
                                                           Underlying Options
                                              Salary(1)              Granted)
Name and Position(s)                       ------------ ---------------------
Richard Rowe, Ph.D........................   $153,000              --
  Chairman of the board of directors,
   President, Chief Executive Officer
   and Treasurer
Louis Hernandez, Jr.......................    124,000          140,687
  Executive Vice President and Chief
   Financial Officer
Steven Woit...............................    119,000           55,208
  Vice President, Content
Ronald Grigg..............................     88,000            8,726
  Vice President, Design and Development

--------

(1)Excludes certain perquisites and other benefits the amount of which did not exceed 10% of the employee's total salary and expected bonus. RoweCom has allocated approximately $260,000 for the payment of bonuses to employees for bonuses earned with respect to 1998. No determination will be made regarding the allocation of bonuses to these officers until after this offering.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning stock options granted to each of the officers named in the Summary Compensation Table that received such options during 1998. No stock appreciation rights were granted to these individuals during such year. As of December 31, 1998, Richard Rowe did not have any stock options.

                               Individual Grants

                         ---------------------------------------------------------------------
                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                            Annual Rates of
                          Number of                                           Stock Price
                         Securities      % of Total                        Appreciation for
                         Underlying Options Granted                         Option Term(2)
                            Options    to Employees     Price Expiration ---------------------
                         Granted(1)         in 1998 Per Share      Dates         5%        10%
Name                     ---------- --------------- --------- ---------- ---------- ----------
Louis Hernandez, Jr. ...   22,688        2.77%        $ .72    1/29/08   $  441,220 $  679,127
                           63,292        7.73%          .72    5/21/08    1,230,856  1,894,540
                           54,707        6.68%         2.86    9/10/98      946,829  1,520,489
Steven Woit.............   17,453        2.13%          .72    1/29/08      339,413    522,426
                           37,755        4.61%          .72    5/21/08      734,232  1,130,132
Ronald Grigg............    8,726        1.07%          .72    1/29/08      169,697    261,198

--------
(1)Shares underlying options generally vest over a four-year period, unless accelerated in accordance with the stock option agreements governing such stock options. For information regarding terms of the stock options, see "Management--Stock Incentive Plans."
(2)Assumes increases in the fair market value of the common stock of 5% and 10% per year from $13, the mid-point of the range set forth on the cover of this prospectus, over the ten-year option period as mandated by the rules and regulations of the Securities and Exchange Commission, and does not represent RoweCom's estimate or projection of the future value of the common stock. The actual value realized may be greater or less than the potential realizable values set forth in the table.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

The following table sets forth certain information concerning option exercises during 1998 and option holdings at December 31, 1998 with respect to each of the officers named in the Summary Compensation Table that held options. As of December 31, 1998, Richard Rowe did not have any stock options.

                         ------------------------------------------------------------------------
                                                Number of Securities
                              Shares           Underlying Unexercised     Value of Unexercised
                         Acquired on    Value        Options at          In-the-Money Options at
                            Exercise Realized   December 31, 1998(1)      December 31, 1998(2)
Name                     ----------- -------- ------------------------- -------------------------
                                              Exercisable Unexercisable Exercisable Unexercisable
                                              ----------- ------------- ----------- -------------
Louis Hernandez, Jr.....     --        --        4,887       160,234     $ 60,012    $1,863,710
Steven Woit.............     --        --          --         55,208          --        677,954
Ronald Grigg............     --        --       14,544        11,634      168,274       140,814

--------
(1)"Exercisable" refers to those options which were both exercisable and vested, while "Unexercisable" refers to those options which were unvested.
(2)Value is determined by subtracting the exercise price per share from $13, the mid-point of the range set forth on the cover page of this prospectus, and multiplying the result by the number of shares underlying the options.

Stock Incentive Plans

Amended and Restated 1998 Stock Incentive Plan

In February 1999, RoweCom's board of directors and stockholders approved RoweCom's Amended and Restated 1998 Stock Incentive Plan, which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees (including officers and employee directors) and consultants. A maximum of 872,625 shares of common stock are currently reserved for issuance pursuant to this plan. This maximum number of shares will increase, effective as of January 1, 2000, and each January 1 thereafter during the term of the plan, by an additional number of shares of common stock equal to 5% of the total number of shares of common stock issued and outstanding as of the close of business on the preceding December 31. No participant in this plan may in any year be granted stock options or awards with respect to more than 383,955 shares of common stock.

The Amended and Restated 1998 Stock Incentive Plan is administered by the compensation committee of RoweCom's board of directors, which has the authority to determine which eligible individuals are to receive options or restricted stock awards, the terms of such options or awards, the status of such options as incentive or nonqualified stock options under the federal income tax laws, including the number of shares, exercise or purchase prices and times at which the options become and remain exercisable or restricted stock vests and the time, manner and form of payment upon exercise of an option. The exercise price of options granted under this plan may not be less than 85% of the fair market value of a share of common stock on the date of grant, or 100%, in the case of incentive stock options. The options become exercisable at such time or times as are determined by the compensation committee and expire after a specified period that may not exceed ten years.

Upon the acquisition of 50% or more of RoweCom's outstanding common stock pursuant to a hostile tender offer, each option granted to an officer of RoweCom, if it has been outstanding for at least six months, will automatically be canceled in exchange for a cash distribution to the officer based upon the difference between the tender offer price and the exercise price of the option.

In the event RoweCom is acquired, vesting of options and restricted stock awards granted under the Amended and Restated 1998 Stock Incentive Plan will accelerate to the extent that the options or RoweCom's repurchase rights with respect to restricted stock awards are not assumed by or assigned to the acquiring entity. The compensation committee also has discretion to provide for accelerated vesting of options and restricted stock awards upon the occurrence of certain changes in control. Accelerated vesting may be conditioned upon subsequent termination of the affected optionee's service.

With the consent of an option holder, the compensation committee can cancel that holder's options and replace them with new options for the same or a different number of shares having an exercise price based upon the fair market value of RoweCom's common stock on the new grant date.

As of December 31, 1998, no shares had been issued upon exercise of options granted under the Amended and Restated 1998 Stock Incentive Plan, options for 285,219 shares were outstanding and options to purchase 587,406 shares were available for future grant under this plan.

RoweCom's board of directors may amend or modify the Amended and Restated 1998 Stock Incentive Plan at any time, subject to the rights of holders of outstanding options. This plan will terminate on May 4, 2008.

1999 Non-Employee Director Stock Option Plan

In February 1999, RoweCom's board of directors and its stockholders approved the 1999 Non-Employee Director Stock Option Plan. Under this plan, each director of RoweCom who is not also an employee of RoweCom will receive upon the commencement of this offering, or upon later initial election to RoweCom's board of directors, an option to purchase 10,472 shares of common stock. Additionally, after a director's initial grant, the director will receive, as of each date on which he is reelected as a director (but not more frequently than 3 years), an option to purchase 10,472 shares of common stock minus the number of options previously granted under this plan which have not yet vested. Options are granted under the plan at an exercise price equal to the fair market value of the common stock on the date of grant. They vest monthly, at the rate of 3,491 shares a year, and have a term of ten years. An aggregate of 87,263 shares of common stock have been reserved for issuance under this plan.

1999 Employee Stock Purchase Plan

In February 1999, RoweCom's board of directors and stockholders approved the 1999 Employee Stock Purchase Plan, which enables eligible employees to acquire shares of common stock through payroll deductions. This plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The initial offering period will start on the date of this prospectus and end on June 30, 1999, unless otherwise determined by RoweCom's board of directors. Subsequent offerings under this plan are planned to start on January 1 and July 1 of each year and end on June 30 and December 31 of each year. During each offering period, an eligible employee may select a rate of payroll deduction of from 1% to 10% of compensation, up to an aggregate of $12,500 in any offering period. The purchase price for the common stock purchased under this plan is 85% of the lesser of the fair market value of the shares on the first day or the last day of the offering period. An aggregate of 872,625 shares of common stock have been reserved for issuance under this plan.

1997 Stock Incentive Plan

In May 1997, RoweCom's board of directors and its stockholders approved RoweCom's 1997 Stock Incentive Plan, which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees, including officers and employee directors, and consultants. A maximum of 114,618 shares of common stock have been reserved for issuance under this plan. No participant in the 1997 Stock Incentive Plan may in any year have been granted stock options or awards with respect to more than 52,358 shares of common stock. No more than an aggregate of $100,000 or such other limit as may be imposed by the Internal Revenue Code with respect to the aggregate fair market value of the options as of the grant date may be exercised for the first time by a participant under the 1997 Stock Incentive Plan. This limitation does not apply to nonqualified stock options or restricted stock awards.

The 1997 Stock Incentive Plan is administered by the compensation committee, which has the authority to determine which eligible individuals are to receive options or restricted stock awards, the terms of such options or awards, the status of such options as incentive or nonqualified stock options under the federal income tax laws, including the number of shares, exercise or purchase prices and times at which the options become and remain exercisable or restricted stock vests and the time, manner and form of payment upon exercise of an option. The exercise price of options granted under this plan have been determined by the compensation committee. These options were granted at 100% of fair market value of the underlying common stock, in the case of incentive stock options, and 110% of fair market value in the case of options granted to 10% or greater stockholders, measured in each case at the time of grant. The options become exercisable at such time or times as determined by the compensation committee and expire after a specified period that may not exceed ten years, or five years, in the case of a greater than 10% stockholder. All the 113,554 options that have been granted by the Company pursuant to this plan will vest and become exerciseable upon a "Liquidity Event", as defined in the agreements representing the options granted under this plan. The consummation of this offering and a sale of RoweCom will constitute a "Liquidity Event" for such purpose. Accordingly, all of such options will vest and become exerciseable immediately after such event.

With the consent of an option holder, the compensation committee can cancel that holder's options and replace them with new options for the same or a different number of shares having an exercise price based upon the fair market value of the common stock on the new grant date.

As of December 31, 1998, 698 shares had been issued upon the exercise of options granted under the 1997 Stock Incentive Plan, and options for 113,554 shares had been granted under this plan.

RoweCom's board of directors may amend or modify the 1997 Stock Incentive Plan at any time, subject to the rights of holders of outstanding options. This plan will terminate on April 25, 2007.

                    Transactions Among Related Parties

In November 1996, Philippe Villers, a director of RoweCom, loaned RoweCom the principal amount of $200,000. In January, 1997, Jerome Rubin, a director of RoweCom, loaned RoweCom the principal amount of $100,000. In April, 1997, in exchange for the cancellation of the indebtedness of RoweCom to Mr. Villers and Mr. Rubin, RoweCom issued to Mr. Villers and Mr. Rubin 80,646 and 40,322 shares of RoweCom's Class A Preferred Stock, respectively. RoweCom also issued to Mr. Villers and Mr. Rubin, for no additional consideration, stock purchase warrants providing for the purchase of up to 28,149 and 14,074 shares of RoweCom's capital stock, respectively. Each of the stock purchase warrants will be exercisable for shares of RoweCom's common stock at a strike price of $0.89 per share, subject to any stock dividend, stock split, or similar event. In the event that either of the stock purchase warrants are not exercised prior to the consummation of this offering, such stock purchase warrant will be deemed to be exercised on a "net" basis such that a portion of the shares available under the stock purchase warrant having a value, determined with respect to the difference between the price of the common stock in this offering and the strike price of the stock purchase warrant, will be deemed to have been surrendered in payment of the exercise price for the remaining shares available under the stock purchase warrant.

In April 1997, Working Ventures Canadian Fund Inc. acquired 1,611,568 shares of Class A Preferred Stock of Rowe Communications Ltd. ("RoweCom Canada"), and an option to exchange shares of RoweCom Canada Class A Preferred Stock for shares of common stock of RoweCom, for US $4,000,000. In May 1998, in connection with the sale of RoweCom's Class B Preferred Stock, the Class A Exchange Option was amended to permit Working Ventures to exchange its 1,611,568 shares of RoweCom Canada Class A Preferred Stock for 3,163,306 shares of the Class A-1 Preferred Stock of RoweCom.

In May 1998, Crystal Internet Venture Fund, L.P., Highland Capital Partners III Limited Partnership, Highland Entrepreneurs' Fund III Limited Partnership, and three other unaffiliated third parties purchased an aggregate of 5,140,370 shares of RoweCom's Class B Preferred Stock for an aggregate purchase price of $6,500,000 and Working Ventures acquired 1,186,240 shares of Class B Preferred Stock of RoweCom Canada, and an option to exchange such RoweCom Canada Class B Preferred Stock for an equal number of shares of the Class B Preferred Stock of the Company, for an aggregate purchase price of $1,500,000.

In December 1998, Axiom Venture Partners II Limited Partnership, Zero Stage Capital VI, L.P., Working Ventures, Crystal Internet Venture Fund, L.P., Highland Capital Partners III Limited Partnership, and other unaffiliated parties purchased an aggregate of 4,586,599 shares of RoweCom's Class C Preferred Stock for an aggregate purchase price, net of expenses, of $15,531,599. All of Working Ventures' shares, together with the remaining outstanding shares of RoweCom's Class A Preferred Stock, Class A-1 Preferred Stock, Class B Preferred Stock, and Class C Preferred Stock will convert into common stock upon the consummation of this offering in accordance with their terms.

In February 1999, RoweCom and Working Ventures entered into an Exchange Option Exercise Agreement under which Working Ventures agreed to exchange all of its RoweCom Canada Class A Preferred Stock and Class B Preferred Stock for shares of RoweCom's Class A-1 Preferred Stock and Class B Preferred Stock, respectively, effective immediately prior to the consummation of this offering. Under the terms of the Exchange Option Exercise Agreement and a Second Amended and Restated Stockholders Agreement to which Working Ventures and RoweCom are parties, each share of RoweCom Canada Class A Preferred Stock will be exchanged for 1.963 share of Class A-1 Preferred Stock of RoweCom and each share of Class B Preferred Stock of RoweCom Canada will be exchanged for one share of Class B Preferred Stock of RoweCom.

Working Ventures has agreed that, in the event that certain circumstances occur after the exercise of the Series A Exchange Option, after the consummation of this offering, it will transfer, for no additional consideration, an aggregate of 310,371 shares of common stock to the other stockholders and optionholders of RoweCom who held such stock or options on the date that the RoweCom Class A Preferred Stock was originally issued, including Richard Rowe, Ph.D., the Chairman of the board of directors, President and Chief Executive Officer of RoweCom, Thomas Lemberg, Jerome Rubin, and Philippe Villers, each a director of RoweCom, Louis Hernandez, Jr., the Executive Vice President and Chief Financial Officer of RoweCom, Steven Woit, the Vice President, Sources of RoweCom, Ronald Grigg, the Vice President, Design and Development of RoweCom and PV Securities Corp., a Massachusetts securities corporation of which Philippe Villers, a director of RoweCom, is the sole stockholder. Set forth below is a chart that describes the number of shares of common stock that may be received by the individuals and entity named above as a result of the transfer of these shares of common stock by Working Ventures, after giving effect to the conversion of all shares of Class A-1 Preferred Stock into common stock upon consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Possible Share Transfer."

                                                                  --------------
                                                                       Shares of
                                                                    Common Stock
                                                                  to be Received
   Shareholder                                                    --------------
   Richard Rowe, Ph.D. ..........................................    255,095
   Thomas Lemberg................................................        895
   Jerome Rubin..................................................      6,007
   PV Securities Corp. ..........................................      4,813
   Philippe Villers..............................................      4,814
   Louis Hernandez, Jr...........................................      8,057
   Steven Woit...................................................      2,984
   Ronald Grigg..................................................      7,325

In March 1998, Dr. Rowe loaned RoweCom $100,000 payable on demand. The Promissory Note accrued interest at the rate of 12% per annum compounded daily, and was repaid in full (including $2,000 of accrued interest) on May 5, 1998.

Working Ventures, Axiom Venture Partners II Limited Partnership, Zero Stage Capital VI, L.P., Crystal Internet Venture Fund, L.P., Highland Capital Partners III Limited Partnership, and substantially all of the other stockholders of RoweCom are entitled to certain registration rights with respect to the common stock they will hold upon the consummation of this offering. See "Description of Capital Stock--Registration Rights."

We believe that all of the transactions set forth above that were consummated with parties that may be deemed to be affiliated with RoweCom were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions with parties that may be deemed to be affiliated with RoweCom, including loans between RoweCom and its officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board, including a majority of the independent and disinterested outside directors on RoweCom's board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of the common stock as of December 31, 1998 by:

  . each person who is known by RoweCom to own beneficially more than five percent of the outstanding common stock;

  .  each of RoweCom's directors and the Named Officers; and

  .  all current executive officers and directors of RoweCom as a group.

The table has been prepared on a pro forma basis assuming the:

  . conversion of all outstanding shares of preferred stock into common stock of RoweCom;

  . exercise of all options that, by their terms, are exercisable within 60 days of December 31, 1998; shares subject to such options are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, but are not deemed outstanding for purposes of computing the ownership percentage of any other person;

  .  exercise of all outstanding stock purchase warrants; and

  . where indicated, the sale of 3,100,000 shares in this offering, assuming no exercise of the underwriters' over-allotment option.

As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any common stock.

                                    ----------------------------------------
                                          Shares    Percentage of Common
                                    Beneficially     Stock Beneficially
                                           Owned            Owned
                                    ------------    ------------------------
                                                        Before         After
Beneficial Owner                          Number      Offering      Offering
Richard Rowe, Ph.D. ...............  1,491,848(1)         22.84%        15.49%
Working Ventures Canadian Fund
 Inc...............................  1,543,822(2)         23.64%        16.03%
Highland Capital Partners III
 Limited Partnership...............  1,084,574(3)         16.61%        11.26%
Crystal Internet Venture Fund,
 L.P...............................    628,914(4)          9.63%         6.53%
Thomas Lemberg.....................      5,235(5)             *             *
Jerome Rubin.......................     11,617(6)             *             *
John Kennedy.......................  1,543,822(7)         23.64%        16.03%
Philippe Villers...................     91,204(8)          1.39%            *
Louis Hernandez, Jr. ..............     65,245(9)             *             *
Steven Woit........................     17,453(10)            *             *
Ronald Grigg.......................     34,111(11)            *             *
Stanley Fung.......................    205,459(12)         3.14%         2.13%
All executive officers and
 directors as a group (12
 persons)..........................  3,524,134(13)        52.38%        35.86%

--------
*Less than 1%.
(1)Does not include 255,095 shares that may be transferred to Dr. Rowe by Working Ventures after consummation of this offering. If such transfer had occurred as of December 31, 1998, the percentages of common stock beneficially owned before and after the offering by Dr. Rowe would have been 26.75% and 18.14%, respectively. Dr. Rowe's address is c/o RoweCom, Inc., 725 Concord Avenue, Cambridge, MA 02138.

(2)Consists entirely of shares issuable upon the conversion of 3,163,306 shares of Class A-1 Preferred Stock, 1,186,240 shares of Class B Preferred Stock and 73,378 shares of Class C Preferred Stock into common stock upon consummation of this offering. Includes 310,371 shares that may be transferred to various other stockholders after the consummation of this offering. If such transfer had occurred as of December 31, 1998, the percentage of common stock beneficially owned before and after the offering would have been 18.89% and 12.81%, respectively. See "Transactions Among Related Parties." The address for Working Ventures is 250 Bloor Street East, Suite 1600, Toronto, Ontario M4W1E6.
(3)Consists entirely of shares issuable upon the conversion of 3,036,773 shares of Class B Preferred Stock and 70,443 shares of Class C Preferred Stock owned by Highland Capital Partners III Limited Partnership, and 126,532 shares of Class B Preferred Stock and 2,935 shares of Class C Preferred Stock owned by Highland Entrepreneurs' Fund III Limited Partnership, an affiliate of Highland Capital Partners III Limited Partnership, into common stock upon consummation of this offering. The address for Highland Capital Partners III Limited Partnership is Two International Place, Boston, MA 02110.
(4)Consists entirely of shares issuable upon the conversion of 1,581,654 shares of Class B Preferred Stock and 220,135 shares of Class C Preferred Stock into common stock upon consummation of this offering. The address for Crystal Internet Venture Fund, L.P. is 1120 Chester Avenue, Cleveland, OH 44114.
(5)Includes 5,235 shares issuable upon the exercise of options that will become exercisable within 60 days of December 31, 1998. Does not include 895 shares that may be transferred to Mr. Lemberg by Working Ventures after the consummation of this offering.

(6)Consists entirely of 6,382 shares issuable upon the net exercise of a stock purchase warrant held by Mr. Rubin (assuming an initial public offering price of $13 per share, the mid-point of the range set forth on the cover of this prospectus), and 5,235 shares issuable upon the exercise of options that will become exercisable within 60 days of December 31, 1998. Does not include 6,007 shares that may be transferred to Mr. Rubin by Working Ventures after consummation of the offering. See "Transactions Among Related Parties."

(7)Consists entirely of shares beneficially owned by Working Ventures Canadian Fund Inc. Mr. Kennedy is the representative of Working Ventures Canadian Fund Inc. to RoweCom's board of directors and may be deemed to control the voting and disposition of the common stock held by Working Ventures Canadian Fund Inc. Mr. Kennedy disclaims beneficial ownership of the common stock held by Working Ventures Canadian Fund Inc. Mr. Kennedy's address is c/o Working Ventures Canadian Fund Inc., 250 Bloor Street East, Suite 1600, Toronto, Ontario M4W1E6. See also note (2) above.

(8)Includes 45,602 shares held by PV Securities Corp., a Massachusetts securities corporation of which Mr. Villers is the sole shareholder and 28,149 shares issuable upon the exercise of stock purchase warrants held by members of Mr. Villers' immediate family or trusts for the benefit of such persons. Does not include 9,627 shares that may be transferred to Mr. Villers or PV Securities Corp. by Working Ventures after the consummation of this offering. If such transfer had occurred as of December 31, 1998, the percentage of common stock beneficially owned before and after the offering would have been 1.54% and 1.04% respectively. See "Transactions Among Related Parties."

(9)Includes 65,245 shares issuable upon the exercise of options that will become exercisable within 60 days of December 31, 1998. Does not include 8,057 shares that may be transferred to Mr. Hernandez by Working Ventures after the consummation of this offering. If such transfer had occurred as of December 31, 1998, the percentage of common stock beneficially owned before and after the offering would have been 1.11% and 0.76%, respectively. See "Transactions Among Related Parties."
(10)Includes 17,453 shares issuable upon the exercise of options that will become exercisable within 60 days of December 31, 1998. Does not include 2,984 shares that may be transferred to Mr. Woit by Working Ventures after the consummation of this offering.

(11)Includes 17,452 shares issuable upon the exercise of options that will become exercisable within 60 days of December 31, 1998. Does not include 7,325 shares that may be transferred to Mr. Grigg by Working Ventures after the consummation of this offering. See "Transactions Among Related Parties."
(12) Consists entirely of shares beneficially owned by Zero Stage Capital VI L.P. Mr. Fung is managing director of Zero Stage Capital VI L.P. and may be deemed to control the voting and disposition of the common stock held by Zero Stage Capital VI L.P. Mr. Fung disclaims beneficial ownership of the common stock held by Zero Stage Capital VI L.P. Mr. Fung's address is c/o Zero Stage Capital VI L.P., 101 Main Street, Cambridge, MA 02142.
(13)Includes 197,467 shares issuable upon the exercise of options that will become exercisable within 60 days of December 31, 1998.

                          Description of Capital Stock

Upon the closing of this offering, the authorized capital stock of RoweCom will consist of 34,000,000 shares of common stock, $.01 par value per share, and 23,000,000 shares of preferred stock, $.01 par value per share, whose rights and designation have not yet been established. There will be no preferred stock outstanding immediately after the closing of this offering. The description in the sections below of RoweCom's certificate of incorporation and by-laws refers to RoweCom's Third Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, respectively, as they will be in effect upon the closing of this offering.

Common Stock

As of December 31, 1998, there were 1,526,180 shares of common stock outstanding and held by five stockholders. These numbers reflect certain transactions that will take place prior to the closing of this offering. These transactions are described previously in the section entitled "Transactions Among Related Parties." They are as follows:

  . The conversion of all preferred stock of RoweCom and RoweCom Canada that are outstanding prior to this offering into RoweCom common stock.

  . The exercise of all outstanding preferred stock purchase warrants. The price that the holders of the warrants must pay to obtain their shares, the "exercise price," may in some cases not be paid in cash. Instead, we will take the number of shares that the holder would otherwise have received and deduct from that the number of shares that is equal in value, based on the offering price of the common shares, to the "exercise price."

Based upon the number of shares of common stock outstanding as of December 31, 1998 and giving effect to the issuance of the 3,100,000 shares of common stock offered by this prospectus and the exercise of all outstanding stock purchase warrants, assuming the underwriters do not exercise their over-allotment option, there will be 9,630,416 shares of common stock outstanding upon the closing of this offering.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and are not able to multiply the number of shares they own by the number of directors up for election for purpose of electing directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive dividends in proportion to the number of shares they hold, if they are declared by RoweCom's board of directors out of funds that are legally available for that purpose, provided that dividends declared on outstanding preferred stock shall have priority. Upon the liquidation, dissolution or winding up of RoweCom, the holders of common stock are entitled to receive the net assets of RoweCom available after the payment of all debts and other liabilities, provided that holders of the outstanding preferred stock shall have priority. Holders of the common stock have no preferential right to participate in any future debt or equity offerings, right to have their shares redeemed or right to convert their shares into any other type of security. The outstanding shares of common stock are, and the shares offered by RoweCom in this offering will be, when issued and paid for, fully paid and non-assessable. In the event RoweCom issues shares of preferred stock in the future, the rights of the holders of RoweCom's common stock may be adversely affected by that issuance. This is because it is probable that any preferred stock issued will have certain rights and preferences that entitle the holders of such shares to have priority over the holders of the common stock with respect to certain matters. These matters include the right to receive dividends and the right to receive the assets of RoweCom in the event of a bankruptcy or similar type event. There will be no shares of preferred stock outstanding immediately after the closing of this offering.

Preferred Stock

Under RoweCom's certificate of incorporation, RoweCom's board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 23,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by RoweCom's board of directors without approval from the shareholders. These rights, designations and preferences include:

  .number of shares to be issued;

  .dividend rights;

  .  dividend rates;

  .  right to convert the preferred shares into a different type of security;

  .  voting rights attributable to the preferred shares;

  . right to set aside a certain amount of assets for payments relating to the preferred shares; and

  . prices to be paid upon redemption of the preferred shares or a bankruptcy type event.

If RoweCom's board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of RoweCom. This is because the terms of the preferred stock would be designed to make it prohibitively expensive for any unwanted third party to make a bid for the shares of RoweCom. We have has no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions

RoweCom is subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

RoweCom's certificate of incorporation and by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. See "Management--Executive Officers and Directors." Any director may be removed only for cause by the vote of a majority of the shares that are permitted to vote for the election of directors.

RoweCom's by-laws provide that for nominations to its board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the matter in writing to RoweCom's Secretary. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered (x) between 120 and 150 days before the date that is the one year anniversary of the date of the preceding year's proxy statement relating to the annual meeting; or (y) if the date of the current year's annual meeting is more than 30 days before or 60 days after the anniversary date described in (x) or no proxy statement was delivered in the preceding year, then notice must be given no earlier than 90 days before the meeting and no later than (1) 60 days before the meeting or (2) 10 days after the date on which a public announcement that relates the date of the annual meeting is made, whichever is later. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which public announcement of such meeting is first made by RoweCom. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

RoweCom's certificate of incorporation empowers its board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

  . comparison of the proposed consideration to be received by stockholders in relation to the then current market price of RoweCom's capital stock, the estimated current value of RoweCom in a freely negotiated transaction and the estimated future value of RoweCom as an independent entity and

  . the impact of a transaction on the employees, suppliers and clients of RoweCom and its effect on the communities in which RoweCom operates.

The provisions described above could make it more difficult for a third party to acquire control of RoweCom and, furthermore, could discourage a third party from making any attempt to acquire control of RoweCom.

RoweCom's certificate of incorporation provides that any action required or permitted to be taken by the stockholders of RoweCom may be taken only at duly called annual or special meeting of the stockholders, and that special meetings may be called only by the Chairman of the board of directors of RoweCom, a majority of the board of directors of RoweCom or the President of RoweCom, except that holders of a majority of the common stock entitled to vote on the election of directors may call a special meeting for the purpose of filling a vacancy on the board of directors, and holders of at least two-thirds of the common stock entitled to vote generally may call a special meeting for any other purpose. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of RoweCom. These provisions may also discourage another person or entity from making an offer to RoweCom stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of the outstanding voting securities of RoweCom, would be unable to call a special meeting of the stockholders and would further be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

The Delaware General Corporation Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. RoweCom's certificate of incorporation requires the affirmative vote of the holders of at least 67% of the outstanding voting stock of RoweCom to amend or repeal any of the provisions of RoweCom's certificate of incorporation described above, or to reduce the number of authorized shares of common stock and preferred stock. The 67% vote is also required to amend or repeal any of RoweCom's by-law provisions described above. The RoweCom by-laws may also be amended or repealed by unanimous vote of RoweCom's board of directors. The 67% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

Registration Rights

RoweCom is party to a Second Amended and Restated Registration Rights Agreement, dated as of December 11, 1998, with substantially all of its stockholders, including Working Ventures Canadian Fund Inc., Axiom Venture Partners II Limited Partnership, Zero Stage Capital VI, L.P., Highland Capital Partners III Limited Partnership and Crystal Internet Venture Fund, L.P. In accordance with the Registration Rights Agreement, RoweCom has granted these stockholders, who will hold in the aggregate 5,599,705 shares of common stock upon the completion of this offering, the following rights:

  . The right to demand, upon four occasions, that their shares of common stock be registered under the Securities Act of 1933, as amended, in a manner similar to the registration of the shares that are offered by this prospectus. They may make this request after the earlier of (x) January 31, 2003 or (y) six months after RoweCom's initial public offering.

  . The right to have their shares of capital stock of RoweCom included in any registration of common stock by RoweCom under the Securities Act, other than those effected on Forms S-4 or S-8. In addition, RoweCom has agreed to file registration statements on Form S-3 registering common stock for resale by these stockholders, subject to certain limitations, upon the request of the holders of certain percentages of common stock.

RoweCom is required to bear the expenses of the first twelve registrations and all registrations described in the first sentence of the second bullet point above conducted by RoweCom in accordance with the Registration Rights Agreement. Stockholders of RoweCom who will hold in the aggregate 5,599,705 shares of common stock upon completion of this offering have agreed not to exercise any registration rights during the 180 day period beginning on the date of this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is BankBoston, N.A.

                                  Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities Inc., CIBC Oppenheimer Corp. and Volpe Brown Whelan & Company, LLC, are acting as representatives, have severally agreed to purchase, and RoweCom has agreed to sell to them, the respective number of shares of common stock set forth opposite their names below.

                                                                ----------------
                                                                Number of Shares
   Underwriters                                                 ----------------
   J.P. Morgan Securities Inc. ...............................
   CIBC Oppenheimer Corp. ....................................
   Volpe Brown Whelan & Company, LLC..........................















                                                                   ---------
     Total....................................................     3,100,000
                                                                   =========

The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. Under the terms and conditions of the underwriting agreement, all of the underwriters are obligated to take and pay for all such shares of common stock, if any are taken.

The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess
of $      per share. The underwriters may allow, and such dealers may reallow,
a concession not in excess of $       per share to certain other dealers. After
the initial public offering of the common stock, the offering price and other selling terms may be changed from time to time by the Underwriters.

According to the terms of the underwriting agreement, RoweCom has granted to the underwriters an option, exercisable for 30 days from the date hereof, to purchase up to 465,000 additional shares of common stock, on the same terms and conditions as set forth on the cover page hereof. If such option is exercised in full, the total price to the public, underwriting discounts and commissions,
and proceeds to RoweCom will be $   , $    and $   , respectively. The
underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the sale of shares of common stock offered hereby. To the extent that option is exercised, each of the underwriters will have a commitment, subject to certain conditions, to purchase approximately the same percentage of those additional shares as the number of shares of common stock to be purchased by it as shown in the table above bears to the total number of shares of common stock initially offered hereby.

RoweCom and certain of its stockholders, option holders, warrant holders, officers and directors have agreed that during the period beginning on the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus they will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities of RoweCom which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive common stock or any such substantially similar securities or (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any securities substantially similar to the common stock (other than, in the case of RoweCom, (x) pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus and (y) the issuance of common stock in connection with the transactions described in this prospectus), without the prior written consent of J.P. Morgan Securities Inc.

RoweCom has agreed to indemnify the underwriters against specified liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in connection with such liabilities.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Prior to this offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock offered hereby has been determined by agreement between RoweCom and the underwriters. Among the factors considered in making such determination were the history of and the prospects for the industry in which RoweCom competes, an assessment of RoweCom's management, the present operations of RoweCom, the historical results of RoweCom and the trend of its revenues and earnings, the prospects for future earnings of RoweCom, the general condition of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market at or above the initial public offering price.

It is expected that delivery of the shares sold in this offering will be made
to investors on or about    , 1999.

The underwriters have reserved for sale up to 310,000 shares of common stock for directors and employees of RoweCom, existing stockholders of RoweCom and selected strategic business partners who have expressed an interest in purchasing such shares of common stock in this offering. The underwriters have advised RoweCom that the price per share for such shares will be the initial public offering price. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

                        Shares Eligible For Future Sale

Upon completion of this offering, we will have outstanding 9,630,416 shares of common stock assuming the exercise of all outstanding stock purchase warrants but no exercise of the underwriters' over-allotment option and no exercise of outstanding options under RoweCom's stock incentive plans or other agreements. Of these shares, the 3,100,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of RoweCom, as such term is defined by Rule 144 under the Securities Act. The remaining 6,530,416 shares, and any shares purchased by affiliates in this offering, will be "restricted shares" as defined in Rule 144.

In addition, substantially all of the optionholders, warrantholders and stockholders of RoweCom, and all officers and directors of RoweCom, have agreed under written "lock-up" agreements not to sell any shares of common stock for 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc. See "Underwriting."

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from RoweCom or any affiliate at least one year previously, including a person who may be deemed an affiliate of RoweCom, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of the common stock which will equal approximately 9,630 shares immediately after the completion of this offering or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made with the required notice and the availability of current public information about RoweCom.

Any person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of RoweCom at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from RoweCom or any affiliate at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements, or notice requirements.

Rule 701 may be relied upon with respect to the resale of securities originally purchased from RoweCom by its employees, directors, officers, consultants or advisers prior to this offering. In addition, the Commission has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by:

  .  persons other than affiliates, in ordinary brokerage transactions; and

  . by affiliates under Rule 144 without compliance with its one-year holding period requirement.

As a result of the foregoing regulations, beginning 90 days after the closing of this offering, we expect that 31,748 shares of common stock will be eligible for resale without restriction under Rule 144(k) or Rule 701, all of which shares are subject to lock-up agreements. In addition, upon the expiration of the lock-up agreements 180 days after the date of this prospectus, an additional 4,869,567 shares of common stock, including 4,139,367 shares of common stock held by affiliates of RoweCom, will become eligible for sale under Rule 144, subject to the volume and other limitations of such rule. The remaining 1,629,101 shares of common stock will be eligible for sale under Rule 144 on the first anniversary of their respective dates of issuance, beginning on December 11, 1999.

RoweCom has agreed not to offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the Representatives of the Underwriters, subject to certain limited exceptions. See "Underwriting."

After the completion of this offering, the holders of 5,599,705 shares of common stock or their transferees would be entitled to have their shares registered under the Securities Act. See "Description of Capital Stock-- Registration Rights." Registration of such shares under the Securities Act would cause such shares to be freely tradable without restriction under the Securities Act, except for shares purchased by Affiliates, immediately upon the effectiveness of such registration, which could result in some of such shares becoming eligible for sale in advance of the dates set forth above.

In addition, RoweCom intends to file one or more registration statements under the Securities Act covering approximately 114,618 shares of common stock reserved for issuance under the 1997 Plan, 872,625 shares reserved for issuance under the Amended 1998 Plan, 872,625 shares reserved for issuance under the 1999 Employee Stock Purchase Plan, 87,263 shares reserved for issuance under the Director Option Plan, and 71,556 options granted outside of such plans. See "Management--Stock Incentive Plans." Such registration statements are expected to be filed within 90 days after the date of this prospectus and will automatically become effective upon filing. Following such filing, shares registered under such registration statements will, subject to the 180-day lock-up agreements described above and Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market upon the exercise of vested options 90 days after the effective date of this prospectus. At December 31, 1998, options to purchase an aggregate of 602,966 shares were issued and outstanding under the 1997 Plan, the 1998 Amended Plan, and the options issued and outstanding outside of such plans.

                                 Legal Matters

The validity of the common stock offered in this prospectus will be passed upon for RoweCom by Bingham Dana LLP, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    Experts

The consolidated balance sheets as of December 31, 1997 and 1998, and the consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 1998, included in this prospectus and the Registration Statement of which this prospectus is a part have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             Available Information

We have filed with the Commission a registration statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the common stock, see the registration statement, and its exhibits. Descriptions in this prospectus of any contract or other document are not necessarily complete and, where the contract or document is an exhibit to the registration statement, any such description is qualified in all respects by the exhibit. Copies of the registration statement, including exhibits, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60601, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees.

As a result of this offering, RoweCom will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                                  ROWECOM INC.

                   Index to Consolidated Financial Statements

Report of Independent Accountants......................................... F-2
Consolidated Balance Sheets at December 31, 1997 and 1998 ................ F-3
Consolidated Statements of Operations for the years ended December 31,
 1996, 1997 and 1998...................................................... F-4
Consolidated Statements of Stockholders' (Deficit) Equity for the years ended December 31, 1996, 1997 and 1998................................... F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998...................................................... F-6
Notes to Consolidated Financial Statements................................ F-7

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of RoweCom Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows present fairly, in all material respects, the financial position of RoweCom Inc. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Boston, Massachusetts
January 15, 1999 (Except for the information presented in Notes 12 and 15 for which the date is February 8, 1999)

                                  RoweCom Inc.

                          Consolidated Balance Sheets

                                       ----------------------------------------
                                                                   Pro Forma
                                          At December 31,       at December 31,
                                       -----------------------  ---------------
                                             1997         1998             1998
                                       ----------  -----------  ---------------
                                                                   (Note 1)
                                                                  (unaudited)
ASSETS:
Current assets:
  Cash and cash equivalents........... $  691,358  $16,050,826    $16,250,826
  Accounts receivable (net of
   allowance for doubtful accounts of
   $0 and $60,000)....................    254,256    1,981,530      1,981,530
  Restricted cash.....................    588,499      922,851        922,851
  Other current assets................    229,254      604,523        604,523
                                       ----------  -----------    -----------
    Total current assets..............  1,763,367   19,559,730     19,759,730
Equipment and furnishings, net........    235,386      632,155        632,155
Deferred tax asset....................     81,730       76,477         76,477
Other assets, net.....................     27,558       16,023         16,023
                                       ----------  -----------    -----------
    Total assets...................... $2,108,041  $20,284,385    $20,484,385
                                       ==========  ===========    ===========

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY:

Current liabilities:
  Accounts payable....................    166,013      365,853        365,853
  Accrued expenses....................    582,330      810,633        810,633
  Accrued compensation................    114,896      355,780        355,780
  Customer advances...................    588,499      922,851        922,851
  Income taxes payable................    126,321          --             --
  Loans payable.......................        --     1,657,719      1,657,719
                                       ----------  -----------    -----------
    Total current liabilities.........  1,578,059    4,112,836      4,112,836
Commitments (Note 9)
Class A Redeemable, Convertible
 Preferred stock, $.01 par value,
 5,000,000 shares authorized,
 1,772,857 shares issued and
 outstanding and 0 shares issued and
 outstanding on a pro forma basis
 (liquidation value of $4,920,758)....  4,298,210    4,636,533            --
Class B Redeemable, Convertible
 Preferred stock, $.01 par value,
 8,000,000 shares authorized,
 6,326,610 shares issued and
 outstanding and 0 shares issued and
 outstanding on a pro forma basis
 (liquidation value of $8,367,101)....        --     8,198,016            --
Class C Redeemable, Convertible
 Preferred Stock, $.01 par value,
 5,000,000 shares authorized;
 4,586,599 shares issued and
 outstanding and 0 shares issued and
 outstanding on a pro forma basis
 (liquidation value of $15,683,252)...        --    15,588,268            --
Stockholders' (deficit) equity:
  Common stock, $.01 par value per
   share, 34,000,000 shares
   authorized; 1,544,140 shares issued
   and outstanding at December 31,
   1997; 1,526,180 shares issued and
   outstanding at December 31, 1998
   and 6,530,416 shares issued and
   outstanding on a pro forma basis...     15,441       15,261         65,304
  Additional paid-in capital..........  1,709,249    1,709,742     30,282,516
  Treasury stock, at cost.............        --       (53,267)       (53,267)
  Accumulated deficit................. (5,509,613) (13,901,240)   (13,901,240)
  Cumulative translation adjustment...     16,695      (21,764)       (21,764)
                                       ----------  -----------    -----------
    Total stockholders' (deficit)
     equity........................... (3,768,228) (12,251,268)    16,371,549
                                       ----------  -----------    -----------
    Total liabilities and
     stockholders' (deficit) equity... $2,108,041  $20,284,385    $20,484,385
                                       ==========  ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                                  RoweCom Inc.

                     Consolidated Statements of Operations

                                         -------------------------------------
                                               Year Ended December 31,
                                         -------------------------------------
                                                1996         1997         1998
                                         -----------  -----------  -----------
Revenues................................ $ 3,116,454  $12,889,988  $19,052,639
Cost of revenues........................   3,082,763   12,701,290   18,735,846
                                         -----------  -----------  -----------
   Gross profit.........................      33,691      188,698      316,793
Operating expenses:
 Sales and marketing....................     584,602    2,034,331    4,817,402
 Research and development...............     532,488      584,081    1,631,052
 General and administrative.............     351,246      751,107    1,560,882
                                         -----------  -----------  -----------
  Total operating expenses..............   1,468,336    3,369,519    8,009,336
                                         -----------  -----------  -----------
   Loss from operations.................  (1,434,645)  (3,180,821)  (7,692,543)
 Interest and other income, net.........         617       63,652      172,051
                                         -----------  -----------  -----------
   Loss before income taxes.............  (1,434,028)  (3,117,169)  (7,520,492)
 Provision for income taxes.............      15,695      136,352      109,000
                                         -----------  -----------  -----------
   Net loss.............................  (1,449,723)  (3,253,521)  (7,629,492)
                                         ===========  ===========  ===========
 Accretion of dividends on redeemable
  preferred stock.......................         --      (183,584)    (762,135)
                                         -----------  -----------  -----------
   Net loss to common stockholders...... $(1,449,723) $(3,437,105) $(8,391,627)
                                         ===========  ===========  ===========
Pro forma (unaudited):
 Basic and diluted pro forma net loss
  per share (Notes 1 and 2) ............                           $     (1.87)
 Weighted average shares used in
  computing basic and diluted pro forma
  net loss per share (Notes 1 and 2)....                             4,077,075




   The accompanying notes are an integral part of the consolidated financial statements.

                                  RoweCom Inc.

           Consolidated Statements of Stockholders' (Deficit) Equity

                         ------------------------------------------------------------------------------------------------
                            Common            Additional Treasury                 Cumulative
                             Stock    Common     Paid-In Stock at   Accumulated  Translation                Comprehensive
                            Shares     Stock     Capital     Cost       Deficit   Adjustment         Total           Loss
                            ------  --------  ---------- --------  ------------  ----------- -------------  -------------
Balance, December 31,
 1995...................     7,679  $     77  $  674,700      --   $   (622,792)       --    $      51,985
 Capital contributions
  to Rowe
  Communications, Inc...       --        --      839,913      --            --         --          839,913
 Issuance of common
  stock in connection
  with the foundation of
  RoweCom LLC, July 1,
  1996.................. 1,544,140    15,441     194,559      --            --         --          210,000
 Net loss...............       --        --          --       --     (1,449,723)       --       (1,449,723) $ (1,449,723)
 Cumulative translation
  adjustment............       --        --          --       --            --    $  9,584           9,584         9,584
                                                                                                            ------------
 Comprehensive loss.....       --        --          --       --            --         --              --   $ (1,440,139)
                         ---------  --------  ---------- --------  ------------   --------   -------------  ============
Balance, December 31,
 1996................... 1,551,819    15,518   1,709,172      --     (2,072,515)     9,584        (338,241)
 Shares cancelled upon
  dissolution of Rowe
  Communications, Inc...    (7,679)      (77)         77      --            --         --              --
 Accretion of dividends
  on preferred stock to
  redemption value......       --        --          --       --       (183,577)       --         (183,577)
 Net loss...............       --        --          --       --     (3,253,521)       --       (3,253,521) $ (3,253,521)
 Cumulative translation
  adjustment............       --        --          --       --            --       7,111           7,111         7,111
                                                                                                            ------------
 Comprehensive loss.....       --        --          --       --            --         --              --   $ (3,246,410)
                         ---------  --------  ---------- --------  ------------   --------   -------------  ============
Balance, December 31,
 1997................... 1,544,140    15,441   1,709,249      --     (5,509,613)    16,695      (3,768,228)
 Accretion of dividends
  on preferred stock to
  redemption value......       --        --          --       --       (762,135)       --         (762,135)
 Exercise of stock
  options...............       698         7         493      --            --         --              500
 Purchase of treasury
  stock shares..........   (18,658)     (187)        --  $(53,267)          --         --          (53,454)
 Net loss...............       --        --          --       --     (7,629,492)       --       (7,629,492) $ (7,629,492)
 Cumulative translation
  adjustment............       --        --          --       --            --     (38,459)        (38,459)      (38,459)
                                                                                                            ------------
 Comprehensive loss.....       --        --          --       --            --         --              --   $ (7,667,951)
                         ---------  --------  ---------- --------  ------------   --------   -------------  ============
Balance, December 31,
 1998................... 1,526,180  $ 15,261  $1,709,742 $(53,267) $(13,901,240)  $(21,764)  $(12,251,268)
                         =========  ========  ========== ========  ============   ========   =============



   The accompanying notes are an integral part of the consolidated financial statements.

                                  RoweCom Inc.

                     Consolidated Statements of Cash Flows

                                         --------------------------------------
                                               Years Ended December 31,
                                         --------------------------------------
                                                1996         1997          1998
                                         -----------  -----------  ------------
Cash flows from operating activities:
  Net loss.............................  $(1,449,723) $(3,253,521) $ (7,629,492)
  Adjustments to reconcile net loss to
   net cash used in operating
   activities:
   Depreciation and amortization.......       49,660       79,476       211,738
   Loss on disposal of intangibles.....          --        29,033           --
Changes in operating assets and
 liabilities:
   Accounts receivable.................      (26,155)    (228,101)   (1,731,677)
   Other current assets................      (41,945)    (158,631)     (371,957)
   Accounts payable....................       80,339       23,373       202,067
   Income taxes payable................          --       126,321      (121,302)
   Accrued expenses and accrued
    compensation.......................      197,165      478,744       481,624
                                         -----------  -----------  ------------
   Net cash used in operating
    activities.........................   (1,190,659)  (2,903,306)   (8,958,999)
Cash flows from investing activities:
  Purchase of equipment and
   furnishings.........................      (56,329)    (203,173)     (595,887)
  Purchase of intangible assets........      (34,840)     (25,531)       (1,000)
                                         -----------  -----------  ------------
  Net cash used in investing
   activities..........................      (91,169)    (228,704)     (596,887)
Cash flows from financing activities:
  Net proceeds from issuance of
   preferred stock.....................          --     3,712,464    23,362,472
  Proceeds from issuance of common
   stock...............................      210,000          --            500
  Loan proceeds........................      210,000      127,638     2,507,719
  Loan repayments......................          --       (37,638)     (850,000)
  Capital contribution.................      839,913          --            --
  Purchase of treasury stock...........          --           --        (53,454)
                                         -----------  -----------  ------------
   Net cash provided by financing
    activities.........................    1,259,913    3,802,464    24,967,237
  Effect of exchange rates on cash.....        9,584        7,111       (51,883)
  Net (decrease) increase in cash and
   cash equivalents....................      (12,331)     677,565    15,359,468
Cash and cash equivalents, beginning of
 period................................       26,124       13,793       691,358
                                         -----------  -----------  ------------
Cash and cash equivalents, end of
 period................................  $    13,793  $   691,358  $ 16,050,826
                                         ===========  ===========  ============
Supplementary information:
  Conversion of loan payable into
   preferred stock.....................          --   $   300,000           --
  Accretion of preferred stock.........          --   $   183,577  $    762,135
  Income taxes paid....................  $    15,286          --   $    211,058
  Interest paid........................  $       --   $     9,820  $     19,356

   The accompanying notes are an integral part of the consolidated financial statements.

                                  RoweCom Inc.

                   Notes To Consolidated Financial Statements

1. Summary of Significant Accounting Policies

RoweCom Inc. ("RoweCom"), was formed as Rosewood Knowledge Management, Inc. on January 12, 1994, and was renamed as Rowe Communications, Inc. on February 16, 1995, to provide Internet-based knowledge acquisition and management services. RoweCom's principal product is the knowledgeStore (the "kStore"). The kStore allows knowledge workers, librarians, and purchasing agents to order, pay for, and manage the purchase of knowledge resources. RoweCom provides each client's organization with its own highly customized "company store" which facilitates the ordering, payment and management of subscriptions to magazines, newspapers and journals as well as other knowledge resources electronically through RoweCom's online catalog. The kStore allows ordering from a decentralized or centralized environment, the inclusion of built-in approval levels, and the automation of enterprise-wide reporting.

On July 1, 1996, Rowe Communications, Inc. transferred substantially all of its assets and liabilities to RoweCom LLC in exchange for a 97% interest in RoweCom LLC, which is a limited liability company formed under the laws of the State of Delaware. On April 25, 1997, RoweCom LLC merged with RoweCom. The merger had no significant impact on RoweCom's financial statement presentation. Rowe Communications Ltd., a Canadian company ("RoweCom Canada"), is a subsidiary of RoweCom. All significant intercompany accounts and transactions between RoweCom and its sole subsidiary, RoweCom Canada, included in the accompanying consolidated financial statements have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of three months or less from the date of purchase and whose carrying amounts approximate fair value due to the short maturity of the investments.

Revenues

Revenues are principally generated from subscription orders for third-party publications, which include the cost of the subscription and the associated transaction fee earned by RoweCom. RoweCom recognizes revenues from a subscription order when the customer transmits an order.

Revenues for the setup of the kStore on customers' intranets are recognized upon installation. Revenue earned from installations was immaterial for the years ended 1996, 1997 and 1998. Revenues related to transaction fees paid by third parties for transactions sourced from RoweCom's kStore site are recognized when reported by the third-party.

Research and Development and Capitalized Software Costs

Costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Software production costs incurred subsequent to the establishment of technological feasibility are capitalized until the product or enhancement is available for general release to customers. Amortization is based on the straight-line method over the remaining estimated life of the product. Software production costs eligible for capitalization have been immaterial.

Advertising Costs

RoweCom expenses advertising costs as incurred. Advertising expense for the years ended 1996, 1997 and 1998 was $40,325, $227,183 and $244,806,
respectively.

Equipment and Furnishings

Equipment and furnishings are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated lives of the related assets. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss.

Other Current Assets

Included in other current assets at December 31, 1997 is $130,000 in advances to publishers. There were no such amounts outstanding at December 31, 1998.

                                  RoweCom Inc.

Other Assets

Other assets are recorded at cost and consist of trademark costs and a license agreement. Trademark costs are being amortized over five years using the straight-line method. The license agreement with Banc One Corporation for processing services is being amortized over a thirty-one month period using the straight-line method.

Foreign Currency Translation

The local currency for Rowe Communications, Ltd., the Canadian dollar, is the functional currency of that company. The accounts of Rowe Communications Ltd. are translated into U.S. dollars using exchange rates in effect at period-end for assets and liabilities and at average exchange rates during the period for results of operations. The related translation adjustments are reported as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions have been immaterial for all periods presented and are included in interest and other income, net.

Income Taxes

RoweCom accounts for income taxes under the liability method. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The measurement of deferred tax assets is reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Prior to its merger into RoweCom on April 25, 1997, RoweCom LLC was a limited liability company for which all U.S. income and losses flowed through to its members and are, therefore, not available to offset future taxable income of RoweCom.

Concentration of Credit Risk, Significant Customer Information and Segment Information

Financial instruments which potentially expose RoweCom to concentrations of credit risk consist primarily of trade accounts receivable. RoweCom performs ongoing evaluations of customers' financial condition, in certain cases requires advances from customers for future purchases and maintains reserves for potential uncollectible amounts, which, in the aggregate, have not exceeded management expectations. For the years ended December 31, 1997 and 1998, the top three customers represented 23% and 21% of revenues, respectively. RoweCom has adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires segment disclosure. RoweCom has determined that it conducts its operations in one business segment.

Risks and Uncertainties

The preparation of financial statements in conformity with generally accepted accounting principles requires management to provide estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expense during the reporting period. Actual results could differ from those estimates.

RoweCom has a limited operating history, has never achieved profitability and is subject to the risks and uncertainties encountered by start-up companies such as the uncertain nature of the markets in which RoweCom competes and the risk that RoweCom may be unable to manage any future growth successfully.

In addition, RoweCom is subject to the risks encountered by companies relying on the continued growth of online commerce and Internet infrastructure. The risk includes the use of the Internet as a viable commercial marketplace and the potentially inadequate development of the necessary network infrastructure. One supplier provided 24% and 23% of knowledge resources sold by RoweCom for the years ended December 31, 1997 and 1998, respectively. If this supplier were to cease providing knowledge resources at favorable prices RoweCom may be unable to offer competitive prices to its customers.

                                  RoweCom Inc.

Finally, RoweCom has historically experienced season fluctuations in revenues. This pattern may be expected to continue and results of financial operations within any fiscal year cannot be expected to be representative.

Pro Forma Balance Sheet (Unaudited)

Upon the closing of RoweCom's initial public offering, all of the outstanding shares of Class A, A-1, B and C redeemable convertible preferred stock and all outstanding stock purchase warrants will automatically convert into 5,004,236 shares of RoweCom common stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of the preferred stock and the preferred stock warrants, into common stock as of December 31, 1998.

Pro Forma Net Loss Per Common Share (Unaudited)

The pro forma net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding after certain adjustments described below. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive. In the computation of pro forma net loss per share, accretion of preferred stock to the mandatory redemption amount is not included as an increase to net loss. Also, the pro forma net loss per common share gives effect to the exchange of all outstanding preferred stock of RoweCom Canada into preferred stock of RoweCom, the mandatory conversion of all outstanding shares of preferred stock into shares of common stock and the exercise of all outstanding stock purchase warrants.

2. Net Loss Per Common Share

The following is a calculation of net loss per share

                                      ----------------------------------------
                                             Year Ended December 31,
                                      ----------------------------------------
                                              1996          1997          1998
                                      ------------  ------------  ------------
Historical
 Basic and diluted:
  Net loss to common stockholders.... $ (1,449,723) $ (3,437,105) $ (8,391,627)
  Weighted average number of common
   shares............................      776,084     1,551,819     1,527,827
  Net loss per common share-basic and
   diluted........................... $      (1.87) $      (2.22) $      (5.49)
Pro forma (Unaudited)
 Basic and diluted:
  Net loss...........................                             $ (7,629,492)
  Weighted average number of common
   shares............................                                1,555,976
  Weighted average assumed number of
   shares upon conversion of
   preferred stock and the net
   exercise of all outstanding stock
   purchase warrants.................                                2,521,099
                                                                  ------------
  Total weighted average number of
   shares used in computing pro forma
   net loss per share................                                4,077,075
  Basic and diluted pro forma net
   loss per common share.............                             $      (1.87)

Options to purchase shares of RoweCom's common stock totaling 101,224 and 155,327 at December 31, 1996 and 1997, and 470,327 at December 31, 1998, and
preferred stock purchase warrants totaling 120,968 at December 31, 1997, and 1998 were outstanding but were not included in the computations of diluted earnings per share as the inclusion of these shares would have been anti-dilutive. No options were granted prior to 1996.

                                  RoweCom Inc.

3. Restricted Cash

Restricted cash consists of funds advanced by customers for the future purchase of publications. The amount has also been recorded as customer advances.

4. Equipment and Furnishings

The components of equipment and furnishings were as follows:

                                               --------------------------------
                                                             At December 31,
                                               Useful Life --------------------
                                                   (Years)      1997       1998
                                               ----------- ---------  ---------
Computer equipment and software...............      3      $ 275,049  $ 669,442
Furniture and office equipment................      5         60,986    195,638
Leasehold improvements........................     1-2           --      67,017
                                                           ---------  ---------
                                                             336,035    932,097
Less: accumulated depreciation................              (100,649)  (299,942)
                                                           ---------  ---------
                                                           $ 235,386  $ 632,155
                                                           =========  =========

Depreciation expense for the years ended December 31, 1996, 1997, and 1998 was $41,913, $56,528 and $199,293, respectively.

5. Other Assets

The components of other assets were as follows:

                                                             ------------------
                                                             At December  31,
                                                             ------------------
                                                                 1997      1998
                                                             --------  --------
Trademarks.................................................. $ 28,541  $ 29,541
License agreement...........................................   40,000    40,000
                                                             --------  --------
                                                               68,541    69,541
Less accumulated amortization...............................  (40,983)  (53,518)
                                                             --------  --------
                                                             $ 27,558  $ 16,023
                                                             ========  ========

6. Income Taxes

The components of the income tax provision are as follows:

                                                       -------------------------
                                                          1996     1997     1998
                                                       ------- -------- --------
Current
  Federal.............................................     --       --       --
  State...............................................     --       --  $ 40,000
  Foreign............................................. $15,695 $136,352   69,000
                                                       ------- -------- --------
Total................................................. $15,695 $136,352 $109,000
                                                       ======= ======== ========

                                  RoweCom Inc.

The following is a reconciliation between U.S. federal statutory rate and the effective rate:

                                                   ---------------------------
                                                   Year ended December 31
                                                   ---------------------------
                                                      1996      1997      1998
                                                   -------   -------   -------
U.S. federal statutory rate.......................   (34.0)%   (34.0)%   (34.0)%
Foreign taxes.....................................     1.1       4.4        .5
State taxes, net of federal tax benefit...........     --        --        1.0
Net operating losses not benefited................    34.0 %    34.0 %    34.0 %
                                                   -------   -------   -------
                                                       1.1 %     4.4 %     1.5 %

The components of the net deferred tax asset are as follows:

                                                         ----------------------
                                                              1997         1998
                                                         ---------  -----------
Net Operating Loss...................................... $ 238,000  $ 1,628,499
 Stock Issuance Costs...................................   102,162      100,366
 Reserves and Other.....................................       --       394,188
                                                         ---------  -----------
  Total.................................................   340,162    2,123,053
Valuation Allowance.....................................  (238,000)  (2,022,687)
                                                         ---------  -----------
  Net Deferred Tax Asset................................ $ 102,162  $   100,366
                                                         =========  ===========

As of December 31, 1998, RoweCom has net operating losses for federal & state income tax purposes of approximately $4,071,000 which begin to expire in 2012 and 2003, respectively. The difference between the statutory rate and the effective tax rate is primarily attributed to the valuation allowance.

As required by Statement of Financial Accounting Standards No. 109, management of RoweCom has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of intangible assets and net operating loss carryforwards. Management has determined that it is more likely than not that RoweCom will not recognize the benefits of the federal and state deferred tax assets and, as a result, a valuation allowance of approximately $2,023,000 has been established at December 31, 1998.

RoweCom has recognized a net deferred tax asset at December 31, 1997 and 1998 of $102,162 and $100,366, respectively, related to issuance costs of its Class A and Class B Redeemable Convertible Preferred Stock. No valuation allowance was recorded for the foreign net deferred tax assets since it is more likely than not that these net deferred tax assets will be realized in the future. Included in other current assets is $20,432 and $23,889 representing the current portion of the net deferred tax asset of RoweCom at December 31, 1997 and 1998, respectively.

7. Loans Payable

RoweCom's loan payable of $200,000 outstanding at December 31, 1996 with a third-party individual with an interest rate of 8%, compounded daily, was converted to preferred shares and stock purchase warrants in 1997 (see note
12).

On June 19, 1998, RoweCom entered into an equipment loan agreement with a bank. Under this loan agreement RoweCom may borrow up to $500,000, for the purpose of acquisition of equipment, for a period of six months. In December 1998, the outstanding balance of $320,369 was converted into a term loan, to be repaid in thirty equal monthly installments. The interest on the outstanding balance is calculated daily at the bank's prime rate (7.75% at December 31, 1998), plus 1.0%. The loan is collateralized by all RoweCom's assets, including accounts receivable and equipment, but excluding intellectual property. RoweCom is required to maintain certain financial ratios, including a "quick ratio" of
1.50 through December 31, 1998, and 1.10 thereafter. The loan agreement defines "quick ratio" as the sum of consolidated cash and cash equivalents plus consolidated eligible accounts receivable, divided by consolidated current liabilities.

Effective September 23, 1998, RoweCom and the bank amended the agreement by adding a revolving line of credit totaling $4,000,000. Outstanding principal is due on the earlier of the 85th day after the date of each revolving loan, or September 23, 1999. The interest rate on the outstanding balance is computed daily at the

                                  RoweCom Inc.

bank's prime rate plus 0.5%. At December 31, 1998, $1,337,350 was outstanding under this line of credit. At December 31, 1998, the weighted average interest rate on outstanding borrowing under this agreement was 8.35%.

8. Related Party Transactions

Included in accounts payable at December 31, 1996 was $1,701 for consulting services rendered by members of the board of directors and $24,000 for legal services rendered by a party related to a significant shareholder. The December 31, 1997 and December 31, 1998 accounts payable includes $313 and $0, respectively, for legal services rendered by a party related to a principal shareholder and total expense for December 31, 1997 and 1998 for these services was $9,207 and $38,314, respectively.

9. Commitments

RoweCom leases office space in Cambridge, Massachusetts and London, Ontario under operating lease agreements which expire on August 31, 2000 and April 30, 1999, respectively. Rent expense for the years ended December 31, 1996, 1997 and 1998 was $31,461, $108,000 and $217,234, respectively. RoweCom also leases certain office equipment under operating leases expiring through 2001. Future minimum lease payments are $273,058, $83,395 and $2,534 for 1999, 2000 and 2001, respectively.

10. Retirement Plan

RoweCom maintains a contributory 401(k) defined contribution plan (the "Plan") to provide retirement benefits for principally all employees of RoweCom, as defined. Under the terms of the Plan, participants may defer between 1% and 15% of their compensation, a portion of which may be contributed on a pretax basis as defined by law. RoweCom may also make discretionary contributions to the Plan. Participants vest in employer contributions over a five-year period. RoweCom did not make any contributions to the Plan during 1996, 1997 or 1998.

11. Stockholders' (Deficit) Equity

Common Stock

RoweCom has authorized 34,000,000 shares of common stock, $.01 par value. Common stock has full voting rights. Dividend and liquidation rights of common stock are subordinated to those of all classes of preferred stock.

12. Redeemable Convertible Preferred Stock

RoweCom

RoweCom has authorized 5,000,000 shares of Class A Redeemable Convertible Preferred Stock, $.01 par value, of which 161,289 shares were issued and outstanding at December 31, 1997 and December 31, 1998. RoweCom has authorized 5,000,000 shares of Class A-1 Redeemable Convertible Preferred Stock, $.01 par value, of which none were issued and outstanding at December 31, 1997 and December 31, 1998. RoweCom has authorized 8,000,000 shares of Class B Redeemable Convertible Preferred Stock, $.01 par value, of which 5,140,370 shares were issued and outstanding at December 31, 1998, and 5,000,000 shares of Class C Redeemable Convertible Preferred Stock, $.01 par value, of which none were issued and outstanding at December 31, 1996 and 1997 and 4,586,599 shares were issued and outstanding at December 31, 1998.

In April 1997, the loan payable for $200,000 held by a third party at December 31, 1996 and an additional loan payable of $100,000 which was entered into in 1997 were converted into 161,289 shares of Class A.

In May 1998, RoweCom sold 5,140,370 shares of Class B at a price of $1.2645 per share. Net proceeds to RoweCom, after deducting issuance costs, were $6,372,678.

                                  RoweCom Inc.

In December 1998, RoweCom sold 4,586,599 shares of Class C Preferred Stock at a price of $3.407 per share. Net proceeds to RoweCom, after deducting issuance costs, were $15,531,559.

The terms of Class A, Class A-1, Class B and Class C are as follows:

  Conversion. Each share of Class A, Class A-1, Class B and Class C may be converted into 0.34905 common shares at the option of the stockholder.

  On February 8, 1999, the Second Amended and Restated Certificate of Incorporation was amended to provide, among other things, that upon the closing of an initial public offering of RoweCom's common stock in which RoweCom has an equity valuation of at least $80,000,000, and results in proceeds of at least $20,000,000 (a "Qualified IPO"), all outstanding shares of Class A, Class A-1, Class B and Class C are automatically converted into shares of common stock.

  Dividend and Voting Rights. Holders of Class A, Class A-1, Class B and Class C are entitled to fixed, preferential, cumulative dividends in the amount of 6.75% per annum on the liquidation preference of $2.48, $1.2645, $1.2645 and $3.407 for each Class A share, Class A-1 share, Class B share and Class C share, respectively. When and if declared by RoweCom's board of directors, dividends on Class A, Class A-1, Class B and Class C are payable in cash or additional Class A, Class A-1, Class B and Class C shares in preference and prior to any payment of any dividend on the common shares. Dividends on Class C are payable in preference and prior to any other class of shares and dividends on Class B are payable in preference and prior to any dividends on Class A and Class A-1 shares. The determination of whether a dividend is payable in cash or in additional shares is to be made at the discretion of the board. Any dividend that is not declared by the board of directors or paid in cash or additional preferred shares will accrue and compound annually at a rate of 6.75%. Upon the consummation of a Qualified IPO, any and all rights to accrued and unpaid dividends shall cease. The holders of Class A, Class A-1, Class B and Class C are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares into which the Class A, Class A-1, Class B and Class C are convertible as of the date of record.

  Liquidation Preferences. In the event of any liquidation, dissolution or winding up of RoweCom, the holders of Class A, Class A-1, Class B and Class C are entitled to receive, prior to and in preference to any payment or distribution of any assets or surplus funds of the Company to the holders of the common shares, an amount for each Class A, Class A-1, Class B and Class C share held, equal to $2.48, $1.2645, $1.2645 and $3.407, respectively, plus in each case, any accrued and unpaid dividends on the Class A, Class A-1, Class B and Class C shares, whether or not declared. If upon such liquidation, the assets and funds thus distributed among the holders of the preferred shares shall be insufficient to permit the payment to such holders of the full liquidation preference, then the entire assets and funds of RoweCom legally available for distribution shall be distributed in the following order: (i) first, among the holders of Class C shares, (ii) second, among the holders of Class B shares and (iii) third, pro rata according to liquidation preference among the holders of Class A and Class A-1, treated as a single class.

  Redemption. Upon the earlier of the occurrence of certain events or May 5, 2003 and at any time thereafter, the holders of Class A will be entitled to require RoweCom to redeem all of the Class A shares at a price of $2.48 per share, plus all unpaid cumulative dividends, whether or not declared, which have accrued thereon. The holders of Class A-1, Class B and Class C will have the right to require the Company to purchase from the holders all of the outstanding Class A-1, Class B and Class C shares on December 11, 2003 and at any time thereafter up until December 11, 2005. RoweCom must purchase the Class A-1, Class B and Class C shares at a purchase price equal to the greater of (i) the fair market value of such shares or (ii) the respective liquidation preference plus all accrued but unpaid dividends.

                                  RoweCom Inc.

The following table sets forth preferred stock activity of RoweCom Inc.

             -----------------------------------------------------------------------
             Class A            Class B              Class C
              Shares  Class A    Shares    Class B    Shares     Class C       Total
             ------- -------- --------- ---------- --------- ----------- -----------
Balance at
 December
 31, 1996..      --       --        --         --        --          --          --
             ------- -------- --------- ---------- --------- ----------- -----------
Conversion
 of note
 payable to
 Class A
 redeemable
 convertible
 preferred
 stock.....  161,289 $300,000       --         --        --          --  $   300,000
             ------- -------- --------- ---------- --------- ----------- -----------
Balance at
 December
 31, 1997..  161,289  300,000       --         --        --          --      300,000
Accretion
 of Class A
 redeemable
 convertible
 preferred
 stock.....      --    47,555       --         --        --          --       47,555
Issuance of
 Class B
 redeemable
 convertible
 preferred
 stock, net
 of
 issuance
 costs of
 $127,320..      --       --  5,140,370 $6,372,678       --          --    6,372,678
Accretion
 of Class B
 redeemable
 convertible
 preferred
 stock.....      --       --        --     298,145       --          --      298,145
Issuance of
 Class C
 redeemable
 convertible
 preferred
 stock, net
 of
 issuance
 costs of
 $94,984...      --       --        --         --  4,586,599 $15,531,559  15,531,559
Accretion
 of Class C
 redeemable
 convertible
 preferred
 stock.....      --       --        --         --        --       56,709      56,709
             ------- -------- --------- ---------- --------- ----------- -----------
Balance at
 December
 31, 1998..  161,289 $347,555 5,140,370 $6,670,823 4,586,599 $15,588,268 $22,606,646
             ======= ======== ========= ========== ========= =========== ===========

Rowe Communications Ltd.

Rowe Communications Ltd. ("Ltd.") has an unlimited authorized number of its Class A Redeemable Convertible Voting Preferred Stock ("Ltd. Class A") and an unlimited authorized number of its Class B Redeemable Convertible Non-Voting Preferred Stock ("Ltd. Class B").

In April 1997 Ltd. sold 1,611,568 shares of Ltd. Class A at $2.48 per share, in a private offering to a Canadian venture capital firm. Net proceeds to Ltd., after deducting issuance costs, were $3,712,464. At December 31, 1997 and 1998, 1,611,568 shares of Ltd. Class A were issued and outstanding. These shares are aggregated on the Company's balance sheet with the Class A shares.

In May 1998, Ltd. sold 1,186,240 shares of Ltd. Class B at $1.2645, in a second private offering to a Canadian venture capital firm. Net proceeds to Ltd., after deducting issuance costs, were $1,458,235. At December 31, 1998, 1,186,240 shares of Ltd. Class B were issued and outstanding. These shares are aggregated on the Company's balance sheet with the Class B shares.

  Conversion. The holder of Ltd. Class A has the right (pursuant to the RoweCom Second Amended and Restated Stockholders Agreement) at any time to require RoweCom to issue 3,163,306 Class A-1 shares in the capital stock of RoweCom, in exchange for such holder's Ltd. Class A shares (the "Class A Exchange Option") plus any additional shares or assets (including dividends, whether declared or accumulated) which the holder would have acquired had the holder held such number of Class A-1 shares in the capital stock of RoweCom. If the stockholder of Ltd. Class A has exercised the Class A Exchange Option, the stockholder must transfer, for no additional consideration, a total of 889,187 (subject to adjustments) Class A-1 shares to certain existing stock, option and warrant holders of the Company upon the occurrence of certain events. At December 31, 1998, approximately 150,000 of those Class A-1 shares would be transferred to existing holders of stock options and warrants to purchase the Company's common stock. The holder of Ltd. Class B has the right at any time to require RoweCom to issue Class B shares, in exchange for such holders Ltd. Class B shares (Class B Exchange Option) on a one for one basis plus any additional shares or assets (including dividends, whether declared or accumulated) which the holder would have acquired had the holder held the same number of Class B shares in the capital stock of RoweCom.

                                  RoweCom Inc.

  Under an Exchange Option Exercise Agreement, the holder of the Ltd. Class A Preferred Shares and the Ltd. Class B Preferred Shares irrevocably agrees to exercise its Class A Exchange Option and Class B Exchange Option upon the closing of an Initial Public Offering meeting certain conditions.

  Dividend and Voting Rights. The holder of Ltd. Class A was entitled to receive fixed, preferential, cumulative dividends in the amount of 6.75% per annum on the liquidation preference of $2.48 for each Ltd. Class A share from April 1997 through May 1998. In May 1998 and upon the closing of the Ltd. Class B offering, the Articles of Incorporation of Ltd. were amended such that the holder of Ltd. Class A and the holder of Ltd. Class B are entitled to receive dividends as and when declared by the board of directors. The holders of Ltd. Class B are not entitled to receive notice of or to attend and vote at meetings of the shareholders of Ltd. except to the extent that such holders are entitled to vote under the Business Corporations Act (Ontario). The holders of Ltd. Class A Preferred Shares shall be entitled to receive notice of and attend all meetings of the shareholders of Ltd. and each Ltd. Class A Preferred Share shall confer the right to one (1) vote.

  Liquidation Preferences. In the event of any liquidation, dissolution or winding up of Ltd., holders of Ltd. Class A and Ltd. Class B are entitled to receive prior to and in preference to any payment or distribution of any assets to the holders of the common shares, an amount for each Ltd. Class A share and Ltd. Class B share held, equal to $2.48 and $1.2645, plus any accrued and unpaid dividends on the Ltd. Class A and Ltd. Class B shares declared.

  Redemption. Upon the earlier of the occurrence of certain events or May 5, 2003 and at any time thereafter, the holders of Ltd. Class A and Ltd. Class B may require RoweCom to redeem all of the Ltd. Class A and Ltd. Class B shares at a price of $2.48 and $1.2645 per Ltd. Class A and Ltd. Class B share, plus all accrued and unpaid cumulative dividends, declared.

The following table sets forth preferred stock activity of Rowe Communications Ltd.

                           ----------------------------------------------------
                            Class A              Class B
                            Shares    Class A    Shares    Class B     Total
                           --------- ---------- --------- ---------- ----------
Balance at December 31,
 1996.....................       --         --        --         --         --
                           --------- ---------- --------- ---------- ----------
Issuance of Class A
 redeemable convertible
 preferred stock, net of
 issuance costs of
 $284,225................. 1,611,568 $3,712,464       --         --  $3,712,464
Tax effect of issuance of
 preferred stock..........       --     102,169       --         --     102,169
Accretion of Class A
 redeemable convertible
 preferred stock..........       --     183,577       --         --     183,577
                           --------- ---------- --------- ---------- ----------
Balance at December 31,
 1997..................... 1,611,568  3,998,210       --         --   3,998,210
Accretion of Class A
 redeemable convertible
 preferred stock..........       --     290,768       --         --     290,768
Issuance of Class B
 redeemable convertible
 preferred stock, net of
 issuance costs of
 $41,765..................       --         --  1,186,240 $1,458,235  1,458,235
Accretion of Class B
 redeemable convertible
 preferred stock..........       --         --        --      68,958     68,958
                           --------- ---------- --------- ---------- ----------
Balance at December 31,
 1998..................... 1,611,568 $4,288,978 1,186,240 $1,527,193 $5,816,171
                           ========= ========== ========= ========== ==========

13. Stock Purchase Warrants

In connection with the issuance of Ltd. Class A (note 12) and the conversion of the loans payable into 161,289 shares of Class A, 120,968 stock purchase warrants of RoweCom were issued with an exercise price of $2.48 per share. The class of stock purchasable under the stock purchase warrants is Ltd. Class A Preferred. If prior

                                  RoweCom Inc.

to the time of exercise, the warrant holder has exercised the Class A Exchange Option, then the shares purchasable pursuant to the stock purchase warrant shall be common stock of RoweCom. The value of the warrants was immaterial at the time of issuance.

14. Stock Options

In 1996 as part of the initial formation and operating agreement of RoweCom and prior to the inception of the 1997 Stock Incentive Plan, stock options were issued to key employees and members of the board of directors. Vesting terms range from immediate vesting to vesting at a rate of 20% per year. All options expire ten years from RoweCom's date of formation. A total of 95,989 options were issued in 1996 and an additional 69,810 were authorized for future grants.

On April 25, 1997, RoweCom adopted the 1997 Stock Incentive Plan for directors, officers, employees, and consultants of RoweCom. A total of 114,618 shares of common stock were reserved for issuance under the 1997 Stock Incentive Plan. These options vest over a five-year period and expire over a period not exceeding ten years.

On April 8, 1998, RoweCom adopted the 1998 Stock Incentive Plan. A total of 349,050 shares of common stock were reserved for issuance under the 1998 Stock Incentive Plan. These options vest over a four year period and expire over a period not exceeding ten years.

The board establishes the exercise price and vesting period at the time the options are granted and specifies these terms in the applicable option agreements.

Under the terms of the Plans, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the board of directors. In reaching the determination of fair market value at the time of each grant, the board of directors considers a broad range of factors including the illiquid nature of an investment in RoweCom's common stock, RoweCom's historical financial performance, and RoweCom's future prospects.

After assessing the fair value of the Company's common stock, the Board of Directors, on July 9, 1998, determined that certain stock options held by employees of the Company had an exercise price significantly higher than the estimated fair value. As a result, such stock options were not providing the desired incentive to the employees, and such employees were then provided the opportunity to replace their existing options with new options, on a one for one basis, at a price of $0.72 per share, with no change in their original vesting schedule. This stock option repricing resulted in new options to purchase 385,144 shares of common stock. At the execution of the stock option repricing, the fair value of the Company's common stock was $0.72 per share and therefore no compensation charge was recorded.

Transactions during 1996, 1997 and 1998 related to stock options granted by RoweCom were as follows:

                                                        ------------------------
                                                                        Weighted
                                                                         Average
                                                          Shares  Exercise Price
                                                        --------  --------------
Outstanding at January 1, 1996
  Granted..............................................  118,677      $ 2.00
  Exercised............................................      --          --
  Forfeited/canceled...................................  (17,452)       1.43
                                                        --------
Outstanding at December 31, 1996.......................  101,225        1.75
  Granted..............................................   57,593        2.55
  Exercised............................................      --          --
  Forfeited/canceled...................................   (3,490)       2.86
                                                        --------
Outstanding at December 31, 1997.......................  155,328        2.03
  Granted..............................................  819,198        2.09
  Exercised............................................     (698)        .72
  Forfeited/canceled................................... (503,500)       2.72
                                                        --------
Outstanding at December 31, 1998.......................  470,328      $ 1.17
                                                        ========

                                  RoweCom Inc.

At December 31, 1996, 1997 and 1998, 31,414, 69,228, and 66,994 options were exercisable at exercise prices ranging from $0.72 to $2.86 and at December 31, 1998 64,896 were available for grant.

The following table summarizes information about fixed stock options outstanding at December 31, 1998:

      ---------------------------------------------------------------------------
                        Options Outstanding                Options Exercisable
                 ---------------------------------------  -----------------------
                                  Weighted
                                   Average     Weighted                 Weighted
                                 Remaining      Average                  Average
      Exercise        Number   Contractual     Exercise        Number   Exercise
         Price   Outstanding          Life        Price   Exercisable      Price
      --------   -----------   -----------     --------   -----------   --------
       $ .72       350,873         8.7          $ .72       34,416       $ .72
        1.43        43,631         2.4           1.43       30,833        1.43
        2.86        64,829         9.7           2.86        1,745        2.86
        5.01        10,995         9.8           5.01          --
                   -------                                  ------
                   470,328         8.3 years    $1.17       66,994       $1.09

Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123), encourages but does not require companies to record compensation cost for stock-based employee contribution plans at fair value. RoweCom has chosen to account for stock-based employee compensation using the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized for its stock-based compensation plan.

Had compensation cost for RoweCom's stock option plans been determined based on the estimated fair value of the option at the date of grant for awards in 1996, 1997 and 1998 using the minimum value method consistent with SFAS No. 123, the adjustment to net loss would have been immaterial. The weighted average fair values of options granted are $0.52, $1.03, and $0.80, respectively. For this purpose, the fair value of options at the date of grant was estimated using the minimum value method with the following weighted-average assumptions: risk-free interest rates of 6.57%, 6.58%, and 5.40%; no dividend yields; no volatility factors; and a weighted-average expected life of the options of eight years.

15. Stock Split

On February 8, 1999, the board of directors declared a .34905-for-1 reverse stock split of the RoweCom's common stock, to be effective upon the filing of the Third Restated Certificate of Incorporation of RoweCom. All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated to reflect the effect of the reverse stock split for all periods presented.

                         [ROWECOM LOGO APPEARS HERE]

                                    Part II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

                                                                      ---------
                                                                      Total(1)*
                                                                      ---------
   SEC Registration Fee.............................................  $ 13,900
   NASD Fees........................................................  $  5,500
   NASDAQ Listing Fees..............................................  $ 76,000
   Printing and Engraving Expenses..................................  $150,000
   Legal Fees and Expenses..........................................  $300,000
   Accountants' Fees and Expenses...................................  $300,000
   Expenses of Qualification Under State Securities Laws, Including
    Attorneys' Fees.................................................  $  5,000
   Transfer Agent and Registrar's Fees..............................  $ 10,000
   Miscellaneous Costs..............................................  $ 39,600
                                                                      --------
     Total..........................................................  $900,000
                                                                      ========

*To be provided by amendment.

(1)Amounts are estimated as of     , 1999.

Item 14. Indemnification of Directors, Officers and Employees

Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The form of the Third Amended and Restated Certificate of Incorporation of the Registrant and the Amended and Restated By-laws of the Registrant, copies of the forms of which are filed as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The above discussion of the Registrant's Third Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the forms of such Third Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, and statute.

The Registrant will agree to indemnify the Underwriters and their controlling persons, and the Underwriters will agree to indemnify the Registrant and its controlling persons, including directors and executive officers of the Registrant, against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of the Underwriting Agreement that will be filed as part of the Exhibits hereto.

For information regarding the Registrant's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

Item 15. Recent Sales of Unregistered Securities

On April 1, 1997, Working Ventures Canadian Fund Inc. acquired 1,611,568 shares of Class A Preferred Stock of Rowe Communications Ltd. ("RoweCom Canada") and an option to exchange such shares of RoweCom Canada Class A Preferred Stock for shares of common stock of the Registrant (the "Exchange Option") for an aggregate offering of $4,000,000. No underwriting discounts or commissions were paid by the Company in connection therewith. The Exchange Option was issued in reliance on the exemption under the Securities Act of 1933, as amended, provided by Regulation S thereunder.

On April 1, 1997, RoweCom issued 80,645 shares of the Registrant's Class A Preferred Stock to Philippe Villers in exchange for the cancellation of indebtedness of the Registrant to Mr. Villers, and 40,322 shares of Class A Preferred Stock to Mr. Jerome Rubin in exchange for the cancellation of indebtedness of the Registrant to Mr. Rubin. In connection with the issuance of these shares of Class A Preferred Stock of the Registrant, the Registrant issued stock purchase warrants to each of Messrs. Villers and Rubin providing for the purchase of up to 28,149 shares of the Registrant's capital stock in the case of the warrant issued to Mr. Villers, and up to 14,074 shares of the Registrant's capital stock in the case of the stock purchase warrant issued to Mr. Rubin. These shares of Class A Preferred Stock and the stock purchase warrants were issued in reliance on the exemptions from registration under the Securities Act provided by Regulation D thereunder.

On May 4, 1998, Crystal Internet Venture Fund, L.P., Highland Capital Partners III Limited Partnership, Highland Entrepreneurs' Fund III Limited Partnership, Pai, Wei Ming Chung, Fu Kuan Investment Corp., and Puretech Profits Limited
(BVI) purchased an aggregate of 5,140,370 shares of the Class B Preferred Stock of the Registrant for an aggregate purchase price of $6,500,000, and Working Ventures acquired 1,186,240 shares of the Class B Preferred Stock of RoweCom Canada and an option to exchange such shares of RoweCom Canada Class B Preferred Stock for shares of Class B Preferred Stock of the Registrant for an aggregate purchase price of $1,500,000. The sales made by the Registrant to Crystal Internet Venture Fund, L.P., Highland Capital Partners III Limited Partnership and Highland Entrepreneurs' Fund III Limited Partnership were made in reliance upon the exemption from registration under the Securities Act provided by Regulation D thereunder. The sales made by the Registrant to Pai, Wei Ming Chung, Fu Kuan Investment Corp. and Puretech Profits Limited (BVI) were made in reliance upon the exemption from registration under the Securities Act provided by Regulation S thereunder.

On May 4, 1998, in connection with the sale of the Registrant's Class B Preferred Stock, the Exchange Option was amended to permit Working Ventures to exchange its shares of RoweCom Canada Class A Preferred Stock for an increased number of shares of the Class A-1 Preferred Stock of the Registrant. The sale of the option to exchange such stock for additional shares of Class A-1 Preferred Stock of the Registrant was made in reliance on the exemption from registration under the Securities Act provided by Regulation S thereunder.

On December 15, 1998, the Registrant sold an aggregate of 4,586,599 shares of its Class C Preferred Stock for an aggregate purchase price, net of expenses, of approximately $15,500,000 to the following persons under the following exemptions from registration under the Securities Act:

     --------------------------------------------------------------------------
     Purchaser                                                      Exemption
    ---------------------------------------------------------------------------
     Axiom Venture Partners II Limited Partnership...............  Regulation D
     Azalea Mall, L.L.C. ........................................  Regulation D
     Zero Stage Capital VI, L.P. ................................  Regulation D
     Winfield Capital Corp. .....................................  Regulation D
     Telantis Venture Partners V, Inc. ..........................  Regulation D
     Moore Global Investments, Ltd. .............................  Regulation D
     Remington Investments Strategies, L.P. .....................  Regulation D
     Crystal Internet Venture Fund, L.P. ........................  Regulation D
     Highland Capital Partners III Limited Partnership...........  Regulation D
     Highland Entrepenuers' Fund III Limited Partnership.........  Regulation D
     Working Ventures Canadian Fund..............................  Regulation S
     Michael Loeb................................................  Regulation D
     Solstice Capital Limited Partnership........................  Regulation D
     Trident Pacific Investment..................................  Regulation S
     China First Steel Ropes Mfg. Co., Ltd. .....................  Regulation S
     Central Investment Holdings (BVI) Co., Ltd. ................  Regulation S
     Taiwan Asia Pacific Venture Fund Limited....................  Regulation S
     Chen, Chau Ho...............................................  Regulation S
     Puretech Profits Limited, BVI...............................  Regulation S
     Safety Investment Corp. ....................................  Regulation S
     Te Hua Hsu..................................................  Regulation S
     Jan Yin.....................................................  Regulation S
     UOB Venture Technology Investments Ltd. ....................  Regulation S
     UOB Venture Investments II Ltd. ............................  Regulation S
     Wei Ming Yuan...............................................  Regulation S
     Sonny Wang..................................................  Regulation S
     Barndhaw Investments Inc. ..................................  Regulation S
     Sunny Lin...................................................  Regulation S
     Lip-Bu Tan and Ysa Loo Trust................................  Regulation S
     Philippe Villers............................................  Regulation D
     PV Securities Corp. ........................................  Regulation D
     Art Bauernfiend.............................................  Regulation D
     PaineWebber, Custodian F/B/O Alan B. Kennedy................  Regulation D
     Antoine Hadamard, M.D. .....................................  Regulation D
     Robert Zevin................................................  Regulation D
     Barry Bloom, M.D. ..........................................  Regulation D
     Casimir Shrzypczak..........................................  Regulation D
     ZAFA LLC....................................................  Regulation D
     Jonathan Nadler.............................................  Regulation D

As of December 31, 1998, the Registrant had issued options to purchase an aggregate of 113,554 shares of common stock under the Registrant's 1997 Stock Incentive Plan, the Amended and Restated 1998 Stock Incentive Plan and options issued and outstanding outside of such plans. The Registrant has also issued an aggregate of 698 shares of common stock to an employee upon the exercise of options granted pursuant to the Registrant's 1997 Stock Incentive Plan for an aggregate consideration of $500, at an average exercise price of $.72 per share. These grants of options, and the sales of common stock upon the exercise of these options, were made in reliance on the exemptions from registration under the Securities Act provided by Rule 701 thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a) The following is a list of exhibits filed as a part of this registration statement:

Exhibits

     Exhibit
     Number  Description
     ------- -----------
       *1.1  Form of Underwriting Agreement.
        3.1  Form of Third Amended and Restated Certificate of Incorporation
             of the Registrant.
        3.2  Form of Amended and Restated By-Laws of the Registrant.
        4.1  Specimen Certificate for shares of the Registrant's Common
             Stock.
        5.1  Opinion of Bingham Dana LLP, counsel to the Registrant, regarding the legality of the shares of Common Stock.
       10.1  1997 Stock Incentive Plan of the Registrant
       10.2  1999 Non-Employee Director Stock Option Plan
       10.3  1999 Employee Stock Purchase Plan
       10.4  Amended and Restated 1998 Stock Incentive Plan
      *10.5  Lease of 725 Concord Ave., Cambridge, Massachusetts, dated as of
             August 30, 1996, between David E. Clem and David M. Roby,
             Trustees of Lyme Properties Realty Trust u/d/t dated September
             30, 1994 and the Registrant, as amended by First Addendum to
             Lease, dated August 20, 1997, among David E. Clem and David M
             Roby, Trustees of Lyme Properties Realty Trust u/d/t, Curtin
             Insurance Agency, Inc. and the Registrant.
      *10.6  Consent to Cross Assignment of Leases, dated August 1, 1998, between David E. Clem and David M. Roby, Trustees of Lyme
             Properties Realty Trust u/d/t dated September 30, 1994 and the
             Registrant.
      *10.7  Stock Purchase Agreement, dated May 4, 1998, between the
             Registrant, Rowe Communications Ltd. ("RoweCom Canada"), and the
             Purchasers named therein, relating to the sale by the Registrant of its Class B Convertible Preferred Stock.
      *10.8  Share Purchase Agreement, dated as of April 1, 1997, between the
             Registrant and the Purchasers named therein relating to the sale by the Registrant of shares of its Class A Convertible Preferred
             Stock.
      *10.9  Second Amended and Restated Stockholders' Agreement, dated as of
             December 11, 1998, by and among the Registrant and certain stockholders of the Registrant.
      *10.10 Stock Purchase Agreement, dated as of December 11, 1998, between the Registrant and the Purchasers named therein, relating to the sale by the Registrant of shares of Class C Preferred Stock.
      *10.11 Second Amended Registration Rights Agreement, dated as of
             December 11, 1998, by and among the Registrant, RoweCom Canada, and the Purchasers named therein.
      *10.12 Executive Employment Agreement, dated as of November 4, 1998 between the Registrant and Mr. Louis Hernandez.
      *10.13 Loan Agreement, dated June 19, 1998, between Imperial Bank and the Registrant, as amended by Amendment No. 1 to the Loan
             Agreement, dated September 23, 1998, between the Registrant and
             Imperial Bank.
      *10.14 General Security Agreement, dated June 19, 1998, between
             Imperial Bank and the Registrant.
      *10.15 Form of Non-Competition Agreements by and between the Registrant and each of Richard Rowe, Ph.D., Louis Hernandez, Stephen
             Vozella, Walter Crosby, Steven Woit and Ronald Grigg.(/1/)
     +*10.16 Electronic Commerce Referral and Revenue Sharing Agreement,
             dated August 24, 1998, by and between Intelisys Electronic
             Commerce LLC and the Registrant.
     +*10.17 Marketing and Integration Agreement, dated as of August 20,
             1998, by and between barnesandnoble.com llc and the Registrant.

     Exhibit
     Number  Description
     ------- -----------
     +*10.18 Content and Co-Marketing Agreement, dated September 28, 1998 by and between the Registrant and NewSub Services, Inc.
     +*10.19 Content and Co-Marketing Agreement, dated October 23, 1998 between the Registrant and Publications Resource Group, Inc.
      *10.20 Stock Purchase Warrant between Philippe Villers and the
             Registrant.
      *10.21 Stock Purchase Warrant between Jerome Rubin and the Registrant.
      *10.22 Exchange Option Agreement, dated as of February 3, 1999, between the Registrant and Working Ventures.
      *21.1  Subsidiary of Registrant.
       23.1  Consent of PricewaterhouseCoopers LLP, independent accountants.
       23.2  Consent of Bingham Dana LLP, counsel to the Registrant (included in Exhibit 5.1).
      *27.1  Financial Data Schedule.
      *99.1  Consent of Veronis Suhler & Associates, Inc.
      *99.2  Consent of International Data Corporation.
      *99.3  Power of Attorney.


(1)Each of the Non-Competition Agreements is identical in all respects, except as described in the prospectus.
*Previously filed.

+Confidential treatment requested.

Schedules

Schedule II Valuation and Qualifying Accounts

Except for the financial statement schedule listed above, all other schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

  (1) To provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, RoweCom Inc., has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this third day of March 1999.

                                          ROWECOM INC.

                                                   /s/ Richard Rowe
                                          By: _________________________________
                                                       Richard Rowe
                                             Chairman of the Board, President
                                                and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

           /s/ Richard Rowe            Chairman of the Board of      March 3, 1999
______________________________________  Directors, President,
             Richard Rowe               Chief Executive Officer
                                        and Director (principal
                                        executive officer)

      /s/ Louis Hernandez, Jr.*        Executive Vice President      March 3, 1999
______________________________________  and Chief Financial
         Louis Hernandez, Jr.           Officer (principal
                                        financial and accounting
                                        officer)

          /s/ Stanley Fung*            Director                      March 3, 1999
______________________________________
             Stanley Fung

         /s/ Thomas Lemberg*           Director                      March 3, 1999
______________________________________
            Thomas Lemberg

          /s/ Jerome Rubin*            Director                      March 3, 1999
______________________________________
             Jerome Rubin

        /s/ Philippe Villers*          Director                      March 3, 1999
______________________________________
           Philippe Villers

          /s/ John Kennedy*            Director                      March 3, 1999
______________________________________
             John Kennedy


     /s/ Richard Rowe
*By: ____________________________
         Richard Rowe
       Attorney-in-Fact

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                Balance at          Charge to                 Balance at
                         beginning of year Costs and Expenses Deductions     End of Year
                         ----------------- ------------------ ----------     -----------
Year Ended December 31,
 1996:
Accounts receivable
 reserve................        $--                  --           --     (a)   $    --
Year Ended December 31,
 1997:
Accounts receivable
 reserve................        $--                  --           --     (a)   $    --
Year Ended December 31,
 1998:
Accounts receivable
 reserve................        $--              60,000           --     (a)   $60,000

--------
(a)Specific write-offs

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
 of RoweCom Inc.:

  Our audits of the consolidated financial statements referred to in our report dated January 15, 1999 (except for Notes 12 and 15 for which the date is February 8, 1999) of RoweCom Inc. also included an audit of the financial statement schedule listed in Item 16(a) herein. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

                                          PricewaterhouseCoopers LLP

Boston, Massachusetts
January 15, 1999

                                 EXHIBIT INDEX

Exhibits

     Exhibit
     Number  Description
     ------- -----------
       *1.1  Proposed Form of Underwriting Agreement.
        3.1  Form of Third Amended and Restated Certificate of Incorporation
             of the Registrant.
        3.2  Form of Amended and Restated By-Laws of the Registrant.
        4.1  Specimen Certificate for shares of the Registrant's Common
             Stock.
        5.1  Opinion of Bingham Dana LLP, counsel to the Registrant, regarding the legality of the shares of Common Stock.
       10.1  1997 Stock Incentive Plan of the Registrant
       10.2  1999 Non-Employee Director Stock Option Plan
       10.3  1999 Employee Stock Purchase Plan
       10.4  Amended and Restated 1998 Stock Incentive Plan
      *10.5  Lease of 725 Concord Ave., Cambridge, Massachusetts, dated as of
             August 30, 1996, between David E. Clem and David M. Roby,
             Trustees of Lyme Properties Realty Trust u/d/t dated September
             30, 1994 and the Registrant, as amended by First Addendum to
             Lease, dated August 20, 1997, among David E. Clem and David M
             Roby, Trustees of Lyme Properties Realty Trust u/d/t, Curtin
             Insurance Agency, Inc. and the Registrant.
      *10.6  Consent to Cross Assignment of Leases, dated August 1, 1998, between David E. Clem and David M. Roby, Trustees of Lyme
             Properties Realty Trust u/d/t dated September 30, 1994 and the
             Registrant.
      *10.7  Stock Purchase Agreement, dated May 4, 1998, between the
             Registrant, Rowe Communications Ltd. ("RoweCom Canada"), and the
             Purchasers named therein, relating to the sale by the Registrant of its Class B Convertible Preferred Stock.
      *10.8  Share Purchase Agreement, dated as of April 1, 1997, between the
             Registrant and the Purchasers named therein relating to the sale by the Registrant of shares of its Class A Convertible Preferred
             Stock.
      *10.9  Second Amended and Restated Stockholders' Agreement, dated as of
             December 11, 1998, by and among the Registrant and certain stockholders of the Registrant.
      *10.10 Stock Purchase Agreement, dated as of December 11, 1998, between the Registrant and the Purchasers named therein, relating to the sale by the Registrant of shares of Class C Preferred Stock.
      *10.11 Second Amended Registration Rights Agreement, dated as of
             December 11, 1998, by and among the Registrant, RoweCom Canada, and the Purchasers named therein.
      *10.12 Executive Employment Agreement, dated as of November 4, 1998 between the Registrant and Mr. Louis Hernandez.
      *10.13 Loan Agreement, dated June 19, 1998, between Imperial Bank and the Registrant, as amended by Amendment No. 1 to the Loan
             Agreement dated September 23, 1998 between the Registrant and
             Imperial Bank.
      *10.14 General Security Agreement, dated June 19, 1998, between
             Imperial Bank and the Registrant.
      *10.15 Form of Non-Competition Agreements by and between the Registrant and each of Richard Rowe, Ph.D., Louis Hernandez, Stephen
             Vozella, Walter Crosby, Steven Woit and Ronald Grigg.(/1/)
     +*10.16 Electronic Commerce Referral and Revenue Sharing Agreement,
             dated August 24, 1998, by and between Intelisys Electronic
             Commerce LLC and the Registrant.
     +*10.17 Marketing and Integration Agreement, dated as of August 20,
             1998, by and between barnesandnoble.com llc and the Registrant.

     Exhibit
     Number  Description
     ------- -----------
     +*10.18 Content and Co-Marketing Agreement, dated September 28, 1998 by and between the Registrant and NewSub Services, Inc.
     +*10.19 Content and Co-Marketing Agreement, dated October 23, 1998 between the Registrant and Publications Resource Group, Inc.
      *10.20 Stock Purchase Warrant between Philippe Villers and the
             Registrant.
      *10.21 Stock Purchase Warrant between Jerome Rubin and the Registrant.
      *10.22 Exchange Option Agreement, dated as of February 3, 1999, between the Registrant and Working Ventures.
      *21.1  Subsidiary of Registrant.
       23.1  Consent of PricewaterhouseCoopers LLP, independent accountants.
       23.2  Consent of Bingham Dana LLP, counsel to the Registrant (included in Exhibit 5.1).
      *27.1  Financial Data Schedule.
      *99.1  Consent of Veronis, Suhler & Associates Inc.
      *99.2  Consent of International Data Corporation.
      *99.3  Power of Attorney.

(1)Each of the Non-Competition Agreements is identical in all respects, except as described in the prospectus.
*Previously filed with the Securities and Exchange Commission.

+Confidential treatment requested.